   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1997

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        BOLDER TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                             3692                            84-1166231
  (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

                                 5181 WARD ROAD
                          WHEAT RIDGE, COLORADO 80033
                                 (303) 422-8200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               DANIEL S. LANKFORD
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        BOLDER TECHNOLOGIES CORPORATION
                                 5181 WARD ROAD
                          WHEAT RIDGE, COLORADO 80033
                                 (303) 422-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                                       Copies to:
                JAMES C. T. LINFIELD, ESQ.                                    STEPHEN A. RIDDICK, ESQ.
                  CARRIE L. SCHIFF, ESQ.                                       PIPER & MARBURY L.L.P.
                  KERRY J. HOUGHTON, ESQ.                                      36 SOUTH CHARLES STREET
                    COOLEY GODWARD LLP                                        BALTIMORE, MARYLAND 21201
             2595 CANYON BOULEVARD, SUITE 250                                      (410) 539-2530
               BOULDER, COLORADO 80302 6737
                      (303) 546-4000

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                             ---------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
         TITLE OF EACH CLASS                                        PROPOSED           PROPOSED MAXIMUM
            OF SECURITIES                  AMOUNT TO BE         MAXIMUM OFFERING          AGGREGATE              AMOUNT OF
          TO BE REGISTERED                REGISTERED(1)        PRICE PER SHARE(2)     OFFERING PRICE(2)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value........       2,990,000                $14.50              $43,355,000              $13,138
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Includes 390,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                                                           SUBJECT TO COMPLETION
                                                               FEBRUARY 13, 1997
                                2,600,000 SHARES

                           [BOLDER TECHNOLOGIES LOGO]

                                  COMMON STOCK
                               ------------------
     Of the 2,600,000 shares of Common Stock offered hereby, 2,000,000 are being sold by BOLDER Technologies Corporation ("Bolder" or the "Company") and 600,000 are being sold by certain stockholders (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Common Stock of the Company is quoted on the Nasdaq Stock Market (National Market) under the
symbol "BOLD." On February   , 1997, the last reported sale price of the Common
Stock was $
per share. See "Price Range of Common Stock."
                               ------------------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                          PRICE           UNDERWRITING          PROCEEDS           PROCEEDS TO
                                           TO             DISCOUNTS AND            TO                SELLING
                                         PUBLIC            COMMISSIONS         COMPANY(1)        STOCKHOLDERS(1)
------------------------------------------------------------------------------------------------------------------
Per Share.......................            $                   $                   $                   $
------------------------------------------------------------------------------------------------------------------
Total(2)........................            $                   $                   $                   $
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Before deducting expenses of the offering estimated at $375,000 payable by the Company on behalf of itself and the Selling Stockholders.

(2) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 390,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $          , $          ,
    $          , and $          respectively. See "Underwriting."

                               -----------------------
     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
  , 1997.

ALEX. BROWN & SONS                                         DAIN BOSWORTH
  INCORPORATED                                             INCORPORATED

                   THE DATE OF THIS PROSPECTUS IS             , 1997.

                                            [Photograph of a Bolder sub-C cell
                                            with caption "Thin Metal Film
                                            (TMF(TM)) batteries deliver higher
                                            sustained power than any
                                            commercially available battery
                                            technology."]

[Photograph of a 1-pound Bolder
battery beside a 35-pound
conventional truck engine battery
with caption "A prototype 1-pound
BOLDER battery can repeatedly start
a 3-liter truck engine normally
started by this 35-pound
conventional battery."]

                                            [Photographs of portable power tools
                                            from SKIL and portable emergency
                                            starting unit from BOOSTER PAC with
                                            caption "TMF batteries may provide
                                            significant advantages to makers of
                                            existing high power products such as
                                            these portable power tools from SKIL
                                            or this portable emergency starting
                                            unit from BOOSTER PAC."]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET (NATIONAL MARKET), IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET (NATIONAL MARKET) IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Except for the historical information contained herein, the discussion in this Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                  THE COMPANY

     BOLDER Technologies Corporation ("Bolder" or the "Company") is an energy technology company that is developing and commercializing advanced, high power, rechargeable battery systems based on its patented thin metal film ("TMF(TM)") technology. The Company's TMF battery uses proven lead acid electrochemistry in a proprietary configuration that has higher power density than any other commercially available battery system. The Company believes that the high power and other performance characteristics of TMF batteries offer a number of advantages over commercially available batteries in a broad range of current and future applications.

     The world market for rechargeable batteries was estimated to be between $14 and $16 billion in 1995. Demand for rechargeable batteries is being driven by the growing use of existing applications such as portable tools and appliances, standby power systems, automotive and small engine starting, electronics, and military and aerospace, as well as the development of new and emerging applications such as hybrid electric vehicles and very small batteries for engine starting. Past advances in battery technology have enabled new applications, and the Company believes that its breakthrough TMF technology will create opportunities for new battery-powered products.

     The Company believes that the combination of the following characteristics of its prototype TMF battery systems offers advantages over commercially available rechargeable batteries:

     High Power. TMF batteries deliver higher sustained power than any other commercially available battery technology.

     Cost Effective. TMF batteries use inexpensive raw materials and a straightforward manufacturing process.

     No Memory Effect. TMF batteries have no memory effect, a negative characteristic of nickel cadmium ("NiCd") batteries.

     Small Size. High power density allows smaller TMF batteries to do the same amount of work as larger conventional batteries in high rate applications.

     More Useful Work. TMF batteries can do more useful work between recharges in high rate applications than a conventional battery of similar size.

     Faster Recharge. TMF batteries can be recharged in less than five minutes with an appropriate charger.

     Stable Discharge Voltage. TMF batteries provide consistent voltage throughout their discharge cycle.

     Cool Operation. TMF batteries have low impedance and, therefore, generate little heat, even in high rate applications.

     Multiple Form Factors. TMF batteries may be manufactured in a number of form factors for a wide variety of applications.

     Easy to Recycle. TMF batteries can be recycled using the existing recycling process for lead acid batteries.

     Bolder's objective is to become a major supplier of innovative rechargeable batteries based on proven technologies. To date, more than 75 companies have tested the Company's prototype TMF batteries. Currently, many high power applications are served by NiCd and traditional lead acid batteries. The Company believes that its TMF batteries, when manufactured in commercial quantities, can substantially replace NiCd batteries in many of these high power applications and that its TMF batteries will become the battery of choice for certain applications currently powered by traditional lead acid batteries, particularly applications which require high power in a small package.

     An integral part of the Company's strategy is to work with original equipment manufacturer ("OEM") customers and strategic partners to develop market opportunities and leverage its resources. The Company has agreements with value-added distributors ("VADs") for marketing and distribution of the Company's products throughout North America and has a strategic relationship with Johnson Controls Battery Group, Inc. ("Johnson Controls"), one of the world's leading suppliers of automotive batteries.

     The Company has focused its initial product development efforts on its sub-C cell, which is competitive with a widely used NiCd form factor, and is currently engaged in product development efforts for new form factors such as a 1/16 inch thick prismatic, or flat, cell and the 5 Ah spiral wound cell. The Company has produced over 45,000 prototype TMF batteries in its semi-automated pilot production facility and is completing construction of a high volume production facility, in Golden, Colorado. This production facility has been designed to accommodate five high volume, fully-automated production lines and two research and development lines. The first of the fully-automated production lines is currently being tested and qualified and is expected to begin commercial production in 1997.

     Bolder Technologies Corporation was incorporated in Colorado in 1991 and reincorporated in Delaware in 1993. The Company's executive offices are located at 5181 Ward Road, Wheat Ridge, Colorado 80033, and its telephone number is
(303) 422-8200. "BOLDER" and "TMF" are trademarks of Bolder Technologies Corporation. This Prospectus contains trademarks of other companies.

                                 RECENT EVENTS

     Since its initial public offering in May 1996, the Company has achieved the following key accomplishments:

          Manufacturing Facility Under Construction. The Company began construction in September 1996 of its new 120,000 square foot build-to-suit leased manufacturing facility in Golden, Colorado. This facility has been designed to accommodate five high volume fully-automated production lines and two research and development lines for TMF batteries, as well as all other Company operations. The Company anticipates that the facility will be completed and the Company expects to move its operations into the facility in mid-1997.

          Fully-Automated Production Line in Testing and Qualification. The Company, in collaboration with Wright Industries, completed the design and fabrication of the Company's first fully-automated high volume production line in December 1996. Wright Industries and Bolder are currently testing and qualifying the production line in preparation for installation in the Company's new manufacturing facility. The Company expects to begin commercial production of sub-C cells using this line in 1997. The Company has ordered certain equipment for a second fully-automated production line which it intends to implement in 1998.

          Commercial Purchase Orders Received. As of January 1997, the Company had received purchase orders for over 50% of the Company's planned 1997 manufacturing capacity. The purchase orders are subject to a number of contingencies which must be satisfied by the Company in a timely manner, including completion of the manufacturing facility, successful implementation of the first fully-automated production line, completion of necessary work to manufacture commercial quantities of Bolder's sub-C cell, satisfaction of customers' product acceptance criteria and timely manufacture of the products.

          Expanded Strategic Relationships. As of February 1997, Bolder has entered into agreements with six VADs pursuant to which the VADs will market and distribute the Company's products throughout North America. The VADs will also provide value-added services for OEM battery customers such as cell testing, matching and pack assembly, assembly of battery packs into custom housing, and packaging with an appropriate charger.

          In February 1997, Bolder and Johnson Controls announced a new strategic partnership, which replaces the joint venture they established in June 1995 primarily to develop high volume manufacturing technology. Under the terms of the new strategic partnership, each party will separately implement TMF battery manufacturing facilities to best meet the unique requirements of the markets addressed by each.

          Increased Prototype Production and Shipments. The Company has produced more than 45,000 cells on its semi-automated pilot production line, of which an aggregate of approximately 4,500 cells have been shipped to 75 customers, primarily for evaluation and testing, with the remainder used for product and process development purposes.

          Continued Product Development. As part of the Company's ongoing product development program, the Company has produced prototype sub-C cells with significantly enhanced performance characteristics and has improved its process technology to increase its production yield performance. The Company believes that these technological advances have expanded its market opportunities. In addition, the Company has received research and development funding from both commercial and governmental sources for development of additional products, including a number of new form factors such as the prismatic, or flat, cell and the 5 Ah spiral wound cell.

          Expanded Technical Staff. The Company has added ten senior scientists and engineers to its product and process development teams, including personnel with expertise in electrochemistry, product engineering and automated process engineering.

                                  THE OFFERING

Common Stock offered by the Company.........................  2,000,000 shares
Common Stock offered by the Selling Stockholders............  600,000 shares
Common Stock to be outstanding after the offering...........  11,422,328 shares (1)
Use of proceeds.............................................  For construction of commercial manufacturing facilities and
                                                              associated capital expenditures,
                                                              research and development, working
                                                              capital and other general corporate
                                                              purposes. See "Use of Proceeds."
Nasdaq Stock Market (National Market) Symbol................  BOLD

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                             1992     1993      1994      1995       1996
                                                             -----   -------   -------   -------   ---------
STATEMENTS OF OPERATIONS DATA:
  Revenues.................................................. $  --   $    --   $    43   $   106   $     476
  Cost of revenues..........................................    --        --        21        50         172
                                                             -----   -------   -------   -------   ---------
                                                                --        --        22        56         304
                                                             -----   -------   -------   -------   ---------
  Operating expenses:
    Research and development................................   604     1,378     2,213     2,352       2,344
    Loss from operations of Joint Venture...................    --        --        --       164         669
    General and administrative..............................    18       671     1,124       772       1,870
    Selling and marketing...................................    --        --        --       164         326
                                                             -----   -------   -------   -------   ---------
        Total operating expenses............................   622     2,049     3,337     3,452       5,209
                                                             -----   -------   -------   -------   ---------
  Income (loss) from operations.............................  (622)   (2,049)   (3,315)   (3,396)     (4,905)
  Other income (expense):
    Interest income.........................................     2        55        31       127         799
    Interest expense........................................   (18)       (6)      (32)      (73)        (54)
                                                             -----   -------   -------   -------   ---------
  Net income (loss)......................................... $(638)  $(2,000)  $(3,316)  $(3,342)  $  (4,160)
                                                             =====   =======   =======   =======   =========
  Unaudited, pro forma net income (loss) per share(2).......                                       $   (0.48)
                                                                                                   =========
  Shares used in computing unaudited, pro forma net income
    (loss) per share(2).....................................                                       8,696,632
                                                                                                   =========

                                                                 DECEMBER 31, 1996
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(3)
                                                              -------   --------------
                                                                         (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and available-for-sale
    securities..............................................  $16,071          $42,956
  Working capital...........................................   12,403           39,288
  Total assets..............................................   27,146           54,031
  Notes and capital lease payable...........................      487              487
  Total stockholders' equity................................   23,071           49,956

---------------

(1) Excludes 900,916 shares of Common Stock issuable upon exercise of outstanding stock options at an average exercise price of $6.69 per share, 19,125 shares of Common Stock issuable upon exercise of warrants at an average exercise price of $4.35 per share, and 10,085 shares of Common Stock issuable under the Company's Employee Stock Purchase Plan at an average price of $8.93, all outstanding as of January 31, 1997. Warrants for the purchase of 6,039 shares of Common Stock will be exercised immediately prior to the closing of this offering.

(2) Calculated on the basis described in Note 2 of Notes to Financial
    Statements.

(3) Unaudited, as adjusted December 31, 1996 amounts reflect the sale of 2,000,000 shares of Common Stock by the Company as contemplated by this Prospectus at an assumed offering price of $14.50 per share, net of $2,115,000 of offering expenses and underwriting discounts and commissions, and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                          GLOSSARY OF TECHNICAL TERMS

Ampere or Amps    The basic unit of measurement of the flow of electrical
                  current. One ampere of current delivered for one hour is equal to one ampere hour (Ah).

Capacitor         A device which permits the storage of energy as a result of electric displacement when opposing surfaces of the device are oppositely charged.

Capacity The number of ampere hours that can be removed from a cell if discharged at a specified rate.

Cell Voltage      The voltage of a single cell of a battery system under open circuit conditions. In general, the higher the voltage of the cell, the fewer the number of cells required to power a particular application. The voltage of the cell is a function of the type of electrochemistry used in the battery system.

Current The flow of an electrical charge through a circuit such as a battery system, measured in amperes.

Cycle The discharge and subsequent or preceding charge of a battery system.

Cycle Life        The maximum number of times a battery system can be discharged at a given rate to a given depth and then recharged while maintaining a designated minimum percentage of its original charge capacity (usually 80% or 50%). The cycle life of a given battery system can vary widely depending on the duty cycle.

Discharge Profile The fluctuations of a battery system's voltage as it discharges (or is used), generally expressed as "flat" or "sloping." A flat discharge profile shows a minimal drop from the initial voltage over the course of the discharge. By contrast, a sloping discharge profile reflects the decay of voltage over the discharge cycle. A flat discharge cycle results in more consistent performance of the product being powered, and can reduce the cost of the product by reducing the need to compensate for voltage variations.

Duty Cycle        The sequence, timing and magnitude of discharges and charges that occur in a battery during normal use in an application.

Energy Density    The amount of energy the battery system can deliver, generally measured as watt hours per unit of weight or volume at a given discharge rate (expressed as watt hours per liter or watt hours per kilogram). The higher a battery system's energy density, the greater the amount of work at a given rate the battery system can deliver relative to its size and weight.
                  For example, a battery with a high energy density should be able to power a lap top computer for a longer period of time than a comparably sized battery with a lower energy density.

Form Factor       The physical configuration of a product. In batteries, the dimensions of the cells and the configuration and dimensions of a cell pack.

Hybrid Electric
  Vehicle (HEV)   A motor vehicle that uses a conventional internal combustion engine as its primary power source and a stored energy source, typically batteries, to provide supplemental power for acceleration and hill climbing.

Impedance         The internal opposition, or resistance, of a cell or battery to current flow.

Memory Effect     A phenomenon in which a battery, operated in successive cycles to the same, but less than full, depth of discharge experiences a loss of capacity.

Self Discharge Rate
                  The rate at which a charged battery loses capacity when it is not in use.

Service Life      The period, usually measured in time or cycles, over which a battery, under specified conditions, will maintain usable capacity.

Shelf Life        The period of time that a fully charged battery can be left unused and still be recharged to provide useable capacity.

Sub-C Cell        A common diameter for NiCd batteries defined as equal to
                  22.4mm or .88 inch.

Sustained Power
  Density The power available in a battery system to be delivered over a useable time period measured in watts per unit of weight or volume (expressed as watts per liter or watts per kilogram). The higher the battery system's sustained power density, the greater the amount of high rate work the battery system can deliver relative to its size and weight. For example, a battery with a high sustained power density should be able to drill more holes with a power drill than a comparably sized battery with a lower power density.

Voltage (v)       The basic unit of measurement of electrical potential or
                  force.

Watt (w) The basic unit of measurement of electrical power, calculated as voltage (in volts) times current (in amps).

Watt Hour (wh)    The basic unit of measurement of electrical energy, calculated as the power (in watts) delivered times the period (in hours) over which it is delivered.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

     Development Stage Company; History of Operating Losses. Bolder was founded in 1991 and has principally been engaged in research and development activities. The Company's revenues to date have been derived solely from license fees, federal Small Business Innovation Research ("SBIR") research and development agreements, customer-funded research and development agreements and limited sales of prototype batteries for evaluation purposes only. The Company has incurred operating losses since inception and as of December 31, 1996 had an accumulated development stage deficit of $13,650,374. The Company expects to incur significant losses in the future as it continues its product development efforts and seeks to establish its manufacturing, sales and marketing capabilities. There can be no assurance that the Company will achieve or sustain significant revenues or profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Early Stage of Manufacturing; Manufacturing Risks; Potential Capacity Constraints and Risks of Proposed Expansion. To date, the Company has not manufactured its TMF batteries on a commercial scale. The Company's TMF batteries are currently manufactured on its pilot manufacturing line, which is able to produce prototype cells in quantities sufficient to enable customer sampling and testing and product development. In 1997, the Company plans to open a new high volume manufacturing facility containing the Company's first fully-automated production line. The implementation of the new manufacturing facility, including the fabrication and installation of customized manufacturing equipment, will continue to require substantial engineering work and expenses and is subject to significant risks, including risks of cost overruns and significant delays. In addition, in order to rapidly scale up the Company's manufacturing capacity, Bolder will need to begin fabrication of its second automated production line before completing the first line. In automating its manufacturing processes, the Company will be dependent on Wright Industries, which has only limited experience in producing equipment for the manufacture of batteries. A key determinant of the Company's current and future production capacity and profitability is the production yield of its manufacturing process. Any failure by the Company to achieve acceptable yields of commercial quality batteries in commercial quantities, and thereby to reduce its unit manufacturing costs, could have a material adverse effect on the Company's business, results of operations and financial condition.

     The establishment of the Company's new manufacturing facility and the development and implementation of automated production lines will entail significant risks and will require a substantial investment of the Company's capital, including a significant portion of the net proceeds of this offering. As part of its manufacturing ramp up, the Company will need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in the Denver metropolitan area, the site of the Company's new manufacturing facility, is limited due to a relatively low unemployment rate. There can be no assurance that the Company will successfully develop improved processes, design required production equipment, enter into acceptable contracts for the fabrication of such equipment, obtain timely delivery of such equipment, implement multiple production lines or successfully operate the new facility. There can be no assurance that the Company will be able to successfully complete construction of its new manufacturing facility or automate its production on a timely basis or at all, or that such automation will result in greater manufacturing capacity or lower manufacturing costs than the Company's pilot production line. Failure to open its new manufacturing facility and commence volume manufacturing on a timely basis could damage customer relationships, cause lost opportunities and have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds" and "Business -- Manufacturing and Facilities."

     Development Stage Product. Bolder has produced prototype products that the Company believes have performance characteristics that are suitable for a broad market. However, additional development will be required to enable the Company to consistently produce battery systems with these characteristics. In addition, to achieve broad commercialization of its products, the Company will need to reduce manufacturing costs of its battery systems. There can be no assurance that the Company's TMF batteries can be manufactured in commercial quantities to the performance specifications demanded by customers. In addition, the Company's success will depend significantly on its ability to meet OEM customer requirements by developing and introducing on a timely basis new products and enhanced or modified versions of its existing products. OEMs often require unique configurations or custom designs for battery systems which must be developed and integrated in the OEM's product well before the product is launched by the OEM. Thus, there is often substantial lead time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery system to the OEM (referred to as the "design-in time"). If the Company is unable to design, develop and introduce products that meet OEMs' and other customers' exacting requirements on a timely basis, its business, results of operations and financial condition could be materially adversely affected. See "Business -- Technology and Products," "-- Manufacturing and Facilities" and "-- Research and Development."

     Uncertainty of Market Acceptance. To achieve market acceptance, the Company's TMF batteries must offer significant price and/or performance advantages over other current and potential alternative battery technologies in a broad range of applications. There can be no assurance that the Company's rechargeable TMF batteries will achieve or sustain any such advantages. Even if the Company's rechargeable TMF batteries provide meaningful price or performance advantages, there can be no assurance that they will achieve or maintain market acceptance in any potential market application. The success of the Company's products also will depend upon the level of market acceptance of OEMs' and other customers' end products which incorporate the Company's TMF batteries, over which the Company has no control. If the Company's rechargeable TMF batteries do not achieve and maintain significant price and/or performance advantages over other technologies and achieve significant and sustained market acceptance, or if customers' applications which incorporate the Company's products do not achieve lasting market acceptance, the Company's business, results of operations and financial condition could be materially adversely affected. See
"Business -- Strategy" and "-- TMF Market Applications."

     Rapid Evolution of Battery Technologies. The battery industry has experienced, and is expected to continue to experience, rapid technological change. There can be no assurance that the Company's products will be able to compete effectively in any of its targeted market segments. Various companies are seeking to enhance traditional battery technologies, such as lead acid and NiCd, and other companies have recently introduced or are developing rechargeable batteries based on nickel metal hydride ("NiMH"), lithium and other emerging and potential technologies. There can be no assurance that competing technologies that outperform the Company's batteries will not be developed and successfully introduced. See "Business -- Other Battery Technologies" and
"-- Competition."

     Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial funds to establish and operate commercial manufacturing facilities, to market its products and to conduct the necessary research and development and testing of its products. The Company may have to obtain additional funding through other financing; however, it expects that the net proceeds of this offering, together with existing sources of liquidity and projected cash generated from operations, will be sufficient to fund its activities for approximately the next 24 months. There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If additional funds are raised by issuing equity securities, stockholders will incur dilution. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or otherwise curtail or discontinue the development, manufacture or sale of its TMF battery systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Strategic Relationships. The Company expects to rely on a limited number of strategic relationships to accelerate the commercialization of the Company's products by assisting in the design and development of products for certain applications, as well as to providing manufacturing and marketing expertise. The Company currently has strategic relationships with Johnson Controls and six VADs located throughout North America. There can be no assurance that the Company will be able to enter into any other such partnerships. Even if the Company successfully initiates strategic partnerships, there can be no assurance that the partnerships will achieve their goals. The success of any strategic partnership is dependent upon the general business condition of the partner, its commitment to the strategic partnership, the skills and experience of its employees responsible for the strategic partnership and the partner's timely and satisfactory performance of its obligations under the partnership. To the extent the Company enters into strategic partnerships, the terms of the partnerships may require the Company and its partners to share revenues and/or expenses from certain activities or for the Company to grant to its partners licenses to manufacture, market and/or sell products based upon its TMF technology, which could adversely affect the Company's profitability. See "Business -- Strategy" and "-- Strategic Relationships."

     Competition. Competition in the battery industry is, and is expected to remain, intense. The competitors range from development stage companies to major domestic and international companies. Many of these companies have financial, technical, marketing, sales, manufacturing, distribution, and other resources significantly greater than those of the Company. In addition, many of these companies have name recognition, established positions in the market, and long standing relationships with OEMs and other customers. While there is significant development work being done by these competitors on various battery systems (including electrochemistries such as NiCd, NiMH and lithium), the Company believes that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. The Company is aware that Electrosource, Inc. is developing and marketing a lead acid battery which has higher power density than traditional lead acid batteries. There can be no assurance that one or more new, higher power battery technologies will not be introduced which could be directly competitive with or be superior to the Company's TMF technology.

     The Company believes that its primary competitors are existing suppliers of NiCd and lead acid batteries. In applications such as portable tools and appliances, and certain electronic and medical products, the Company's primary competitors will be suppliers of NiCd batteries, including SANYO Energy (USA) Corporation ("SANYO"), Panasonic Industrial Company, a division of Matsushita Electric Corporation of America ("Panasonic"), Energizer Power Systems, a division of Eveready Battery Company ("Energizer") and SAFT America, Inc. ("SAFT"). All of these companies are very large and have substantial resources and market presence. The Company expects that it will compete against NiCd batteries in the targeted application segments on the basis of performance, cost and ease of recycling. There can be no assurance that the Company will be able to compete successfully against manufacturers of NiCd batteries in any of the targeted applications.

     In applications such as car starting, standby power, very small batteries for engine starting, and a few medical and electronics applications, the Company expects that its primary competition will be from lead acid batteries. The primary suppliers of small lead acid batteries used in non-automotive applications are Yuasa Exide, Inc. ("Yuasa"), Exide Corporation, Matsushita Electric Corporation of America ("Matsushita"), Hawker Energy Products, Inc. ("Hawker"), CSB Battery of America Corp., and GS Battery USA, Inc., a division of Japan Storage Battery Co., Limited ("GS Battery"). The primary suppliers of automotive batteries are Johnson Controls, Inc., Exide Corporation, GNB Inc. and Delphi Energy & Engine Management Systems (formerly Delco) -- a Division of General Motors Corporation ("Delphi"). All of these companies are very large and have substantial resources and market presence. The Company expects that it will compete with lead acid batteries on the basis of performance in the targeted application segments. In addition, under the terms of its new strategic partnership with Johnson Controls, the Company has granted Johnson Controls certain license rights which will allow Johnson Controls to compete with the Company in the lawn and garden, motorcycle starting, HEV and standby power markets. There can be no assurance that the Company will be able to compete successfully against manufacturers of traditional lead acid batteries in any of the targeted applications or to compete successfully with Johnson Controls in the markets where Johnson Controls has a royalty-bearing license from the Company. See "Business -- Other Battery Technologies" and
"-- Competition."

     Management of Growth. The Company's transition from a development stage company to a high volume manufacturing company could place a significant strain on the Company's resources. If the Company's products achieve market acceptance, it will need to increase the number of its employees and enhance its operating systems and practices. There can be no assurance that the Company will be able to successfully manage its transition to being a high volume manufacturing company, including the expansion of its operations and marketing of its products, and its failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Marketing and Sales," "-- Employees" and "Management."

     Purchase Orders Subject to Numerous Contingencies and Uncertainties. Although the Company has received purchase orders for over 50% of its planned 1997 production capacity, the purchase orders are subject to a number of contingencies which must be satisfied by the Company in a timely manner. These contingencies include the Company's completion of its new manufacturing facility, successful implementation of the first fully-automated production line, completion of necessary work to manufacture commercial quantities of the Company's sub-C cell, and satisfaction of customers' product acceptance criteria. There can be no assurance that the Company will be able to satisfy all of these contingencies in a timely manner, or at all. In addition, certain of the Company's purchase orders are subject to cancellation or rescheduling by the customer. Accordingly, there can be no assurance that any of the cells covered by outstanding purchase orders will actually be shipped. If the Company does not satisfy the purchase order contingencies in a timely manner, or if the purchase orders are otherwise canceled or rescheduled, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business -- Marketing and Sales."

     Dependence on Value-Added Distributor Network. A substantial portion of the Company's outstanding purchase orders have been placed by VADs, and the Company intends to continue to channel a significant portion of its sales through VADs in the future. The Company currently has a VAD network of six distributors throughout North America. The Company's VAD agreements have an initial term ranging from approximately ten months to one year and are automatically renewable for additional two-year terms. The VAD agreements are subject to standard termination provisions and do not require minimum purchase commitments. VADs may sell competitive products. Although the Company has established multiple sources for VAD services for its products, any disruption of operations at any of the Company's value-added distributors could materially adversely affect the Company's business, results of operations and financial condition. See "Business -- Marketing and Sales."

     Customer Concentration. The purchase orders that the Company has received to date have come primarily from a limited number of large customers. If any of these customers were to cancel or reschedule its orders, the Company's business, results of operations and financial condition could be materially adversely affected. The timing of orders from large customers, and shipments against those orders, can also result in significant quarter to quarter variations in the Company's revenues and profit. In addition, there can be no assurance that the Company will continue to secure the business of a significant number of new customers or that demand for the Company's products will be sufficient to ensure a broad customer base and sustainable source of revenue. The occurrence of any of these events could have a material adverse effect on the Company's business, results of operations and financial condition.

     Fluctuations in Quarterly Results. The Company's quarterly operating results can be expected to fluctuate in the future. These fluctuations may be caused by many factors, including, among others: the size and timing of individual purchase orders; the long sales cycle in the OEM markets for the Company's products; market acceptance of new products; completion of the Company's new manufacturing facility; the time required to successfully commence commercial manufacturing using the Company's new fully-automated production line; implementation of additional automated production lines; manufacturing yields and efficiency; changes in the Company's operating expenses; the mix of sales to OEMs and VADs; product development programs; and general industry and economic conditions. As a result of these and other factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is possible that the Company's future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which would likely have an adverse effect on the market price of the Company's Common Stock. In addition, there can be no assurance that the Company will achieve or sustain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Suppliers. The Company is dependent on sole or limited source suppliers for certain key raw materials used in its products, particularly thin lead foil and lead oxide. The Company generally purchases sole or limited source raw materials pursuant to purchase orders placed from time to time and has no long term contracts or other guaranteed supply arrangements with its sole or limited source suppliers. There can be no assurance that the Company's suppliers will be able to meet the Company's requirements relative to specifications and volumes for key raw materials or that the Company will be able to locate alternative sources of supply. There can be no assurance that the Company will be able to purchase raw materials at an acceptable cost. In addition, the raw materials which the Company utilizes must be of a very high quality. The Company at times in the past has experienced delays in product development due to the delivery of nonconforming raw materials from its suppliers. See
"Business -- Manufacturing and Facilities."

     Patents and Proprietary Rights. The Company's ability to compete effectively will depend in part on its ability to maintain the proprietary nature of its technology and manufacturing processes through a combination of patent and trade secret protection, and non disclosure agreements. The Company holds four issued United States patents which expire beginning in 2009 and ending in 2011. In addition, the Company has four United States and ten foreign patents pending. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. There can be no assurance that the Company's pending patent applications will result in issued patents or that any of its issued patents will afford meaningful protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issued United States patents will issue. Furthermore, if these patent applications issue, some foreign countries provide significantly less patent protection than the United States.

     The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that patent applications filed by the Company will result in patents being issued or that its patents, and any patents that may be issued to it in the future, will afford protection against competitors with similar technology. In addition, no assurances can be given that patents issued to the Company will not be infringed upon or designed around by others or that others will not obtain patents that the Company would need to license or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies to obtain licenses. If the Company is found to be infringing third party patents, there can be no assurance that any necessary licenses would be available on reasonable terms, if at all.

     The Company could incur substantial costs in defending itself, its licensees, distributors or customers in litigation brought by others or prosecuting infringement claims against third parties. If the outcome of any such litigation were unfavorable to the Company, the Company's business, financial condition and results of operations could be materially adversely affected. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or comparable proceedings in foreign patent offices, which could result in substantial cost to the Company and may result in an adverse decision as to the priority of the Company's inventions.

     In addition to patent protection, the Company relies on the law of unfair competition and trade secrets to protect its proprietary rights. The Company considers several elements of the TMF manufacturing process to be trade secrets. The Company attempts to protect its trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with employees and consultants and other security measures. However, third parties may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Company's trade secrets or disclose such technology, which could have a materially adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company's efforts to vigorously protect its rights will be successful. See "Business -- Patents, Trade Secrets and Trademarks."

     Dependence on Key Employees; Need to Attract and Retain Employees. The Company is highly dependent on its corporate officers and other principal members of its management staff, the loss of any of whose services might significantly delay or prevent the achievement of critical development, manufacturing, marketing or other business objectives. In addition, the Company relies on consultants and advisors to assist the Company in formulating its research and development strategy. The Company has key person life insurance on its Chief Executive Officer, Daniel S. Lankford, and its Senior Vice President, Operations, Sandra D. Schreiber. The Company has employment contracts with Mr. Lankford and Joseph F. Fojtasek, its Chief Financial Officer. Retaining and attracting qualified personnel is critical to the Company's success. In order to continue to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, manufacturing and marketing. These requirements are also expected to demand the addition of management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so could have a material adverse effect on the Company, including its ability to conclude collaborations with additional corporate partners. See "Business -- Employees," "Management" and "Certain Transactions."

     Environmental and Safety Risks. The Company's operations involve the storage, use and disposal of a number of toxic and hazardous materials, including lead, lead oxide, sulfuric acid, solvents and adhesives. As a result, the Company is required to maintain its research and manufacturing operations in compliance with United States federal, state, and local standards that govern the storage, use, and disposal of various chemicals used in and waste materials produced by the manufacture of its TMF batteries. The Company's pilot manufacturing facility includes, and its new manufacturing facility will include, an enclosed area specifically designed for the mixing of lead oxide paste, the pasting of the lead foil and the winding of the cells. Employees operating in these areas are instructed in the use of safety equipment such as gloves, protective clothing, and respirators and are required under Occupational Safety and Health Administration ("OSHA") guidelines to submit to blood monitoring tests on a periodic basis. The supervision and analysis of these tests are undertaken by an outside, independent agency and the results thereof are communicated to the Company's employees. The Company's activities are also subject to federal, state and local environmental and safety laws and regulations, including but not limited to the Comprehen-sive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as amended including the regulations issued and laws enforced by the Colorado Labor and Employment Department, the U.S. Department of Transportation, the U.S. Department of Commerce, the U.S. Environmental Protection Agency and by state and county health and safety agencies. There can be no assurance that the Company will be able to operate in conformity with such laws and regulations in the future, or that changes in such regulations will not require the Company to incur substantial capital or operating costs to achieve or maintain compliance. Any failure by the Company to adequately control the discharge of its hazardous materials and wastes could also subject it to future liabilities, which could be significant.

     Lead acid batteries, including the Company's TMF battery, may develop significant internal pressures during severe overcharge conditions due to the release of gases as a byproduct of the chemical reaction occurring in the cell. In order to prevent potential pressure build up, the Company's batteries incorporate a Bunsen pressure relief valve which, under normal overcharge conditions, will allow the venting of small amounts of gases, primarily hydrogen and oxygen. If the batteries are subjected to abusive overcharge or overdischarge conditions, larger amounts of these gases may be vented, which, when mixed with air, can cause explosions. In addition, under such conditions, toxic gases and/or sulfuric acid spray may be released. Sulfuric acid can cause burns. While the Company maintains product liability insurance in amounts which it believes are reasonable given the associated risks, there is no assurance that such insurance will be adequate to cover any potential liability relating to one or more claims of product liability, or that such insurance will be available at an acceptable cost in the future. See "Business -- Safety and Environmental Issues."

     Control by Existing Stockholders. Upon completion of this offering, the Company's officers, directors and their affiliates as a group will beneficially own approximately 23.1% of the Company's outstanding Common Stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. See "Management" and "Principal and Selling Stockholders."

     Effect of Anti-takeover Provisions. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. Furthermore, the Company's classified Board of Directors and certain other provisions of the Company's Certificate of Incorporation may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Management -- Classified Board of Directors" and "Description of Capital Stock."

     Volatility of Stock Price; No Dividends. The market price of the shares of Common Stock, has been and is likely to be highly volatile. Factors such as the fluctuation in the Company's operating results, announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, developments in the Company's relationships with current or future collaborative partners, and general market conditions may have a significant effect on the market price of the Common Stock. The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

     Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of the Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. 5,015,748 of the 11,422,328 shares of Common Stock outstanding upon completion of this offering (including the 2,600,000 shares of Common Stock offered hereby) will be freely tradeable unless acquired by affiliates of the Company. The remaining shares of Common Stock are "restricted securities" (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). As of the date of
this Prospectus, approximately           Restricted Shares are eligible for sale
without limitation in the public market pursuant to Rule 144(k) under the
Securities Act, and approximately           Restricted Shares are eligible for
sale, subject to certain limitations, in the public market pursuant to Rule 144 and Rule 701 under the Securities Act. The officers, directors and certain
stockholders of the Company, who together hold approximately           of the
Restricted Shares, have agreed not to sell their shares without the consent of Alex. Brown & Sons Incorporated for a period of 120 days from the date of this Prospectus. Holders of approximately 5,134,091 shares of the Company's Common Stock and 13,086 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock are entitled to certain rights with respect to registration of such shares for offer or sale to the public. See "Shares Eligible for Future Sale" and "Description of Capital Stock -- Registration Rights."

     Dilution. The public offering price will be substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial dilution of $10.14 per share at an assumed offering price of $14.50 per share.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be $26,885,000 ($30,974,000 if the Underwriters' over-allotment option is exercised in full) at an assumed offering price of $14.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of the 600,000 shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

     Of the net proceeds of this offering to the Company, approximately $19.0 million will be used over the next 24 months for construction of additional high volume fully-automated production lines and associated capital expenditures, and approximately $8.0 million will be used for product development, working capital and other general corporate purposes. The Company will seek debt financing to offset a portion of the costs of the construction of the additional production lines, and to the extent the Company is successful in obtaining such debt financing, a corresponding portion of the offering proceeds would be available for other purposes. The amounts actually expended for each use may vary significantly depending upon a number of factors, including: the timing and cost of constructing and implementing high volume, fully-automated production lines; research and development costs, including the timing and amount of product development funding received from commercial and governmental sources, if any; the amount of cash used by the Company's operations; the progress of the Company's product development efforts; technological advances; and the availability of debt financing.

     The Company has no present plans, commitments or understandings with respect to opportunities for technical and/or business acquisitions, but may take advantage of such opportunities, if any, that may arise in the future. The Company intends to invest the net proceeds from this offering in short term, investment grade, interest bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends and currently intends to retain any future earnings to finance the growth and development of its business. Any future payment of dividends will depend upon the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock (Nasdaq Stock Market (National Market) symbol "BOLD") began trading publicly in the over-the-counter market on the National Market effective May 1, 1996. Prior to that date, there was no public market for the Common Stock. The following table presents quarterly information on the price range of the Common Stock. This information indicates the high and low sale prices per share reported by the Nasdaq Stock Market (National Market).

                                                               HIGH       LOW
                                                              -------    ------
1996
Second Quarter (from May 1).................................  $15.375    $10.50
Third Quarter...............................................  $ 14.38    $10.75
Fourth Quarter..............................................  $ 17.13    $13.13
1997
First Quarter (through February 12).........................  $ 16.63    $14.50

     As of January 31, 1997 there were approximately 96 holders of record of the Common Stock. On February 12, 1997, the last sale price reported on the Nasdaq Stock Market for the Common Stock was $14.50 per share.

                                    DILUTION

     The net tangible book value of the Company as of December 31, 1996 was approximately $22.9 million, or approximately $2.44 per share of Common Stock. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by 9,414,289 shares of Common Stock outstanding.

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of the 2,600,000 shares of Common Stock in the offering made hereunder and the pro forma net tangible book value per share of Common Stock immediately after this offering. After giving effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $14.50 per share (after deduction of underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of December 31, 1996 would have been approximately $49.8 million, or $4.36 per share. This represents an immediate increase in pro forma net tangible book value of $1.92 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $10.14 per share to purchasers of Common Stock in this offering. If the Underwriters' over-allotment option is exercised in full, the adjusted net tangible book value per share would be $4.60, resulting in immediate dilution in net tangible book value to new investors of $9.90 per share.

Offering price per share....................................          $14.50
                                                                      ------
  Net tangible book value per share before offering.........  $2.44
  Increase per share attributable to new investors..........   1.92
                                                              -----
Pro forma net tangible book value per share after
  offering..................................................            4.36
                                                                      ------
Net tangible book value dilution per share to new
  investors.................................................          $10.14
                                                                      ======

     The following table summarizes on a pro forma basis as of December 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share by the existing stockholders and by the investors purchasing shares of Common Stock in the offering (before deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company) and does not reflect the sales of Common Stock by the Selling Stockholders.

                                        SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                      --------------------   ---------------------     PRICE
                                        NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                      ----------   -------   -----------   -------   ---------
Existing stockholders...............   9,414,289     82.5%   $39,007,212     57.4%    $ 4.14
New Investors.......................   2,000,000     17.5%    29,000,000     42.6%    $14.50
                                      ----------    -----    -----------    -----
          Total.....................  11,414,289    100.0%   $68,007,212    100.0%
                                      ==========    =====    ===========    =====

     The foregoing tables and calculations exclude 887,750 shares of Common Stock issuable upon exercise of outstanding stock options at December 31, 1996, at an average exercise price of $6.07 per share, 19,125 shares of Common Stock issuable upon exercise of warrants outstanding as of December 31, 1996, at an average exercise price of $4.35 per share, and 10,085 shares issuable under the Company's Employee Stock Purchase Plan at December 31, 1996, at an average price of $8.93. To the extent that such options and warrants are exercised in the future, there will be further dilution to new investors. See "Management -- 1996 Equity Incentive Plan."

                                 CAPITALIZATION

     The following table sets forth at December 31, 1996 (i) the actual capitalization of the Company excluding the current portion of long-term debt and a capitalized lease obligation, and (ii) the capitalization of the Company as adjusted to give effect to the sale of the 2,000,000 shares of Common Stock being offered by the Company hereby, at an assumed offering price of $14.50 per share and after deducting underwriting discounts and commissions and other estimated offering expenses and the application of the proceeds therefrom;

                                                                  DECEMBER 31, 1996
                                                              -------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    ------------
                                                                           (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
Current portion of notes and capital lease payable..........   $    273      $    273
                                                               ========      ========
Long-term notes and capital lease payable, non current
  portion...................................................   $    214      $    214
                                                               --------      --------
Stockholders' equity (1):
  Preferred Stock, $.001 par value; 5,000,000 shares
     authorized and no shares outstanding...................         --            --
  Common stock, $.001 par value; 25,000,000 shares
     authorized actual and as adjusted; 9,447,622
     outstanding actual, and 11,447,622 shares outstanding
     as adjusted............................................          9            11
  Treasury stock, $.001 par, 33,333 shares outstanding
     actual and as adjusted.................................        (50)          (50)
  Additional paid-in capital................................     36,762        63,645
  Accumulated deficit.......................................    (13,650)      (13,650)
                                                               --------      --------
     Total stockholders' equity.............................   $ 23,071      $ 49,956
                                                               --------      --------
       Total capitalization.................................   $ 23,285      $ 50,170
                                                               ========      ========

---------------

(1) Excludes 1,080,813 shares of Common Stock reserved for issuance under the Equity Incentive Plan, under which options to purchase 887,750 shares were outstanding as of December 31, 1996, and 10,085 shares of Common Stock purchased by employees under the Company's Employee Stock Purchase Plan after December 31, 1996. Also excludes 19,125 shares of Common Stock issuable upon exercise of warrants outstanding as of December 31, 1996. See "Management -- 1996 Equity Incentive Plan" and "-- Employee Stock Purchase Plan."

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statements of operations for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, and balance sheets as of December 31, 1992, 1993, 1994, 1995 and 1996 are derived from audited financial statements of the Company. Such financial statements were audited by Arthur Andersen LLP, independent public accountants, whose report with respect to the years ended December 31, 1994, 1995, and 1996 and as of December 31, 1995 and 1996 appears elsewhere herein. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes related thereto included elsewhere in this Prospectus.

                                                                      YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------------
                                                    1992          1993          1994          1995          1996
                                                ------------   -----------   -----------   -----------   -----------
STATEMENTS OF OPERATIONS DATA:
  Revenues....................................   $      --     $        --   $    42,712   $   105,673   $   475,904
  Cost of revenues............................          --              --        20,954        49,647       171,486
                                                 ---------     -----------   -----------   -----------   -----------
                                                        --              --        21,758        56,026       304,418
                                                 ---------     -----------   -----------   -----------   -----------
  Operating expenses:
    Research and development..................     603,666       1,377,999     2,212,977     2,351,825     2,343,436
    Loss from operations of Joint Venture.....          --              --            --       164,136       669,025
    General and administrative................      17,652         671,110     1,124,101       772,191     1,870,256
    Selling and marketing.....................          --              --            --       163,771       326,360
                                                 ---------     -----------   -----------   -----------   -----------
      Total operating expenses................     621,318       2,049,109     3,337,078     3,451,923     5,209,077
                                                 ---------     -----------   -----------   -----------   -----------
  Income (loss) from operations...............    (621,318)     (2,049,109)   (3,315,320)   (3,395,897)   (4,904,659)
  Other income (expense):
    Interest income...........................       2,041          54,824        31,188       126,546       798,846
    Interest expense..........................     (18,456)         (5,546)      (32,092)      (72,633)      (54,277)
                                                 ---------     -----------   -----------   -----------   -----------
  Net income (loss)...........................   $(637,733)    $(1,999,831)  $(3,316,224)  $(3,341,984)  $(4,160,090)
                                                 =========     ===========   ===========   ===========   ===========
  Unaudited, pro forma net income (loss) per
    share(1)..................................                                                           $     (0.48)
                                                                                                         ===========
  Shares used in computing unaudited, pro
    forma net income (loss) per share(1)......                                                             8,696,632
                                                                                                         ===========

                                                                              DECEMBER 31,
                                                    -----------------------------------------------------------------
                                                      1992         1993          1994          1995          1996
                                                    ---------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA:
  Cash, cash equivalents and available-for-sale
    securities....................................  $ 344,900   $ 1,146,038   $   881,609   $ 2,799,697   $16,070,677
  Working capital (deficiency)....................   (419,135)    1,002,473       568,959     2,532,911    12,403,356
  Total assets....................................    485,631     1,735,987     2,308,606     4,748,347    27,146,116
  Notes and capital leases payable................    700,000            --       288,495       558,687       486,537
  Mandatorily Redeemable Preferred Stock(2).......    530,000     4,391,004     7,893,800    13,433,482            --
  Total stockholders' equity (deficit)............   (808,404)   (2,830,949)   (6,134,888)   (9,538,565)   23,070,901

---------------

(1) See Note 2 of Notes to Financial Statements for information concerning the computation of net loss per share.

(2) Each share of the Company's Mandatorily Redeemable Preferred Stock automatically converted into one share of the Common Stock on May 6, 1996 upon the closing of the Company's initial public offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors" and "Business" as well as those discussed in this section and elsewhere in this Prospectus. The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this document.

GENERAL

     Since its inception in March 1991, Bolder Technologies Corporation (the "Company") has been a development stage company, principally engaged in the research and development of its Thin Metal Film ("TMF(TM)") battery technology, and has devoted significant resources to the development of its technology and processes to manufacture its TMF batteries. To date, the Company has produced more than 45,000 prototype TMF batteries. An aggregate of approximately 4,500 cells have been shipped to a total of 75 customers, primarily for evaluation. The Company is currently building commercial production facilities for the manufacture of its TMF batteries, but has not yet manufactured cells in commercially viable quantities. The Company expects to generate revenues primarily from the sale of its TMF batteries.

     In June 1995, the Company and Johnson Controls Battery Group, Inc. ("Johnson Controls") established a joint venture ("Joint Venture") to develop high volume manufacturing technology for TMF batteries, to manufacture TMF batteries for sale by both partners and to pursue HEV battery development opportunities for TMF batteries. In January 1997, having substantially completed its primary objective of developing the high volume manufacturing technology, the Company and Johnson Controls announced a new strategic partnership which replaced the Joint Venture effective as of July 1996. Under the terms of the new agreement, each party will separately implement TMF battery manufacturing facilities to best meet the unique requirements of the markets addressed by each.

     In connection with the new agreement, Bolder received a cash payment from Johnson Controls. Bolder also received ownership of all of the tangible net assets of the Joint Venture. In return, Bolder agreed to exchange certain technical information with Johnson Controls and granted Johnson Controls royalty-bearing licenses to allow Johnson Controls to sell TMF batteries in specified markets. See "Business -- Strategic Relationships."

     The Company believes that its results of operations to date may not be indicative of results in future periods. Future operating results may be affected by a wide range of factors and may fluctuate significantly from period to period. See "Risk Factors."

RESULTS OF OPERATIONS

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     During 1996, the Company received revenues from a customer-funded development program, from the sale of batteries for testing and evaluation by customers, and from an SBIR research and development agreement. Total revenues increased to $475,904 in 1996 from $105,673 in 1995, primarily from a customer-funded product development program. Product sales in 1996 and 1995 were nominal and are expected to remain at nominal levels until the beginning of high-volume production in 1997.

     Cost of revenues increased to $171,486 in 1996 from $49,647 in 1995. The increase was a result of increased costs directly related to commercial and government funded product development programs.

     Research and development expenses decreased to $2,343,436 in 1996 from $2,351,825 in 1995, primarily due to increased levels of research and development activity performed by the Joint Venture which are reflected in Loss from Operations of Joint Venture. The Loss from Operations of Joint Venture increased to $669,025 in 1996 from $164,136 in 1995, reflecting the Company's 50% share of the Joint Venture's research and development and operating expenditures.

     Substantially all of the Joint Venture's research and development and general and administrative expenses represent charges from the Company and Johnson Controls for services provided to the Joint Venture. For the years ended December 31, 1996 and 1995, the Company charged $900,000 and $215,000, respectively, of such costs to the Joint Venture. Of the 1996 amounts, approximately $720,000 represent research and development charges and $180,000 represent general and administrative charges. Had research and development performed by the Joint Venture been performed solely by the Company, research and development for 1996 and 1995 would have been approximately $3,063,000 and $2,567,000, respectively.

     General and administrative expenses increased to $1,870,256 in 1996 from $772,191 in 1995. The increase was due to recruiting and relocation expenses for additional technical staffing to support research and development and Joint Venture activities, additional administrative staffing and added expenses for insurance and investor relations associated with becoming a public company.

     Selling and marketing expenses increased to $326,360 in 1996 from $163,771 in 1995. The increase was primarily due to increased marketing and business development activities related to the Company efforts to obtain purchase orders for delivery of product upon completion in 1997 of the Company's first high-volume production line.

     Interest income increased to $798,846 in 1996 from $126,546 in 1995. The increase resulted primarily from investment of the net proceeds from the Company's initial public offering and from the exercise of warrants by stockholders in April 1996.

     Interest expense decreased to $54,277 in 1996 from $72,633 in 1995. The decrease resulted primarily from the absence of debt service in 1996 on convertible promissory notes issued to certain stockholders in March 1995 which were converted into Common Stock in May 1995.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     During 1995, the Company received revenues from the sale of batteries for testing and evaluation by customers and from an SBIR research and development agreement. Total revenues in 1995 increased to $105,673 from $42,712 in 1994. This improvement was primarily due to higher 1995 revenues from completion of an SBIR research and development agreement that begin in 1994 and from sales of two experimental battery packs for HEV research to Chrysler Corporation.

     Cost of revenues increased to $49,647 in 1995 from $20,954 in 1994, primarily due to the cost of the HEV battery packs sold in 1995.

     Research and development costs increased to $2,351,825 in 1995 from $2,212,977 in 1994, primarily as a result of the Company's continued efforts to commercialize its sub-C cell and develop its manufacturing process. General and administrative expenses decreased to $772,191 in 1995 from $1,124,101 in 1994, primarily due to lower expenses in 1995 for recruitment and relocation of employees. Selling and marketing expenses were $163,771 in 1995, primarily consisting of costs associated with business development activities. In addition to the above expenses, the Company transferred $215,900 of research and development and general and administrative costs to the Joint Venture during 1995. See Note 6 of the Notes to Financial Statements.

     Interest income increased to $126,546 in 1995 from $31,188 in 1994, primarily as a result of income generated from the investment of the proceeds from the Company's issuance of Series D and Series E Preferred Stock in April and June 1995, respectively.

     Interest expense increased to $72,633 in 1995 from $32,092 in 1994, primarily due to debt service on loans obtained in 1995 that were secured by a portion of the Company's fixed assets.

     The Company reported a loss from the operations of the Joint Venture of $164,136 in 1995, representing the Company's 50% share of the TMF battery manufacturing development program of the Joint Venture.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Total revenues in 1994 were $42,712, primarily consisting of revenues from an SBIR research and development agreement which began in 1994. The Company had no revenues in 1993.

     Cost of revenues in 1994 were $20,954, consisting primarily of third party direct costs related to an SBIR research and development agreement. The Company had no cost of revenues in 1993.

     Research and development costs increased to $2,212,977 in 1994 from $1,377,999 in 1993, primarily due to the Company's accelerating efforts to develop its technology. General and administrative expenses increased to $1,124,101 in 1994 from $671,110 in 1993, representing an increase in administrative staffing and related expenses needed to support the growing research and development activities. The Company had insignificant selling and marketing expenses in 1994 and no selling and marketing expenses in 1993.

     Interest income decreased to $31,188 in 1994 from $54,824 in 1993, mainly due to lower cash balances and lower interest rates in 1994.

     Interest expense increased to $32,092 in 1994 from $5,546 in 1993, primarily due to debt service on loans obtained in 1994. The Company had no interest-bearing debt in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     From its inception through December 31, 1996, the Company has financed its operations and met its capital requirements primarily through private and public offerings of its equity securities, raising net proceeds of $36.7 million from sales of these securities. At December 31, 1996, the Company's balances of cash, cash equivalents, and available-for-sale securities totaled $16.1 million, compared to $2.8 million at December 31, 1995. In May 1996, the Company received approximately $20.9 million in net proceeds from the sale of 2.2 million shares of Common Stock. In April 1996, several stockholders exercised warrants issuable for an aggregate of 620,462 shares of Common Stock. The net proceeds to the Company from exercise of the warrants was approximately $2.2 million.

     As of December 31, 1996, the Company had made progress payments of $6.8 million to fund the construction of its first high-volume production line and had a liability for additional progress payments of $2.0 million for amounts incurred in 1996. In addition to amounts paid or incurred in 1996, the Company expects to incur approximately $850,000 of additional costs related to this line in 1997. As a result of its new agreement with Johnson Controls, the Company owns 100% of the first commercial high-volume production line and will pay 100% of the costs associated with the fabrication and installation of the line. The Company invested $1.0 million in 1996 in leasehold improvements, machinery, equipment, and office furnishings to support its development, production, sales, and administrative activities. The Company has financed $191,000 of these 1996 capital additions through notes payable.

     The Company has also committed to the construction of certain leasehold improvements in its new facility which is scheduled to be completed in 1997. Such leasehold improvements are expected to total approximately $4.5 million, for which the Company has received financing commitments for up to $4.0 million. The Company has entered into an 11-year lease agreement for this facility.

     Except as noted above, the Company currently has no other significant capital commitments other than its commitments under notes payable. The Company believes that the net proceeds from this offering, together with its existing sources of liquidity and projected cash generated from operations, will satisfy the Company's capital requirements for approximately the next 24 months. There can be no assurance, however, that the Company will not require additional capital at a future date. There can be no assurance that the Company will generate revenues and operating income sufficient to satisfy its working capital and equipment expenditure needs in the future. In addition, the Company is unable to predict the precise amount of future capital that it may require, and there can be no assurance that any additional financing will be available to the Company if that need arises or that financing will be in a form or on terms acceptable to the Company. The inability to generate revenues and operating income or obtain required financing on acceptable terms would have a material adverse effect on the Company's business, financial condition, and results of operations. Consequently, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms that could be dilutive to the Company's stockholders. See "Use of Proceeds."

INCOME TAXES

     Net operating loss carryforwards totaling approximately $13,400,000 are available to reduce taxable income as of December 31, 1996. The net operating loss carryforwards expire from 2005 through 2011. The Company has not paid income taxes since its inception. The Tax Reform Act of 1986 and other income tax regulations contain provisions which may limit the net operating loss carryforwards available to be used in any given year, if certain events occur, including changes in ownership interests. The Company has established a valuation allowance for the entire amount of its deferred tax asset since inception due to its history of operating losses.

                                    BUSINESS

     Except for the historical information contained herein, the discussion in this Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed in this section and elsewhere in this Prospectus.

INTRODUCTION

     Bolder is an energy technology company that is developing and commercializing advanced, high power, rechargeable battery systems based on its patented TMF technology. The Company's TMF battery uses proven lead acid electrochemistry in a proprietary configuration that has higher power density than any other commercially available battery system. The Company believes that its TMF batteries, when manufactured in commercial quantities, can substantially replace NiCd batteries in many high power applications and can become the battery of choice for certain applications currently powered by traditional lead acid batteries. The Company believes that the combination of the following characteristics of its prototype TMF battery systems offers advantages over commercially available rechargeable batteries in a broad range of current and future applications:

     High Power. The Company believes its TMF batteries can deliver higher sustained power density than any other commercially available battery technology. This is important in existing applications such as power tools and standby power, and may enable new applications ranging from high performance hybrid electric vehicles to an automotive starting battery that weighs approximately 90% less than conventional automotive starting batteries.

     Cost Effective. TMF batteries are manufactured using inexpensive, readily available raw materials. In addition, the Company believes the high volume manufacturing process under development will be cost effective when fully operational.

     No Memory Effect. TMF batteries do not suffer from the memory effect that reduces the capacity of NiCd batteries if they are partially discharged and recharged repeatedly.

     Small Size. In high power applications, such as power tools, automotive starting and standby power, TMF batteries can do the same amount of work as much larger conventional rechargeable batteries. Since the battery system typically accounts for a significant part of the physical volume and weight of these products, TMF technology can make such products easier to use and/or less expensive to manufacture by enabling reductions in product size.

     More Useful Work. In high power applications, a TMF battery can do more useful work (for example, drill more holes with a portable power drill) between recharges than a conventional rechargeable battery of similar size.

     Faster Recharge. TMF batteries can be recharged to full capacity in less than five minutes with an appropriate charger, allowing the device to be back to work quickly, thus increasing the "up time" of the device.

     Stable Discharge Voltage. In some applications, notably standby power, electronic circuits must be used to compensate for the voltage drop during discharge of other types of rechargeable batteries. TMF batteries have very stable voltage during high rate discharge, and thus provide more consistent performance and potentially reduce the need for and cost of voltage regulation.

     Cool Operation. High power operation of batteries typically generates significant heat that must be accommodated in the design of products such as standby power systems or HEVs. The low impedance of TMF batteries greatly reduces the amount of heat generated by the battery, thus simplifying product design.

     Multiple Form Factors. TMF batteries may be built in a number of form factors, including spiral wound and prismatic, or flat, cells that can be used in a wide range of applications. For example, the Company has manufactured prototype 1/16 inch prismatic cells that may be useful for small format electronic devices and prototype multi-cell modules that contain six spiral wound cells in a single enclosure that may be useful for power tools.

     Easy to Recycle. Environmental concerns have made recycling of batteries increasingly important. Unlike many existing and emerging battery technologies, TMF batteries are readily handled by the well-developed recycling process that is currently used to recycle approximately 95% of the lead acid batteries in the United States.

     The Company has focused its initial product development efforts on its sub-C cell, which is compatible with a widely used NiCd form factor, and is currently engaged in product development efforts for new form factors such as the prismatic, or flat, cell and the 5 Ah spiral wound cell. These efforts are primarily being funded by both commercial and governmental sources. The Company has produced over 45,000 prototype TMF batteries in its semi-automated pilot production facility and is completing construction of a high volume production facility, located in Golden, Colorado. This production facility has been designed to accommodate five production lines and two research and development lines, as well as all of the Company's other operations. The Company has contracted with Wright Industries to manufacture the first line, which will produce sub-C cells. This line is currently being tested and qualified and is expected to begin commercial production in 1997. The Company has received purchase orders for over 50% of the Company's planned 1997 capacity of the first fully-automated production line, and has ordered certain equipment for the second production line. The Company continues to sell batteries manufactured in its semi-automated pilot production facility.

     An integral part of the Company's strategy is to work with OEM customers and strategic partners to develop market opportunities and leverage its resources. For example, Bolder intends to channel a significant portion of its sales through VADs, and the Company has established agreements with six VADs to market TMF batteries throughout North America. The Company believes that VAD sales will provide attractive margins for the Company and will help the Company develop new applications and market segments. In addition, the Company has a broad strategic relationship with Johnson Controls, one of the world's leading suppliers of automotive batteries.

MARKET OVERVIEW

     Industry sources estimate that the world market for rechargeable batteries in 1995 was between $14 and $16 billion. Demand for rechargeable batteries is being driven by the growing use of portable power tools and appliances, portable electronics such as cellular telephones and lap top computers, the increasing importance of standby power for critical systems, and the increasing demands of the automotive industry.

     The following table illustrates some of the existing applications for rechargeable batteries. The Company believes that many of these applications could benefit from the high power capability or other features of the Company's TMF battery system. Major suppliers in each of these segments are currently evaluating the Company's battery systems.

                EXISTING APPLICATIONS FOR RECHARGEABLE BATTERIES

     PORTABLE TOOLS AND APPLIANCES                 STANDBY POWER                     ENGINE STARTING
     -----------------------------                 -------------                     ---------------
Portable Power Drills                    Computer Uninterruptible            Automotive Starting
Portable Electric Saws                   Power Supplies                      Gasoline Powered Lawn
Electric Powered Lawn                    Point of Sale Terminals             Mowers
  Mowers                                 ATM Terminals                       Power Boats
Weed Whackers                            Telecommunications                  Jet Skis
Grass Trimmers                           Equipment                           Snowmobiles
Other Power Tools                        Very Small Standby                  Snowblowers
Razors                                   Power Systems                       Motorcycles
Toothbrushes                                                                 Small Engine Starting
                                                                             Portable Generator Sets
                                                                             Tractors
                                                                             Emergency and Auxiliary
                                                                             Starting Equipment

        MILITARY AND AEROSPACE                      ELECTRONICS                    OTHER APPLICATIONS
---------------------------------------  ----------------------------------  -------------------------------
Airplane Starting                        Portable Audio/Visual               Photographic Equipment
Weapons                                  Equipment                           Toys
Transport Systems                        Portable Computers
                                         Cellular Phones
                                         Portable Patient Monitoring
                                         Equipment

     In addition, the Company believes that its TMF battery system will enable the development of new products and continue to expand the market opportunity for rechargeable batteries. The following table illustrates some new and emerging applications for TMF batteries.

                NEW AND EMERGING APPLICATIONS FOR TMF BATTERIES
        ---------------------------------------------------------------
           Small Automotive Starting Battery for Dual Battery Systems
            Very Small Batteries for Non Automotive Engine Starting
                 Hybrid Electric Vehicles and Electric Vehicles

STRATEGY

     The Company's objective is to become a major supplier of innovative rechargeable batteries based on proven technologies. The Company's strategies for achieving this objective include the following:

     Accelerate Production Ramp-Up. The Company is seeking to rapidly ramp up commercial manufacturing capacity to meet anticipated demand for TMF batteries. The Company's production ramp-up efforts include the planned implementation of its first fully-automated production line in 1997 and the recruitment of additional technical staff on its production and engineering teams that have experience in the implementation of highly automated production processes. The Company is also planning the aggressive implementation of its future production lines and, in that regard, has recently ordered certain equipment for its second high volume production line.

     Manage Target Markets and Channels to Optimize Margins and Market Penetration. During the first years of commercial production, the Company believes it will have limited production capacity relative to the ultimate potential demand for its products. The Company is initially entering those markets where TMF products offer the greatest performance advantage over competitive battery technologies (primarily based on very high power density), and therefore can command attractive margins. Initial target markets include professional portable power tools, emergency and auxiliary starting systems, portable generator starting and very small standby power systems. The Company intends to subsequently expand its focus to include other applications such as electronics, medical systems and general portable power tools and appliances where other attributes of the Company's TMF technology such as multiple form factors, fast recharge, lack of memory effect or low cost provide performance advantages over competitive battery technologies.

     In addition, while OEMs are a key target market, the Company intends to channel a significant portion of its initial production of TMF batteries through a network of VADs. The Company believes that sales to VADs can provide significantly higher margins than direct sales to OEMs and can help the Company develop new applications and market segments.

     Partner with Key OEMs to Define, Test and Introduce Products. The Company is seeking to maximize the development potential and shorten the sales cycle for its TMF batteries by working with a limited number of OEMs in targeted market segments. These OEM customers have helped and will continue to help to derive the specifications for some of the Company's initial products by providing useful feedback throughout the development process. The Company hopes to continue to capitalize on this early interaction with customers to design additional battery products which it believes will replace competitive battery technologies and satisfy the OEMs' rigorous performance criteria. The Company has entered into agreements with customers for the development of specific products.

     Use Precision Process Control and Advanced Analytical Tools to Drive Improvements. The Company is committed to improving process efficiency, enhancing product quality and performance and reducing manufacturing costs through the use of advanced process controls and analytical tools. The Company uses sophisticated process controls to capture over 100 data points throughout the manufacturing process. The Company uses these data points to evaluate, control and improve the manufacturing process in real time, to optimize and improve product performance and to reduce product cost.

     Aggressively Grow and Protect the Technology Base. The Company considers its product and process technology to be one of its most valuable assets. The Company aggressively protects and intends to grow its technology base through its established program for intellectual property documentation and protection. The Company has four issued and ten pending patents. In addition, the Company holds significant trade secrets in the area of product and process technology.

     Use Strategic Relationships to Leverage Company Resources. The Company is using, and plans to continue to use, strategic relationships to access funding, research and development, marketing and other resources and to develop specific markets. For example, the Company has agreements with six VADs that provide for, among other things, marketing and distribution of the products throughout North America. In addition, the Company has a strategic relationship with Johnson Controls, one of the world's leading suppliers of automotive batteries. The Company expects to access certain markets for TMF batteries through license rights it has granted to Johnson Controls. The Company is currently exploring other strategic relationships as a means of entering foreign markets or specialized markets such as military and aerospace.

TMF MARKET APPLICATIONS

     The Company believes that its TMF battery systems have the following advantages relative to both of its primary competitors, NiCd and traditional lead acid batteries: higher power density resulting in smaller/lighter batteries for high power applications, or greater power from the same size battery; faster recharging with an appropriate charger; and flatter discharge profile under high loads. In addition, the Company believes that its TMF batteries have certain other advantages over NiCd batteries, including the lack of memory effect; lower manufacturing costs in high volumes because of lower raw material costs; a simpler manufacturing process; and fewer environmental issues. Compared with traditional lead acid batteries, the Company believes that its TMF batteries retain more of their capacity at low temperatures.

     EXISTING APPLICATIONS. The following are market applications for the Company's TMF batteries:

     Portable Tools and Appliances. Battery powered tools, portable household appliances and lawn and garden equipment require batteries with high power density to drive electric motors. For example, battery powered electric drills can draw up to 70 amps of electricity while drilling a hole. According to an industry survey, it was estimated that $147 million worth of NiCd and lead acid batteries would be used in the United States in power tools and appliances in 1996, and the demand is expected to increase to $167 million by 2000. These applications are currently predominantly powered by NiCd batteries with traditional lead acid batteries being used on a more limited basis.

     The Company believes that its TMF batteries are particularly applicable to this market segment. The high power density of TMF batteries means that a product powered by the Company's batteries can do more work at high discharge rates with the same size battery (for example, drill more holes with a power drill), or the same amount of work with a smaller battery, than other rechargeable battery systems. In addition, the rapid recharge capability of TMF batteries means that products can be back to work more quickly with an appropriate high rate charger. The stable discharge voltage of TMF batteries means that products perform more consistently (for example, the drill turns at a more consistent speed). Finally, unlike NiCd batteries, TMF batteries do not suffer from a memory effect. Suppliers of portable tools and appliances include the following companies: Black & Decker (US) Inc., S B Power Tool Company, Poulan/Weed Eater, Greenlee Textron, Inc., Bausch & Lomb and Royal Appliance Manufacturing Company. Several of these companies are evaluating the Company's battery systems.

     Standby Power. Standby power systems, also known as uninterruptible power supplies ("UPS"), provide assured sources of power for critical systems such as computers, point of sale terminals, telecommunications equipment and medical equipment by seamlessly switching to battery power when commercial power fails. Some very large systems use batteries to carry the load for a short period of time while a diesel or turbine powered generator comes up to speed. Given the increased dependence on critical electronic systems, the market for standby power is growing. According to an industry survey, it was estimated that the United States market for batteries used in standby power would be $215 million in 1996, and is expected to grow to approximately $293 million by 2000. The standby power market is exclusively powered by traditional lead acid batteries.

     Batteries are typically the largest single component by volume and weight of any standby power system. Because of the ability of TMF batteries to deliver very high power relative to their size, they can substantially reduce the volume and weight of a standby power system. Also, because TMF batteries have very stable discharge voltage, they can reduce the cost of the voltage stabilization circuitry that is required in certain standby power systems that utilize traditional lead acid batteries. Suppliers of standby power systems include Best Power Technology, Inc., American Power Conversion, Inc., Exide Electronics and Groupe Schneider, some of which are evaluating the Company's products. The Company has granted Johnson Controls a non-exclusive license to make and sell its TMF batteries for standby power applications.

     Engine Starting. According to an industry survey, it was estimated that approximately 93.6 million engine starting batteries would be sold in the United States in 1996, which, based upon current prices, indicates that the market size is approximately $3 billion. Engine starting applications include: car and truck starting, motorcycles, gasoline powered lawn mowers, power boats, jet skis, snowmobiles, snowblowers, small engine starting and portable generator sets. Traditional lead acid batteries are used to power these applications.

     The Company believes that the high power density, fast recharge, superior cold weather performance and stable discharge voltage profile of its TMF batteries make them suitable as direct replacements for the traditional lead acid batteries used to power some of these applications. The Company is accessing the car and truck engine primary starting markets through its strategic partnership with Johnson Controls. Johnson Controls has a limited exclusive license with respect to these markets until 2001, at which time the Company may enter such markets. In addition, Johnson Controls has a non-exclusive license to make TMF batteries for motorcycle starting and a sole license (exclusive except as to Bolder which has the right to sell into the market) for lawn and garden equipment starting applications.

     Emergency and Auxiliary Starting Systems. This segment includes batteries for all types of external starting systems used for emergency starting of cars and trucks, ramp starting of aircraft, and starting engines for a variety of military equipment. Traditional lead acid batteries are currently used to power these applications. The Company believes that the compact, high power capability of TMF batteries may make them an attractive alternative for applications in this market segment.

     Military and Aerospace. This market includes a wide range of systems requiring high power density such as aircraft starting, weapons systems and transportation systems. Both traditional lead acid and NiCd batteries are used for these applications. The Company believes that there may be a significant opportunity to apply the TMF technology to applications in the military and aerospace markets, particularly in the aircraft market, where the weight and volume of the starting battery are major issues. The United States Army Research Lab has conducted a preliminary evaluation of the TMF technology for military applications. The Company plans to address the military and aerospace markets primarily through strategic relationships.

     Electronics. This segment includes batteries for all types of portable electronic and medical equipment, such as cellular phones, laptop computers, and portable patient monitoring equipment. According to an industry source, the market for NiCd and lead acid batteries used in electronics and medical systems was estimated at $455 million in 1996 in the United States, and is expected to grow to $542 million in 2000. Applications in the electronics market are currently powered by a variety of rechargeable batteries, including traditional lead acid, NiCd, NiMH and lithium batteries.

     The Company believes that the fast recharge potential, lack of memory effect and ease of recycling may make TMF battery systems an attractive alternative to NiCd batteries in certain electronics applications. In addition, the ability of TMF batteries to respond quickly to power demands, and to deliver high power pulse discharges with good energy density may make them attractive for certain pulse power applications such as digital radio products. The Company has engaged in customer funded product development activities in the electronics market segment.

     Other Applications. Examples of applications in this category include photographic equipment and toys. There are a variety of rechargeable battery systems which are used to power these applications, including traditional lead acid, NiCd and NiMH batteries.

     NEW AND EMERGING APPLICATIONS. The Company believes that new and emerging applications requiring very high power output from a small volume will emerge as the Company's TMF battery systems become commercially available.

     Small Automotive Starting Batteries for Dual Battery Systems. United States automotive manufacturers are currently focused on resolving several issues related to automotive starting batteries, including reducing space available under the hood, increasing under-hood temperatures, which can cause premature battery failure, and growing loads on the battery from accessories that continue to operate even when the engine is off. Currently, all automakers use traditional lead acid batteries for automotive starting. Several major automakers are considering a dual battery system that would include a dedicated starting battery and a separate "hotel load" battery to provide power for accessories. The Company believes that the high power-to-size/weight ratio and low temperature performance of its TMF battery system are well suited for use in a small format automotive starting battery. The Company has granted Johnson Controls a limited exclusive license to sell TMF batteries for car and truck engine primary starting applications until 2001, when Bolder has the right to sell into these markets.

     Very Small Batteries for Non-Automotive Engine Starting. TMF batteries may be useful to provide push button starting for small internal combustion engines contained in products such as generators and lawnmowers. These products currently require pull starting because existing battery systems would be too large and heavy. The Company has granted Johnson Controls a sole license (exclusive except as to Bolder which also has the right to enter this market) to make and sell TMF batteries for starting small engines in lawn and garden equipment only.

     Electric Vehicles and Hybrid Electric Vehicles. In response to growing concerns about pollution and the availability of fossil fuels, the automobile industry is in the process of developing Electric Vehicles ("EVs") and Hybrid Electric Vehicles ("HEVs"). EVs would be powered exclusively by a battery system.

     HEVs would use a small fossil fuel powered engine (typically a diesel or turbine engine) as a base power source combined with a power storage system (such as a battery or flywheel) for power boosts to accelerate and climb hills. In addition, HEVs use "regenerative braking" to capture and to store the energy generated by the automobile when braking. The objective of HEV design is to provide car performance similar to current car models, significant reductions in pollution and large increases in gas mileage. The Company believes that its TMF batteries are particularly well suited for HEV applications because their low impedance enables them to capture and store the large amounts of power generated by braking and quickly deliver large amounts of power to supplement the power of the internal combustion engine needed for acceleration and hill climbing. The Company believes that its TMF technology has the potential to provide a viable power storage solution for HEVs. Chrysler Corporation successfully demonstrated a prototype HEV powered by Bolder's TMF batteries, the Dodge Intrepid ESX HEV, at the 1996 North American Auto Show. Johnson Controls has a non-exclusive license for HEV applications. In addition, the Company continues to supply TMF batteries directly to Chrysler Corporation in support of their HEV development program. The Company is also engaged in a government-funded SBIR program to develop an enhanced HEV battery.

TECHNOLOGY AND PRODUCTS

     The Company believes that its TMF technology represents a significant advance over existing rechargeable battery technologies for applications that require high power in a small package. TMF rechargeable batteries employ a proprietary configuration of traditional lead acid electrochemistry--the same electrochemistry that has been used in battery systems for over a century and that is currently used in batteries for cars and many electronic applications.

     A variety of combinations of chemical and metallurgical materials can be used to form a rechargeable battery system. For example, rechargeable lead acid batteries that are used in automobiles include a negative and positive plate made of lead and lead oxide compounds and an electrolyte of sulfuric acid. A rechargeable NiCd battery incorporates a positive and negative plate made of nickel and cadmium compounds with a potassium hydroxide electrolyte. TMF batteries use the same components as traditional lead acid batteries. This provides a cost advantage over NiCd batteries because the raw materials for lead acid batteries are less expensive than those used in NiCds.

     The primary structural innovations of the Company's TMF batteries are an increased plate surface area within the battery, a short path through the active material to the negative or positive plates, and patented end cap connectors. As in a traditional lead acid battery, the TMF battery cell has a negative and positive plate. However, the TMF plates are unique because they are comprised of very thin lead foil substrates that are coated with a very thin, uniform layer of active material (lead oxide paste) (See figure 1). The negative and positive plates of the TMF battery are interleaved with a fiberglass separator. In the spiral wound form factor of the TMF battery, the combination of the negative and positive plates and the fiberglass separator are wound so that the negative and positive plates are slightly offset at opposite ends of the cell. A connector is cast on to each end of the cell (See figure 2). The Company designed its patented connector to cap the ends of the spiral wound TMF battery so that it is in continuous contact with the exposed edge of both the negative and positive plates.

               FIGURE 1                             FIGURE 2

[Photographs of negative and positive plates and connector of a TMF battery.]


     The use of thin lead foil substrates significantly increases the surface area of the lead, thus lowering the impedance of the cell and greatly increasing the rate at which the cell can be charged and discharged. In addition, the use of the thin lead foil substrates in combination with the fiberglass separator provides for a short path through the active material to the negative or positive plates, allowing for more rapid delivery of the current, increasing the responsiveness of the cell. The patented end cap provides a continuous, uniform and dispersed connection between the negative and positive plates and the device being powered. TMF batteries have been made in sizes ranging from 0.5 inch diameter (0.4 Ah) cells up to approximately 3 inch diameter (12 Ah) cells.

     While the TMF technology can be deployed in different formats, the Company's initial product is a sub-C format (cylindrically shaped, 0.90 inch in diameter by 2.845 inches in length), which is compatible with the existing NiCd battery form factor. (See the inside front cover of this Prospectus). This form factor is the one most commonly used by power tool and portable appliance manufacturers and can be assembled into packs of various sizes and configurations. Due to the higher voltage in the Company's TMF cell (2.1 volts), only six cells are required to replace ten NiCd cells (1.2 volts) to make a 12 volt pack with similar overall performance characteristics. In addition, multiple sub-C cells can be configured to increase power and voltage. For example, the Company has built and delivered to Chrysler Corporation for use in a prototype HEV two battery packs each consisting of 600 sub-C cells in a series parallel matrix of four cells by 150 cells. In addition, the Company has successfully fabricated very thin (approximately 1/16 inch) prismatic, or flat, format

TMF cells. These cells can be stacked to achieve various voltages in an extremely compact format that is useful in products, such as small format electronic devices, where space is at a premium.

OTHER BATTERY TECHNOLOGIES

     Rechargeable battery systems utilize a number of different electrochemistries, the most common of which include lead acid, nickel cadmium, nickel metal hydride, and lithium ion. The performance characteristics of battery systems are interdependent, and all battery systems involve trade-offs among these performance characteristics and other attributes. For example, battery systems that are designed to maximize energy density may not have good power density. Figure 3 illustrates the relationship between energy density and power density for existing battery systems.

                                    FIGURE 3

      [Chart depicting the relationship between energy density and power density for TMF, lead acid, NiCd, NiMH and Li Ion battery systems.]


     Although there have been significant advances in the design of rechargeable batteries over recent years, a primary focus of those efforts has been to increase energy density. Increases in energy density allow longer periods of use between recharges, but do not increase the sustained power that a battery system can deliver. By contrast, the Company's TMF technology has been engineered to optimize power density. Increases in power density allow more high rate work to be done with a battery of a given size or weight. The following table describes the performance characteristics of the Company's TMF battery system as compared with four other rechargeable battery systems that are commercially available, as well as a brief description of each technology.

            SUMMARY COMPARISON OF RECHARGEABLE BATTERY TECHNOLOGIES

                                                 TRADITIONAL
                                        TMF       LEAD ACID       NICD        NIMH      LITHIUM ION
                                        ---      -----------      ----        ----      -----------
Sustained Power Density (w/kg)....  900-1100(A)  35-300(B)     100-200(B)  140-200(B)     100(C)
Cell Voltage(v)...................    2.1(A)       2.0(D)        1.2(D)      1.2(D)       4.0(D)
Cycle life(E).....................  300-1000(A)  250-500(D)    300-700(D)  300-600(D)   500-1000(D)
Fast Recharge Rate (Mins)(F)......     5(A)        60(C)         15(G)        60(G)       120(G)
High-Rate Discharge Profile (at
  60C rate).......................    Flat(A)    Sloping(H)    Sloping(D)  Sloping(I)   Sloping(J)
Energy Density (wh/kg)............     30(A)       30(D)        30-35(D)      50(D)        90(D)
Raw Material Costs ($/wh)(K)......     $.014       $.014          $.11     Unavailable     $.18
Memory Effect.....................     No(A)       No(A)         Yes(D)      Yes(D)        No(A)

---------------

Sources: (A) Based upon experiments conducted with the Company's current prototypes. There can be no assurance that the Company's batteries, when manufactured in commercial quantities, will achieve these performance results, or that other competing technologies that outperform the Company's batteries will not be developed and successfully introduced. See "Risk Factors"; (B) Battery Technology Overview by New York State Energy Research and Development Authority as published in The Battery Man, October 1995; (C) Based upon the Company's management estimates; (D) Handbook of Batteries and Fuel Cells, David Linden, 1989, McGraw Hill; (E) Depends on depth and rate of discharge; (F) Require specialized chargers; (G) J.L. Colton "Choosing the Right Chemistry," published in the proceedings of the 3rd International Conference on Power Requirements for Mobile Computing and Wireless Communications, October 1995; (H) Portable Energy Products Application Note 9212, December 1992; (I) E. Shariv, "Nickel Metal Hydride Batteries," published in the proceedings of the 2nd International Conference on Power Requirements for Mobile Computing and Wireless Communications, January 1996; (J) C.K. Huang, et al. paper published in the proceedings of the 11th Annual Battery Conference on Applications and Advances, January 1996; and (K) International Lead Zinc Research Organization, Inc.

     The data in the foregoing table was assembled from a variety of sources that the Company believes to be reliable. The tests from which the data was derived were not conducted under identical controlled conditions. However, the Company believes that the table fairly presents the relative performance characteristics of the rechargeable battery technologies referenced in the table.

     Traditional Lead Acid. Traditional lead acid batteries have been in commercial production for over a century. Traditional lead acid batteries come in two types: flooded and valve regulated. Flooded lead acid batteries are typically used as automobile batteries or for large standby power systems. These batteries use a liquid electrolyte and must be stored and used upright. Valve regulated lead acid batteries are used in security, medical and electronics applications, and can be used in any position. Lead acid batteries are generally the least expensive of any battery system, provide moderate energy and power density and have a nominal voltage of two volts per cell. There is a well developed recycling process for lead acid batteries, and over 95% of lead acid batteries (mainly car batteries) are recycled in the United States.

     Nickel Cadmium. NiCd batteries were first introduced in the 1960s, and have enabled a wide range of portable products, including electronics and portable power tools. NiCd batteries cost more to produce than lead acid batteries, in part because of the high cost of nickel and cadmium. While they deliver good energy density and moderately good power density, NiCd batteries have relatively low cell voltage (1.2 volts) and lose capacity if they are repeatedly partially discharged and then recharged (referred to as the memory effect). In addition, there are growing environmental concerns regarding NiCd batteries, including the potential for harmful release of highly toxic cadmium. For example, regulatory agencies in Sweden and Switzerland have proposed limits or bans on the use of NiCd batteries.

     Nickel Metal Hydride. NiMH batteries, first introduced in the mid 1980s, provide significantly higher energy density than NiCd batteries. NiMH batteries are typically used in applications that require low to moderate power output and long run times, such as camcorders and laptop computers. NiMH batteries are more expensive than NiCd batteries, and are generally less suitable for high power applications such as power tools.

     Lithium. Both lithium ion batteries, which are now available commercially, and lithium polymer batteries, which are in the development stage, can provide substantially greater energy density than other available battery systems for low rate applications, such as laptop computers. Existing lithium systems, however, have low sustained power density and are generally unsuitable for applications that require high power output. In addition, they are significantly more expensive than other commercial batteries, require relatively complex monitoring and charging circuitry and raise safety issues due to the volatility of lithium metal.

STRATEGIC RELATIONSHIPS

     Bolder uses strategic relationships as a means of accessing funding, research and development, marketing and other resources and to develop specific markets. For example, the Company has agreements with six VADs that market and distribute the products throughout North America and provide value-added services. In addition, the Company has a strategic relationship with Johnson Controls that is currently focusing on commercialization of the TMF batteries for specific market segments. See "-- Marketing and Sales" and "-- TMF Market Applications."

     Johnson Controls, Inc., with headquarters in Milwaukee, Wisconsin, is a global market leader in automotive systems and building controls. Through its Automotive Systems Group, it supplies seating systems, interior systems and batteries to the automotive original equipment and replacement markets. The Controls Group serves the nonresidential buildings market with control systems and services, and integrated facility management. Founded in 1885, it operates in more than 500 locations worldwide.

     In June 1995, the Company and Johnson Controls established the Joint Venture to develop high volume manufacturing technology for TMF batteries, to manufacture TMF batteries for sale by both partners and to pursue HEV battery development opportunities for TMF batteries. In February 1997, having substantially completed its primary objective of developing the high volume manufacturing technology, the Company and Johnson Controls announced a new strategic partnership which replaces the Joint Venture effective as of July 1996. Under the terms of the new strategic partnership, each party will separately implement TMF battery manufacturing facilities to best meet the unique requirements of the markets addressed by each.

     In connection with the agreement to discontinue the Joint Venture, Bolder received a cash payment from Johnson Controls as well as all of the tangible assets of the Joint Venture and, in return, granted Johnson Controls the following licenses: (i) a limited exclusive license (except as to Bolder which has the right to sell into the market beginning in 2001) to make and sell TMF batteries for the car and truck engine primary starting market, (ii) a sole license (exclusive except as to Bolder which has the right to sell into the market) to make and sell TMF batteries in the lawn and garden starting market, and (iii) non-exclusive licenses to make and sell TMF batteries in the motorcycle starting, HEV and standby power markets. All of the licenses are royalty-bearing and certain of the licenses are subject to minimum royalties and minimum performance criteria. Bolder and Johnson Controls also entered into a cross-supply agreement with commitments to supply the other party with minimum quantities of TMF battery products for several years.

     In connection with the original agreement with Johnson Controls, Johnson Controls purchased 250,000 shares of the Company's preferred stock, which converted into 250,000 shares of Common Stock at the time of the Company's initial public offering in May 1996. In addition, Johnson Controls exercised warrants to purchase an additional 308,666 shares of preferred stock in April 1996. This preferred stock also converted to Common Stock at the time of the Company's initial public offering. Johnson Controls will own approximately 4.9% of the outstanding Common Stock of the Company upon the closing of this offering.

MANUFACTURING AND FACILITIES

     The Company currently occupies a 15,000 square foot leased facility in Wheat Ridge, Colorado, 15 miles northwest of Denver. This facility includes all of the Company's offices and laboratories, as well as a pilot production line. Semi-automated equipment for key production processes was developed and introduced into the Company's pilot production line nearly two years ago. The pilot line is capable of producing up to 200 sub-C cells per day on semi-automated equipment. The Company has produced more than 45,000 cells. An aggregate of approximately 4,500 cells have been shipped to a total of 75 customers, primarily for evaluation, with the remainder used for product and process development purposes.

     The knowledge gained in using these semi-automated machines has been incorporated into a high volume production line that was recently fabricated and is currently being tested and qualified at Wright Industries in Nashville, Tennessee. This production line will be disassembled and relocated to the new facility in Golden, Colorado and high volume production is expected to commence in 1997. In January 1997, the Company began placing orders for certain equipment for its second high volume production line, scheduled to be implemented in 1998.

     The Company is currently completing construction of a 150,000 square foot build-to-suit leased facility in Golden, Colorado (approximately three miles from the current facility) to house all of its operations. The Company estimates that construction of the facility will be completed and the Company expects to move its operations into this facility in mid-1997. The Company has an eleven-year lease for the new facility with two five-year renewal options for 120,000 square feet, with an option on the remaining 30,000 square feet. This facility is designed to accommodate up to five high volume production lines, as well as two research and development lines and all of the Company's other operations.

     A flowchart of the manufacturing process for the spiral wound TMF battery is shown below.

                                 TMF flowchart

    [Flowchart of manufacturing process for the spiral wound TMF battery.]

     The manufacturing process starts with the application of active material (lead oxide paste) to very thin lead foil to form the positive and negative plates of the cell. The plates, separated by a thin fiberglass separator, are wound together using a process similar to that used to wind capacitors. Each end of the wound cell is immersed in molten lead which forms the positive and negative end connectors of the cell. The cell is assembled into a plastic case and filled with liquid electrolyte. The cell undergoes a process known as "formation," whereby a proprietary sequence of charges, discharges, and rests are used to electrochemically make the negative and positive plates functional. The completed cell is tested to verify that it meets the Company's specifications.

     The Company is committed to improving process efficiency, enhancing product quality and performance and reducing manufacturing costs through the use of advanced process controls and analytical tools. The Company uses sophisticated process controls to capture over 100 data points throughout the manufacturing process which it uses to evaluate, control and improve the manufacturing process in real time, to optimize and improve product performance and to reduce product cost. In addition, the Company employs an extensive validation program that measures performance criteria critical to customer applications. Certain elements of the manufacturing process are proprietary to the Company, and the Company owns the designs to certain equipment used in the process.

     The principal raw materials used to produce TMF batteries are lead foil and lead oxide. While these materials are available from multiple sources, the TMF manufacturing process requires levels of consistency and purity in excess of those required for many other applications. The Company has developed a vendor qualification and partnering program and an incoming material inspection system to evaluate the quality of raw materials.

MARKETING AND SALES

     In order to optimize margins, the Company is initially targeting sales to customers with applications that benefit from the very high power density of TMF batteries. These applications include professional portable power tools, emergency and auxiliary starting systems, portable generator starting, and very small standby power systems. The Company is working with a limited number of OEMs in these targeted market segments. The Company's OEM "customer partners" have helped to develop the specifications of the Company's initial products by providing input early in the development process and by testing the Company's products. Some of these customer partners are developing products based on TMF batteries. In addition, the Company has engaged in a customer-funded custom product development program targeted at the electronics market. There can be no assurance, however, that this program will result in a commercial product.

     The Company has a direct sales team that supports the Company's OEM customers as well as the VAD network. The Company has signed exclusive distribution agreements with the following VADs for the following territories:

      VALUE-ADDED DISTRIBUTORS                          TERRITORIES
      ------------------------                          -----------
AVT, Inc.                              Colorado, Wyoming, Utah, Nevada, Idaho,
                                       Montana, South Dakota, North Dakota, Nebraska
                                       and Kansas
Engineered Assemblies Corp.            All states east of the Mississippi
EXCELL Battery Company                 Canada
House of Batteries                     California, Arizona and New Mexico
Micro Power Electronics                Oregon, Washington, Missouri and Iowa
Southwest Electronic Energy Corp.      Texas, Oklahoma, Arizona and Louisiana

     VADs typically provide value-added services such as cell testing, matching and pack assembly, assembly of the battery pack into a custom housing, and packaging with an appropriate charger for OEM battery users, as well as marketing and distribution of the Company's products throughout

North America. The Company's VAD agreements have an initial term ranging from approximately ten months to one year and are automatically renewable for additional two year terms. The VAD agreements are subject to standard termination provisions and the VAD agreements do not require any minimum purchase commitments by the VADs. VADs may sell competitive products. In each of the VAD agreements, the Company has reserved the right to deal with any OEM in North America directly and expects to service larger OEMs through its direct sales force, rather than through the VADs.

     As of January 31, 1997, the Company had purchase orders for more than 50% of its planned 1997 production capacity. Approximately one-third of these orders are from the Company's VAD network and the remainder are from OEMs. The purchase orders are subject to a number of contingencies which must be satisfied by the Company in a timely manner. These contingencies include the Company's completion of its manufacturing facility, successful implementation of the first fully-automated production line, completion of necessary work to manufacture commercial quantities of the Company's sub-C cell, satisfaction of product acceptance criteria which are to be determined by each customer in its discretion, and the timely manufacture of the products. In addition, certain of the Company's purchase orders are subject to cancellation or rescheduling by the customer.

RESEARCH AND DEVELOPMENT

     The Company is directing its research and development efforts toward continuously improving the sub-C cell and the manufacturing process. The Company believes that the current product is acceptable for certain applications and that additional improvements to the sub-C cell will increase the potential number of applications for that product. The Company has a record of continuous and substantial improvement in the performance of its sub-C cell. These ongoing improvements are designed to continuously address the expanding market. The Company has produced prototype products that the Company believes have performance characteristics that make its sub-C cell attractive for a broad range of current and future applications. Limited quantities of these products have been produced in the Company's pilot production line; however, the Company has not manufactured its batteries in commercial quantities. In addition, to achieve broad commercialization of its product the Company will need to reduce manufacturing costs. There can be no assurance that efforts to reduce costs and improve yields will be successful so that a product with broad commercial applicability will result.

     The Company has developed and tested prototypes of various form factors, including multi-cell modules (monoblocs), and very thin ( 1/16 inch) prismatic, or flat, batteries. While the Company believes that each of these products may have significant market opportunities, there can be no assurance that any of these programs will result in a commercial product. In addition, the Company is engaged in internal research programs to develop charging procedures and chargers for its batteries and is working with battery charger suppliers to address the availability of chargers for its batteries.

     During the last half of 1996, the Company received customer funding to conduct a feasibility study for a new product based on its existing patents, but targeted at the electronics industry. In January 1997, the Company signed an agreement with the same customer to develop a commercial product. There can be no assurance that there will be future development funding from this customer, or that this program will result in a commercial product.

     The Company has an SBIR research and development agreement valued at up to $750,000 to develop a large (5 Ah) cell and associated manufacturing process technology for HEV applications. The Company previously completed a feasibility study for the program for which it received $100,000.

     The Company's research and development expenses for the years ended December 31, 1994, 1995 and 1996 were $2,212,977, $2,351,825 and $2,343,436, respectively. Certain research and development activities were conducted on behalf of the Company by the Joint Venture. Had research and development performed by the Joint Venture been performed solely by the Company, research and development for 1995 and 1996 would have been approximately $2,567,000 and $3,063,000, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PATENTS, TRADE SECRETS AND TRADEMARKS

     The Company holds four issued United States patents that expire beginning in 2009 and ending in 2011. The Company's issued patents cover a number of inventions including thin nonperforated plates used in lead acid batteries, and an end connector for establishing electrical continuity between thin plates and a battery terminal. In addition, the Company has four United States applications pending and ten foreign patents pending. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. There can be no assurance that the Company's pending patent applications will result in issued patents or that any of its issued patents will afford meaningful protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issued United States patents will issue. Furthermore, if these patent applications issue, some foreign countries provide significantly less patent protection than the United States.

     The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that patent applications filed by the Company will result in patents being issued or that its patents, and any patents that may be issued to it in the future, will afford protection against competitors with similar technology. In addition, no assurances can be given that others will not infringe or design around patents issued to the Company or that the Company would need to license or design around patents that others will obtain. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies to obtain licenses. If the Company is found to be infringing third party patents, there can be no assurance that licenses that might be required for the Company's products would be available on reasonable terms, if at all.

     The Company could incur substantial costs in defending itself or its licensees, distributors or customers in litigation brought by others or prosecuting infringement claims against third parties. If the outcome of any such litigation is unfavorable to the Company, the Company's business could be adversely affected. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent Office or comparable proceedings in foreign patent offices, which could result in substantial cost to the Company and may result in an adverse decision as to the priority of the Company's inventions.

     In addition to patent protection, the Company relies on the law of unfair competition and trade secrets to protect its proprietary rights. The Company considers several elements of the TMF manufacturing process to be trade secrets. The Company attempts to protect its trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with employees and consultants and other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful. See "Risk
Factors -- Patents and Proprietary Rights."

     The Company has registered its trademark "BOLDER" as a trademark on the principal federal trademark register, and registration is pending for its trademark "TMF."

COMPETITION

     Competition in the battery industry is, and is expected to remain, intense. The competitors range from development stage companies to major domestic and international companies. Many of these companies have financial, technical, marketing, sales, manufacturing, distribution, and other resources significantly greater than those of the Company. In addition, many of these companies have name recognition, established positions in the market, and long standing relationships with OEMs and other customers. While there is significant development work being done by these competitors on various battery systems (including electrochemistries such as NiCd, NiMH and lithium), the Company believes that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. The Company is aware that Electrosource, Inc., a development stage company, has produced batteries with higher sustained power density than traditional lead acid batteries. The sustained power density of the Company's TMF batteries is substantially higher than the published specifications of Electrosource, Inc. There can be no assurance that one or more new, higher power battery technologies will not be introduced which could be directly competitive with or superior to the Company's TMF technology.

     The Company believes that its primary competitors are existing suppliers of NiCd and lead acid batteries. In applications such as portable tools and appliances, and certain electronic and medical products, the Company's primary competitors will be suppliers of NiCd batteries, including SANYO, Panasonic, Energizer and SAFT. All of these companies are very large and have substantial resources and market presence. The Company expects that it will compete against NiCd batteries in the targeted application segments on the basis of performance, cost and ease of recycling. There can be no assurance that the Company will be able to compete successfully against NiCd batteries in any of the targeted applications.

     In applications such as car starting, standby power, very small batteries for engine starting, and a few medical and electronics applications, the Company expects that its primary competition will be from lead acid batteries. The primary suppliers of small lead acid batteries used in non automotive applications are Yuasa, Exide Corporation, Matsushita, Hawker, CSB Battery of America Corp., and GS Battery. The primary suppliers of automotive batteries are Johnson Controls, Inc., Exide Corporation, GNB Inc. and Delphi. All of these companies are very large and have substantial resources and market presence. The Company expects that it will compete with lead acid batteries on the basis of performance in the targeted application segments. In addition, under the terms of its new strategic partnership with Johnson Controls, the Company has granted Johnson Controls certain royalty-bearing license rights which will allow Johnson Controls to compete with the Company in the lawn and garden, motorcycle starting, HEV and standby power markets. There can be no assurance that the Company will be able to compete successfully against traditional lead acid batteries in any of the targeted applications.

     The market for batteries, and the evolution of battery technology, are very dynamic. Other companies are devoting significant resources to improving existing battery technologies and developing new battery technologies. There can be no assurance that the Company's products will be able to compete effectively in any of its targeted market segments. See "Risk Factors -- Competition."

SAFETY AND ENVIRONMENTAL ISSUES

     The Company's operations involve the storage, use and disposal of a number of toxic and hazardous materials, including lead, lead oxide, sulfuric acid, solvents and adhesives. As a result, the Company is required to maintain its research and manufacturing operations in compliance with United States federal, state, and local standards that govern the storage, use, and disposal of various chemicals used in and waste materials produced by the manufacture of its TMF batteries. The Company's pilot manufacturing facility includes, and the Company's new manufacturing facility will include, an enclosed area specifically for the mixing of lead oxide paste, the pasting of the lead foil, and the winding of the cells. Employees operating in these areas are instructed in the use of safety equipment such as gloves, protective clothing, and respirators and are required under OSHA guidelines to submit to blood monitoring tests on a periodic basis. The supervision and analysis of these tests are undertaken by an outside, independent agency and the results thereof are communicated to the Company's employees. The Company's activities are also subject to federal, state and local environmental and safety laws and regulations, including but not limited to CERCLA, regulations issued and laws enforced by the Colorado Labor and Employment Department, the U.S. Department of Transportation, the U.S. Department of Commerce, the U.S. Environmental Protection Agency and by state and county health and safety agencies. United States and foreign agencies are considering more stringent regulation of the disposal of all rechargeable batteries. Although the Company believes that its activities conform to current environmental and other regulations, there can be no assurance that the Company will be able to operate in conformity with such laws and regulations in the future, or that changes in such laws or regulations will not require the Company to incur substantial capital or operating costs to achieve and maintain compliance. Any failure by the Company to adequately control the discharge of its hazardous materials and wastes could also subject it to future liabilities, which could be significant. See "Risk
Factors -- Environmental and Safety Risks."

     Lead acid batteries, regardless of their configuration, are generally considered to be safer than NiCd and lithium batteries. However, lead acid batteries, including the Company's TMF battery, may develop significant internal pressures during severe overcharge conditions due to the release of gases as a byproduct of the chemical reaction occurring in the cell. In order to prevent potential pressure build up, the Company's batteries incorporate a Bunsen pressure relief valve that, under normal overcharge conditions, will allow the venting of small amounts of gases, primarily hydrogen and oxygen. If the batteries are subjected to abusive overcharge or overdischarge conditions, larger amounts of these gases may be vented, which, when mixed with air, can cause explosions. In addition, under such conditions, toxic gases and/or sulfuric acid spray may be released. Sulfuric acid can cause burns. While the Company maintains product liability insurance in amounts which it believes are reasonable given the associated risks, there is no assurance that such insurance will be adequate to cover any potential liability relating to one or more claims of product liability. The Company has tested its batteries under a variety of conditions and plans to continue to test its products for safety.

EMPLOYEES

     As of January 1, 1997, the Company had 61 full time employees. Of the total, 15 employees were engaged in product research and development, 29 in operations and 17 in general and administrative and marketing functions. The Company's success will depend in large part on its ability to attract and retain skilled and experienced employees. None of the Company's employees are covered by a collective bargaining agreement, and the Company considers its relations with its employees to be good.

LEGAL PROCEEDINGS

     The Company has been named in a personal injury action filed in Superior Court in the County of Los Angeles on March 28, 1996 arising out of a motor vehicle accident. Management believes that the resolution of this claim will not have a material adverse effect on the Company's business, results of operations and financial condition. The Company is not a party to any other legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

The executive officers, key employees and Directors of the Company are as follows:

                   NAME                           AGE                                POSITION
                   ----                     ----------------                         --------
Executive Officers
Daniel S. Lankford........................               51     Chief Executive Officer, President and Chairman of
                                                                the Board
Joseph F. Fojtasek........................               56     Chief Financial Officer, Vice President, Finance
                                                                and Administration, Secretary and Treasurer
Sandra D. Schreiber.......................               48     Senior Vice President, Operations
Arnold C. Allen...........................               57     Vice President, Marketing and Sales
Key Employees
Dr. Ramesh C. Bhardwaj....................               41     Principal Materials Scientist
Michael E. Cox............................               46     Director of Product Engineering
Kevin C. Obenchain........................               41     Controller
Dr. Hollis Pence..........................               46     Director of Systems Development
Victor Rompa..............................               36     Director of Quality and Applications
David T. Sell.............................               55     Director of Manufacturing
Steve M. Sherepita........................               46     Director of Facilities and Pilot Operations
Directors
Wilmer R. Bottoms, Ph.D.(1)(2)............               53     Director
Tristan E. Juergens.......................               52     Director
David L. Riegel(1)(2).....................               59     Director
Carl S. Stutts(1)(2)......................               50     Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Daniel S. Lankford has served as Chief Executive Officer and President of Bolder since July 1994 and as Chairman of the Board of Directors since October 1996. Prior to joining the Company, Mr. Lankford was Chief Executive Officer of AT&T Microelectronics -- Europe from December 1989 to July 1994, and prior to that, Mr. Lankford served as Vice President of Marketing for AT&T's worldwide microelectronics unit. He received his M.S. in Management as a Sloan Fellow from Stanford University and his B.S. from Johns Hopkins University.

     Joseph F. Fojtasek joined Bolder as Chief Financial Officer, Vice President, Finance and Administration, Secretary and Treasurer in February 1996. From April 1992 to February 1996, Mr. Fojtasek served as Vice President and Chief Financial Officer of CoCensys, Inc., a biopharmaceutical company. In 1990 and 1991, Mr. Fojtasek provided financial consulting services, in some cases acting as Chief Financial Officer, to various early stage technology companies. He received his M.B.A. and B.S. from the University of Texas.

     Sandra D. Schreiber has served as the Company's Senior Vice President, Operations since August 1995 and served as Vice President, Quality from March 1994 to February 1995, when she became Vice President, Operations. Prior to joining Bolder in August 1993, Ms. Schreiber was Vice President, Technical Operations at Ivion Corporation, a manufacturer of infusion pumps. Ms. Schreiber received her B.S. from Montana State University.

     Arnold C. Allen joined Bolder in October 1994 as Vice President, Marketing and Sales. From April 1993 to October 1994, Mr. Allen was the Director of Marketing and Sales for OPTIMA Battery Company, a manufacturer of batteries. From 1991 to April 1993, Mr. Allen was an Environmental

Clean Up Process Manager for Halliburton Corporation, an energy company. Mr. Allen has a B.S. from The United States Naval Academy.

     Dr. Ramesh C. Bhardwaj joined Bolder in June 1996 as Principal Materials Scientist. From May 1994 to June 1996, Dr. Bhardwaj was an Engineer V with Rockwell International Company. From April 1993 to May 1994, Dr. Bhardwaj was Principal Scientist with Lockheed Engineering and Sciences Company, in their White Sands Test Facility, NASA-Johnson Space Center. From May 1988 to April 1993, Dr. Bhardwaj was Senior Scientist in the Department of Chemistry at Texas A&M University. Dr. Bhardwaj holds an M.S. and Ph.D. in Electrochemistry and Spectroscopy from the University of Jobhbur.

     Michael E. Cox joined Bolder in May 1996 as Director of Product Engineering. From 1995 to May 1996, Mr. Cox was a Manufacturing Consultant to Commonwealth Sprague Capacitor, Inc., a manufacturer of capacitors and DC motor drives. From 1994 to 1995, Mr. Cox served as Manager -- Special Projects for Aerovox, Inc., a manufacturer of capacitors, and as a manufacturing consultant. From 1988 to 1993, Mr. Cox served as Manager of Quality Control and Project Manager for Aerovox, Inc. Mr. Cox received a M.B.A. from SUNY-Albany and his B.S. from Regis College.

     Kevin C. Obenchain, CPA, joined Bolder in November 1996 as Controller. From November 1994 to May 1996, Mr. Obenchain was the Controller for Combyte, Inc., a manufacturer of data storage products. From 1991 to October 1994, Mr. Obenchain was a Division Accountant at Array Technology Corporation, a manufacturer of disk arrays. Mr. Obenchain has an M.B.A. in Accounting from the University of Colorado and a B.A. from Michigan State University.

     Dr. Hollis Pence joined Bolder in October 1996 as Director of Systems Development. Dr. Pence had been a technical consultant to Bolder since March 1995. From 1991 to October 1996, Dr. Pence served as President of the Technical Network, Inc., a consulting firm in statistical and reliability engineering. Dr. Pence received his Ph.D. and M.A. from the University of Northern Colorado and his B.A. from the University of Colorado.

     Victor Rompa joined Bolder in September 1994 and is the Director of Quality and Applications. From April 1991 to September 1994, Mr. Rompa was Manager, Product Assurance and Test for SAFT Aerospace Batteries, a battery manufacturer. Mr. Rompa holds a B.S.E.E. from the University of Hartford.

     David T. Sell joined Bolder in February 1997 as Director of Manufacturing. From June 1991 to February 1997, Mr. Sell held various positions with Sharp Microelectronics Technology, a manufacturer of semi-conductors, including Director of Operations and Quality Assurance Manager. Mr. Sell holds an M.B.A. from Regis University and a B.S. from San Jose State University.

     Steven M. Sherepita joined Bolder in March 1993 and is the Director of Facilities and Pilot Operations. From 1990 to March 1993, Mr. Sherepita served as Plant Manager for Warvel Products, Inc., a furniture manufacturing company.

     Wilmer R. Bottoms, Ph.D. has been a director at Bolder since 1993. From 1984 to July 1996, Dr. Bottoms was a Senior Vice President of Patricof & Co. Ventures, Inc. Since July 1996, he has served as Chairman of the Board and Chief Executive Officer of Credence Systems Corporation. Dr. Bottoms received a Ph.D. from Tulane University and a B.S. from Huntington College.

     Tristan E. Juergens is the Company's founder. He has served as a director at Bolder since 1991. Mr. Juergens served as the Company's Chief Technical Officer from May 1992 to March 1996. From March 1991 to May 1992, he served as President of the Company. Mr. Juergens holds a B.S. from the University of Wisconsin.

     David L. Riegel has been a director at Bolder since 1992. From May 1992 to October 1992 Mr. Riegel served as the Chief Executive Officer of the Company. Mr. Riegel is the Executive Vice President and Chief Operating Officer of Exabyte Corporation, a data storage company, a position he has held since December 1994. From July 1993 to December 1994, Mr. Riegel was Senior Vice

President of Operations at Exabyte. From November 1992 to July 1993, he was Senior Vice President of 8 mm Operations at Exabyte. From July 1990 until November 1992, Mr. Riegel served as President and Chief Executive Officer of PrairieTek Corp., a disk drive manufacturer. PrairieTek filed for protection under Chapter 11 of the Federal bankruptcy laws in August 1991. Mr. Riegel received a B.S. from Purdue University.

     Carl S. Stutts has been a director at Bolder since 1992. Mr. Stutts is a general partner of Columbine Venture Management II, the general partner of Columbine Venture Fund II, a position he has held since 1988. Mr. Stutts was a director of Thesis, Inc., which filed a voluntary petition under Chapter 11 of the Federal bankruptcy laws in July 1994. Mr. Stutts received an M.B.A. from the University of Houston and a B.S. from North Carolina State University.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of Directors serving staggered three-year terms. Messrs. Lankford and Riegel have been designated as Class I Directors, with terms ending at the 1997 annual meeting of the Company's stockholders. Dr. Bottoms and Mr. Stutts have been designated as Class II Directors, with terms ending at the 1998 annual meeting of the Company's stockholders. Mr. Juergens has been designated as a Class III director, with a term ending at the 1999 annual meeting of the Company's stockholders. There is currently a Class III vacancy on the Board of Directors.

COMMITTEES

     The Audit Committee consists of Messrs. Bottoms, Riegel and Stutts. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

     The Compensation Committee consists of Messrs. Bottoms, Riegel and Stutts. The Compensation Committee reviews and recommends for Board approval awards under the Company's Equity Incentive Plan, makes policy decisions concerning salaries and incentive compensation for employees and consultants of the Company, and reviews and recommends for Board approval compensation for executive officers.

DIRECTORS' COMPENSATION

     Bolder's Directors do not currently receive any compensation for service on the Board of Directors or any committee thereof, other than grants of nonstatutory stock options to non-employee Directors under the Equity Incentive Plan. See "Management -- 1996 Equity Incentive Plan". Directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

EMPLOYMENT AGREEMENTS

     On July 11, 1994, the Company entered into an Employment Agreement with Daniel S. Lankford, which provided for Mr. Lankford's employment as the President and Chief Executive Officer of the Company. Under the terms of the agreement, the Company agreed to pay Mr. Lankford a base salary of $180,000 and granted Mr. Lankford an option to purchase 282,000 shares of Common Stock at an exercise price of $.375 per share, subject to vesting over four years from the start of Mr. Lankford's employment with the Company. Mr. Lankford exercised this option as to 133,333 shares early, subject to the Company's right to repurchase a portion of such stock if Mr. Lankford leaves the Company prior to the expiration of the vesting of the option. The Company also paid Mr. Lankford $50,000 to cover his relocation expenses. In the event that the Company terminates Mr. Lankford's employment other than for cause, the Company agreed to pay Mr. Lankford an amount equal to six months of his base salary. Pursuant to the Employment Agreement, in June 1995 the Company granted Mr. Lankford an additional option to purchase 21,150 shares of Common Stock at an exercise price of $1.50 per share, which options will vest in ten years unless the Board of Directors accelerates the vesting of the options based on Mr. Lankford's achievement of certain performance goals. In February 1996, the Company accelerated the vesting of 3,176 shares of such option based on an evaluation of Mr. Lankford's performance during 1995 and granted Mr. Lankford an option to purchase 21,166 shares of Common Stock at an exercise price of $6.00 per share, which options will vest in ten years unless the Board of Directors accelerates the vesting of the options based on Mr. Lankford's achievement of certain performance goals. In January 1997, the Company accelerated the vesting of the remaining 17,974 shares of the June 1995 option based on an evaluation of Mr. Lankford's performance during 1996 and granted Mr. Lankford an option to purchase 21,166 shares of Common Stock at an exercise price of $15.25 per share, which options will vest in ten years unless the Board of Directors accelerates the vesting of the options based on Mr. Lankford's achievement of certain performance goals.

     Pursuant to an Employment Agreement, dated April 1, 1993, between the Company and William E. Younkes, at that time the President and Chief Executive Officer of the Company, the Company granted Mr. Younkes an option to purchase 238,333 shares of Common Stock at an exercise price of $.15 per share. This option was subject to vesting over four years from the start of Mr. Younkes' employment with the Company. Such agreement provided that should Mr. Younkes remain with the Company for a specified period of time, vested shares, if any, could be exercised in exchange for services rendered. Mr. Younkes resigned as President and Chief Executive Officer in July 1994 and remained as Chairman of the Board. Pursuant to an Employment Agreement Amendment, dated October 1, 1995, the Company agreed to retain the services of Mr. Younkes on an hourly basis based upon his then current salary of $3,076 per week prorated to the actual number of hours worked per week. The Company also agreed to extend Mr. Younkes' original severance period of six months by one hour for every hour worked, provided that the value of the severance benefit not exceed the amount specified in the Employment Agreement. In addition, the Company reduced the number of shares which vest on a monthly basis and extended the vesting period of the unvested portion of Mr. Younkes' stock option, totaling 96,982 shares, to 87 months beginning October 1, 1995. In February and June 1996, Mr. Younkes exercised 66,451 and 10,424 shares, respectively, relating to these options.

     On February 13, 1996, the Company entered into a letter agreement with Joseph F. Fojtasek, which provided for Mr. Fojtasek's employment with the Company as Vice President, Finance and Administration, and Chief Financial Officer. Under the terms of the letter agreement, the Company agreed to pay Mr. Fojtasek a base salary of $130,000 per year, plus a bonus of up to $26,000 in 1996 based on the achievement of certain performance goals and Company performance. The Company also agreed to grant Mr. Fojtasek an option to purchase 133,333 shares of Common Stock at an exercise price of $6.00 per share, subject to vesting over six years from the start of Mr. Fojtasek's employment with the Company. In addition, the Company has agreed to grant Mr. Fojtasek a bonus payable at the rate of $1.50 for each share of Common Stock purchased by Mr. Fojtasek pursuant to such stock option grant. In the event that the Company terminates Mr. Fojtasek's employment, other than for cause, the Company agrees to pay Mr. Fojtasek an amount equal to six months of his base salary. The Company also paid Mr. Fojtasek $35,000 to cover his relocation expenses.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company to its Chief Executive Officer and four other executive officers whose total annual salary and bonus exceeded $100,000 for services rendered to the Company during the fiscal years ended December 31, 1995 and 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                            ANNUAL COMPENSATION                 COMPENSATION
                                                    ------------------------------------   ----------------------
           NAME AND PRINCIPAL              FISCAL    SALARY     BONUS     OTHER ANNUAL     AWARDS     ALL OTHER
                POSITION                    YEAR      ($)        ($)     COMPENSATION($)   OPTIONS   COMPENSATION
           ------------------              ------   --------   -------   ---------------   -------   ------------
Daniel S. Lankford.......................   1995    $180,000   $ 8,400       --            21,150           --
  Chief Executive Officer, President        1996     193,333    80,000       --            121,166          --
  and Chairman of the Board
Joseph F. Fojtasek.......................   1995          --        --       --                --           --
  Chief Financial Officer                   1996     102,917    25,040       --            133,333      35,000(1)
Sandra D. Schreiber......................   1995     116,731     7,839       --            41,999           --
  Senior Vice President, Operations         1996     145,000    26,440       --            50,000           --
Robert F. Nelson.........................   1995     106,000     6,130       --                --           --
  Vice President, Technology(2)             1996     106,000     4,950       --                --           --
Arnold C. Allen..........................   1995     100,000     5,000       --            26,666           --
  Vice President, Marketing and Sales       1996     105,000    16,610       --            16,668           --

---------------

(1) Reimbursement of moving expenses.
(2) Mr. Nelson resigned as Vice President, Technology effective January 1997.

1996 EQUITY INCENTIVE PLAN

     In March 1996, the Company adopted the 1996 Equity Incentive Plan, which was subsequently amended in December 1996 and January 1997 (the "Equity Incentive Plan"). The Equity Incentive Plan is a successor to, and restatement of, the Company's 1992 Incentive Stock Option Plan and its 1992 Non-Qualified Stock Option Plan (the "1992 Plans"). The Equity Incentive Plan provides for the following types of stock based awards: incentive stock options for employees (including officers and employee Directors); nonstatutory stock options for employees (including officers and non-employee Directors), Directors and consultants; and restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee Directors) and consultants.

     The Company has reserved 1,078,813 shares of its Common Stock for future issuance under the Equity Incentive Plan.

     The Equity Incentive Plan is administered by the Board of Directors, unless the Board delegates administration to a committee. The Board determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof, provided that the terms of options granted to non-employee Directors are specified in the Equity Incentive Plan.

     Non-employee Directors are eligible only for nonstatutory option grants. Each person who becomes a non-employee director will automatically be granted an option to purchase 10,000 shares of Common Stock on the date of his or her election to the Board. On the date of each annual meeting of stockholders and the Company, starting with the first annual meeting to be held in 1997, each non-employee director who has continuously served as a non-employee director since the last annual meeting will be granted an option to purchase 1,000 shares of Common Stock, and each other person who is then a non-employee director will be granted an option to purchase a prorated number of shares of Common Stock based on the number of days such person has continuously served as a non-employee director since the last annual meeting.

     Initial options granted to non-employee Directors vest in five equal annual increments following the date of grant, and annual options granted to non-employee Directors vest in three equal annual increments following the date of grant. Options granted to employees and consultants will vest as determined by the Board, and an option agreement may permit employees to exercise unvested options. The Board has the authority to accelerate the vesting of options granted to employees and consultants.

     The exercise price of options granted under the Equity Incentive Plan is determined by the Board of Directors; provided, however, that the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of grant, and the exercise price of an option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant.

     Upon any merger or consolidation in which the Company is acquired, all outstanding options may either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such options, the options terminate as of the closing of the merger or consolidation.

     The Board of Directors has the authority to amend or terminate the Equity Incentive Plan, subject to stockholder approval when necessary under the requirements of the Internal Revenue Code, provided that no such action shall impair rights under outstanding awards. The Equity Incentive Plan will terminate in March 2006, unless terminated sooner by the Board of Directors.

     The following table sets forth each grant of stock options made during the year ended December 31, 1996 to each of the Named Executive Officers:

                          OPTION GRANTS IN FISCAL 1996

                                                                INDIVIDUAL GRANTS
                                            ---------------------------------------------------------
                                                              % OF TOTAL
                                                               OPTIONS
                                                              GRANTED TO     EXERCISE OR
                                               OPTIONS       EMPLOYEES IN       BASE       EXPIRATION
                   NAME                      GRANTED(#)      FISCAL YEAR     PRICE($/SH)    DATE(1)
                   ----                     -------------   --------------   -----------   ----------
Daniel S. Lankford........................      21,166(2)         4.3          $ 6.00       02/06/06
                                               100,000(3)        20.2          $12.00       07/17/06
Joseph F. Fojtasek........................     133,333(4)        27.0          $ 6.00       02/12/06
Sandra D. Schreiber.......................      50,000(5)        10.1          $12.88       06/01/06
Robert F. Nelson..........................          --             --              --             --
Arnold C. Allen...........................      16,668(6)         3.4          $12.25       08/29/06

---------------

(1) Any of the options that are exercisable on the date of termination of employment may be exercised until the earlier of three months after such termination and the expiration date unless termination was a result of total and permanent disability, in which case, until the earlier of one year after such termination and the expiration date.

(2) Exercisable on the expiration date, unless the Board of Directors accelerates the vesting of the options based on the achievement of certain performance goals.

(3) Exercisable in 60 equal monthly installments, beginning August 18, 1997.

(4) One-sixth of the options becomes exercisable one year following the date of grant. One-seventy-second of the options becomes exercisable monthly thereafter.

(5) 20,000 of the options are exercisable in accordance with the vesting schedule set forth in the following note. 30,000 of the options are exercisable in accordance with the vesting schedule set forth in note 2 above.

(6) One-fifth of the options becomes exercisable one year following the date of grant. One-sixtieth of the options becomes exercisable monthly thereafter.

     The following table sets forth information with respect to (i) the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1996, (ii) the number of unexercised options held by the Named Executive Officers as of December 31, 1996 and (iii) the value of unexercised in-the-money options (i.e., options for which the fair market value of the Common Stock ($16.44) at December 31, 1996 exceeds the exercise price) as of December 31, 1996:

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                                         NUMBER OF        VALUE OF UNEXERCISED
                                                                        UNEXERCISED       IN-THE-MONEY OPTIONS
                                                                    OPTIONS AT DEC. 31,     AT DEC. 31, 1996
                              SHARES ACQUIRED         VALUE          1996 EXERCISABLE/        EXERCISABLE/
            NAME              ON EXERCISE (#)        REALIZED          UNEXERCISABLE         UNEXERCISABLE
            ----              ----------------   ----------------   -------------------   --------------------
Daniel S. Lankford..........            --                     --       151,843/139,140    $2,435,041/$933,505
Joseph F. Fojtasek..........            --                     --           -- /133,333         -- /$1,391,997
Sandra D. Schreiber.........            --                     --         43,897/92,768      $700,710/$836,364
Robert F. Nelson............            --                     --         24,166/25,834      $393,664/$420,836
Arnold C. Allen.............            --                     --         10,887/39,113      $165,886/$409,399

EMPLOYEE STOCK PURCHASE PLAN

     In March 1996, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 40,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

     Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors for at least 20 hours per week and are employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. Employees who participate in an offering can have up to 10% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     Upon any merger or consolidation in which the Company is acquired, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, if any, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such transaction.

     The Board has the authority to amend or terminate the Purchase Plan, subject to stockholder approval when necessary to meet the requirements of the Code, provided that no such action may adversely affect any outstanding rights to purchase Common Stock.

     The first offering under the Purchase Plan concluded on February 3, 1997. To date, an aggregate of 10,085 shares of Common stock have been issued under the Purchase Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company will indemnify its Directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by

Delaware law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its Directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify.

     In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's Directors will not be liable for monetary damages for breach of the Directors' fiduciary duty of care to the Company and its stockholders. This provision of the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to Directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into indemnification agreements with each of its Directors and executive officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of the Company, and the Company maintains Directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

     The Company issued an aggregate of 13,979 shares of Series C Preferred Stock at $3.00 per share and 666,284 shares of Series D Preferred Stock ("Series D Stock") at $6.00 per share in a closing occurring in April 1995 and sold 16,666 shares of Series D Stock at $6.00 per share in a second closing occurring in January 1996. In consideration for these shares, the stockholders, which include certain Directors of the Company and their affiliates, paid an aggregate of $4,139,637 in cash and cancellation of indebtedness. In addition, in connection with Johnson Controls' commitment to finance the Joint Venture in June 1995, the Company issued to Johnson Controls: (i) 250,000 shares of Series E Preferred Stock (the "Series E Stock") at $6.00 per share in cash; and (ii) warrants to purchase 308,666 shares of Series E Stock, at an exercise price of $6.00 per share, in consideration of $463 in cash.

     The following table sets forth the number of shares of the Company's Preferred Stock purchased by each of the Company's Directors, executive officers and 5% stockholders and their respective affiliates:

                    INVESTOR                      SERIES C STOCK    SERIES D STOCK    SERIES E STOCK
                    --------                      --------------    --------------    --------------
Columbine Venture Fund II, L.P.(1)..............     303,348            79,148                --
Patricof & Co. Ventures, Inc....................     315,925           124,527                --
David L. Riegel.................................       8,359               578                --
Johnson Controls Battery Group, Inc.............          --                --           558,666

---------------
(1) Carl S. Stutts, a director of the Company, is a general partner of Columbine Venture Management II, the general partner of Columbine Venture Fund II, L.P.

     In April 1994, the Company issued convertible promissory notes to certain stockholders in the aggregate principal amount of $1,000,000. In connection with this financing, the Company issued (i) notes in the amount of $433,308 to Columbine Venture Fund II, L.P. ("Columbine") in exchange for cash, and (ii) notes in the amount of $448,433 to Patricof & Co. Ventures, Inc. ("Patricof") in exchange for cash.

     In March 1995, the Company issued convertible promissory notes to certain stockholders in the aggregate principal amount of $1,797,750 and warrants to purchase 149,998 shares of Common Stock for an aggregate consideration of $2,250. In connection with such financing, the Company issued: (i) a $474,893 note and a warrant to purchase 39,624 shares of Common Stock to Columbine in exchange for $475,487 in cash; (ii) notes in the amount of $747,175 and warrants to purchase 62,342 shares of Common Stock to Patricof in exchange for $748,110 in cash; and (iii) a $3,474 note and a warrant to purchase 290 shares of Common Stock to David L. Riegel, a director of the Company, for $3,478 in cash. The principal amounts of the notes were converted into Series D Preferred Stock and the interest accrued on the notes was converted into Series C Preferred Stock in May 1995.

     In August 1995, the Company loaned Tristan E. Juergens, at that time the Chief Technical Officer and a director of the Company, $50,000 to assist him in defraying certain medical expenses. The loan was made pursuant to a promissory note executed by Mr. Juergens on August 29, 1995 bearing interest at the rate of 6.04% per year. In addition, the Company repurchased 33,333 shares of Common Stock held by Mr. Juergens at $1.50 per share, pursuant to a Stock Repurchase Agreement between the Company and Mr. Juergens dated August 29, 1995. In November 1995, the Company loaned Mr. Juergens an additional sum of $100,000 pursuant to a Promissory Note executed by Mr. Juergens on November 7, 1995 bearing interest at the rate of 6.04% per year. Each of these notes has been repaid in full.

     In August 1995, the Company issued a cash bonus to certain officers and employees of the Company, a portion of the proceeds of which were used by such officers and employees to purchase an aggregate of 22,443 shares of Common Stock at $1.50 per share. In connection with this bonus, the Company issued: (i) 2,914 shares to Arnold C. Allen; (ii) 2,196 shares to Tristan E. Juergens; (iii) 3,088 shares to Robert F. Nelson; (iv) 3,933 shares to Sandra D. Schreiber; and (v) an aggregate of 10,312 shares to other employees of the Company.

     In April and May 1996, certain stockholders of the Company exercised warrants to purchase Common Stock in the following amounts and at the following exercise prices: (i) 308,606 shares at an exercise price of $6.00 per share;
(ii) 166,666 shares at an exercise price of $1.50 per share; (iii) 145,128 shares at an exercise price of $0.75 per share (including 63,270 shares issued to certain stockholders pursuant to cashless exercises of warrants to purchase 68,138 shares). In connection with such warrant exercises, the Company issued
(i) 39,624 shares of Common Stock to Columbine for $29,718; (ii) 20,701 shares of Common Stock to funds managed by Advent International for $15,526; (iii) 290 shares of Common Stock to David L. Riegel for $217; (iv) 308,666 shares to Johnson Controls for $1,851,996; and (v) 57,888 shares to Patricof for $43,416.

     Each share of Preferred Stock converted automatically into Common Stock immediately prior to the closing of the Company's initial public offering.

     The Company believes that the foregoing transactions were in its best interests. As a matter of policy, these transactions were, and all future transactions between the Company and any of its officers, Directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 31, 1997, and as adjusted to reflect the sale of the Common Stock being offered hereby (assuming no exercise of the Underwriters' over-allotment option) by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's Directors, (iii) each of the Named Executive Officers, (iv) all Directors and executive officers of the Company as a group, and (v) the Selling Stockholders. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of Common Stock owned by them.

                                                                                        SHARES TO BE
                                                  SHARES BENEFICIALLY OWNED          BENEFICIALLY OWNED
                                                   PRIOR TO THIS OFFERING            AFTER THIS OFFERING
                                           ---------------------------------------   -------------------
            BENEFICIAL OWNERS              NUMBER(1)   PERCENT(2)   OFFERED HEREBY    NUMBER     PERCENT
            -----------------              ---------   ----------   --------------   ---------   -------
Patricof & Co. Ventures, Inc.(3).........  1,991,126     21.1%         400,000       1,591,126    13.9%
  2100 Geng Road
  Palo Alto, CA 94303
Columbine Venture Fund II, L.P.(4).......  1,864,561     19.8%              --       1,864,561    16.3%
  6312 South Fiddler's Green Circle,
  Suite 260
  Englewood, CO 80111
Johnson Controls Battery Group, Inc......   558,666       5.9%              --         558,666     4.9%
  5757 North Green Bay Avenue
  P.O. Box 591
  Milwaukee, WI 53201
Advent International Group(5)............   254,735       2.7%          80,430         174,305     1.5%
  101 Federal Street
  Boston, MA 02110
Wells Fargo Small Business...............   231,056       2.5%          72,954         158,102     1.4%
  Investment Company, Inc.
  One Montgomery Street
  West Tower, Suite 2530
  San Francisco, CA 94104
Technology Funding Venture Partners V,...    33,499       *             10,577          22,922     *
  an Aggressive Growth Fund, L.P.
  2000 Alameda de las Pulgas
  San Mateo, CA 94403
Phoenix Leasing Incorporated(6)..........    19,125       *              6,039          13,086     *
  2401 Kerner Boulevard
  San Rafael, CA 94901
Daniel S. Lankford(7)....................   303,150       3.2%              --         303,150     2.6%
Joseph F. Fojtasek(8)....................    24,074       *                 --          24,074     *
Sandra D. Schreiber(9)...................    52,519       *                 --          52,519     *
Robert F. Nelson(10).....................    31,755       *                 --          31,755     *
Arnold C. Allen(11)......................    15,468       *                 --          15,468     *
Wilmer R. Bottoms, Ph.D..................        --         --              --              --       --
Tristan E. Juergens......................   395,474       4.2%          30,000         365,474     3.2%
David L. Riegel(12)......................    82,561       *                 --          82,561     *
Carl S. Stutts(4)........................  1,864,561     19.8%              --       1,864,561    16.3%
All Directors and executive officers as a
  group (8 persons)(13)..................  2,737,807     28.2%          30,000       2,707,807    23.1%

---------------

* Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within sixty (60) days of January 31, 1997, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Percentage of ownership is based on 9,416,289 shares of Common Stock outstanding before the offering and 11,422,328 shares of Common Stock outstanding after the offering.

 (3) Consists of shares held by funds managed by Patricof & Co. Ventures, Inc., including 1,389,811 shares held by APA Excelsior III, L.P., 529,638 shares held by Coutts & Co. (Jersey) Ltd., Custodian for APA Excelsior III/Offshore, L.P. and 71,677 shares held by CIN Venture Nominees Limited.

 (4) Mr. Stutts is a general partner of Columbine Venture Management II, the general partner of Columbine Venture Fund II, L.P. ("Columbine"). Mr. Stutts disclaims beneficial ownership of the shares held by Columbine except to the extent of his pecuniary interest arising from his general partnership interest therein.

 (5) Consists of 4,397 shares held by Advent International Investors II Limited Partnership, 125,169 shares held by Advent Performance Materials Limited Partnership, and 125,169 shares held by Adtel Limited Partnership.

 (6) Consists solely of shares issuable upon exercise of warrants.

 (7) Includes 105,750 shares which are subject to repurchase by the Company prior to becoming vested (such vesting occurring at the rate of 5,875 shares per month) and 169,817 shares subject to stock options that are exercisable within 60 days of January 31, 1997.

 (8) Consists solely of shares subject to stock options that are exercisable within 60 days of January 31, 1997.

 (9) Includes 48,586 shares subject to stock options that are exercisable within 60 days of January 31, 1997.

(10) Includes 25,000 shares subject to stock options that are exercisable within 60 days of January 31, 1997.

(11) Includes 12,554 shares subject to stock options that are exercisable within 60 days of January 31, 1997.

(12) Includes 27,500 shares subject to stock options that are exercisable within 60 days of January 31, 1997.

(13) See notes 7, 8, 9, 11 and 12 above.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

     The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share. As of January 31, 1997 there were approximately 96 record holders of the Company's Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of Directors, and as a consequence, minority stockholders will not be able to elect Directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

     Pursuant to an agreement between the Company and certain of its stockholders, the holders (or their permitted transferees) of approximately 5,134,091 shares of Common Stock and 13,086 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company, on not more than two occasions, to file a registration statement under the Securities Act, at the Company's expense, with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. However, the Holders may not require the Company to file any such registration statement within 90 days of the effective date of any prior registration statement covering the Company's Common Stock, and the Company may defer the filing of such registration statement for up to 120 days. Further, certain of the Holders may require the Company, at its expense, to register their shares of Common Stock on a Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Company's Certificate of Incorporation also provides that the authorized number of Directors may be changed only by resolution of the Board of Directors, and that Directors can only be removed for cause by a majority vote of the stockholders. In addition, the Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes, only one of which shall be elected at any given annual meeting. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company, depressing the market price of Common Stock or discouraging hostile takeover bids in which stockholders of the Company could receive a premium for their shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 11,422,328 shares of Common Stock outstanding. 5,015,748 of these shares (including the 2,600,000 shares sold in this offering) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as defined under the Securities Act.

     The remaining 6,406,580 shares of Common Stock are "Restricted Shares" and are subject to restrictions under the Securities Act and lock-up agreements under which the holders have agreed not to sell or otherwise dispose of any of their shares for a period of 120 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. As of the date of
this Prospectus, approximately           Restricted Shares are eligible for sale
in the public market pursuant to Rule 144(k) under the Securities Act, and
approximately           Restricted Shares are eligible for sale in the public
market pursuant to Rule 144 and Rule 701 under the Securities Act. Beginning 120
days after the date of this Prospectus, approximately           additional
Restricted Shares will become available for sale in the public market subject to the volume and other limitations of Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 114,223 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock on the Nasdaq Stock Market during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions and other requirements of Rule 144.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Alex. Brown & Sons Incorporated.............................
Dain Bosworth Incorporated..................................

                                                              ---------
Total.......................................................  2,600,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Common Stock offered hereby if any are purchased.

     The Company and the Selling Stockholders have been advised by the Underwriters that they propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and
to certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $     per share to certain other dealers. After commencement of
the offering, the offering price and other selling terms may be changed by the Underwriters.

     The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 390,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commission set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,600,000 and the Company and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,600,000 shares are being offered.

     The Underwriting Agreement contains covenants of indemnity and contribution among the Underwriters, the Company and the Selling Stockholders regarding certain liabilities, including liabilities, under the Securities Act.

     The Company has agreed not to sell or offer for sale any shares of Common Stock or any options, rights or warrants with respect to any Common Stock (except for shares issued in an acquisition of another business or pursuant to the Equity Incentive Plan and the Purchase Plan) for a period of 120 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. The Selling Stockholders, all of the Company's officers and Directors and certain stockholders have agreed not to sell, offer for sale or otherwise dispose of any Common Stock for a period of 120 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

     The Representatives have advised the Company and the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     One or more of the Underwriters currently act as market makers for the Class A Common Stock and may engage in "passive market making" in such securities on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain condition, underwriters participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on the Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Boulder, Colorado. Certain legal matters will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland. Certain legal matters pertaining to the Company's patents will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado.

                                    EXPERTS

     The financial statements and schedules of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, and from inception (March 22, 1991) to December 31, 1996, included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices located at 75 Park Place, New York, New York 10007, and at 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the Internet from the SEC's home page on the World Wide Web at http://www.sec.gov.

                        BOLDER TECHNOLOGIES CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Arthur Andersen LLP, Independent Public
  Accountants...............................................   F-3
Balance Sheets..............................................   F-4
Statements of Operations....................................   F-6
Statements of Stockholders' (Deficit) Equity................   F-7
Statements of Cash Flows....................................  F-11
Notes to Financial Statements...............................  F-13

                      (This page intentionally left blank)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Bolder Technologies Corporation:

     We have audited the accompanying balance sheets of BOLDER TECHNOLOGIES CORPORATION (a Delaware corporation in the development stage) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' (deficit) equity and cash flows for each year in the three-year period ended December 31, 1996, and for the period from inception (March 22, 1991) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bolder Technologies Corporation (a development stage company) as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each year in the three-year period ended December 31, 1996, and for the period from inception to December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado,
February 4, 1997.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                 1995          1996
                                                              ----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  664,219    $   968,297
  Available-for-sale securities.............................   2,135,478     15,102,380
  Inventory.................................................      36,114         35,796
  Trade accounts receivable.................................      14,470         91,716
  Related party accounts receivable.........................      77,698             --
  Prepaid expenses..........................................     106,877         66,205
                                                              ----------    -----------
          Total current assets..............................   3,034,856     16,264,394
                                                              ----------    -----------
PROPERTY AND EQUIPMENT, at cost:
  Furniture, fixtures and equipment.........................   1,319,222      1,738,570
  Leasehold improvements....................................     371,731        371,731
  Construction in progress..................................     177,239      9,517,047
                                                              ----------    -----------
                                                               1,868,192     11,627,348
  Less -- Accumulated depreciation and amortization.........    (552,782)      (947,809)
                                                              ----------    -----------
          Property and equipment, net.......................   1,315,410     10,679,539
NOTES RECEIVABLE FROM FOUNDER...............................     152,066             --
INVESTMENT IN JOINT VENTURE.................................     135,864             --
PATENTS, net of accumulated amortization of $7,249 and
  $16,304 in 1995 and 1996, respectively....................      98,291        150,998
OTHER ASSETS................................................      11,860         51,185
                                                              ----------    -----------
          Total assets......................................  $4,748,347    $27,146,116
                                                              ==========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

                                                                 1995          1996
                                                              -----------   -----------
CURRENT LIABILITIES:
  Accounts payable..........................................  $   154,798   $   244,893
  Construction in progress payables.........................           --     2,043,294
  Accrued compensation and other accrued liabilities (Note
     10)....................................................      139,945       554,148
  Deferred revenue (Note 6).................................           --       746,343
  Current portion of notes payable (Note 7).................      200,674       270,541
  Current portion of capital lease payable (Note 7).........        6,528         1,819
                                                              -----------   -----------
          Total current liabilities.........................      501,945     3,861,038
                                                              -----------   -----------
LONG-TERM LIABILITIES:
  Notes payable (Note 7)....................................      349,075       214,177
  Capital lease payable (Note 7)............................        2,410            --
                                                              -----------   -----------
     Total long-term liabilities............................      351,485       214,177
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
MANDATORILY REDEEMABLE, CONVERTIBLE PREFERRED STOCK, $.001
  par value, aggregate liquidation preference of $13,433,482 and $0 as of December 31, 1995 and 1996, respectively;
  5,781,962 and none authorized as of December 31, 1995 and
  1996, respectively; 5,243,425 and none issued and
  outstanding as of December 31, 1995 and 1996, respectively
  (Note 4)..................................................   13,433,482            --
                                                              -----------   -----------
STOCKHOLDERS' (DEFICIT) EQUITY:
  Preferred stock, $0.01 par value, none and 5,000,000
     shares authorized as of December 31, 1995 and 1996,
     respectively, and none issued and outstanding..........           --            --
  Common stock, $.001 par value, 9,691,622 and 25,000,000
     shares authorized as of December 31, 1995 and 1996,
     respectively; 1,146,421 and 9,447,622 shares issued at
     December 31, 1995 and 1996, respectively...............        1,146         9,448
  Treasury stock, $.001 par common stock, 33,333 shares at
     December 31, 1995 and 1996.............................      (50,000)      (50,000)
  Additional paid-in capital................................          573    36,761,827
  Deficit accumulated during the development stage..........   (9,490,284)  (13,650,374)
                                                              -----------   -----------
          Total stockholders' (deficit) equity..............   (9,538,565)  $23,070,901
                                                              -----------   -----------
            Total liabilities and stockholders' (deficit)
               equity.......................................  $ 4,748,347   $27,146,116
                                                              ===========   ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                   FOR THE
                                                                                    PERIOD
                                                                                     FROM
                                                                                  INCEPTION
                                                                                  (MARCH 22,
                                          FOR THE YEAR ENDED DECEMBER 31,          1991) TO
                                     -----------------------------------------   DECEMBER 31,
                                        1994           1995           1996           1996
                                     -----------   -------------   -----------   ------------
REVENUE (Note 13)..................  $    42,712    $   105,673    $   475,904   $    624,289
COST OF REVENUE....................       20,954         49,647        171,486        242,087
                                     -----------    -----------    -----------   ------------
                                          21,758         56,026        304,418        382,202
                                     -----------    -----------    -----------   ------------
OPERATING EXPENSES:
  Research and development.........    2,212,977      2,351,825      2,343,436      9,078,481
  Loss from operations of joint
     venture.......................           --        164,136        669,025        833,161
  General and administrative.......    1,124,101        772,191      1,870,256      4,458,336
  Selling and marketing............           --        163,771        326,360        490,131
                                     -----------    -----------    -----------   ------------
          Total operating
            expenses...............    3,337,078      3,451,923      5,209,077     14,860,109
                                     -----------    -----------    -----------   ------------
LOSS FROM OPERATIONS...............   (3,315,320)    (3,395,897)    (4,904,659)   (14,477,907)
OTHER INCOME (EXPENSE):
  Interest income..................       31,188        126,546        798,846      1,014,113
  Interest expense (including
     $28,274, $41,950, $51,737,
     $139,825 in 1994, 1995, 1996
     and from inception,
     respectively, to related
     parties)......................      (32,092)       (72,633)       (54,277)      (186,580)
                                     -----------    -----------    -----------   ------------
NET INCOME (LOSS)..................  $(3,316,224)   $(3,341,984)   $(4,160,090)  $(13,650,374)
                                     ===========    ===========    ===========   ============
  Unaudited, pro forma net income
     (loss) per common and common
     equivalent share (Note 2).....                                $      (.48)
                                                                   ===========
  Shares used in computing
     unaudited, pro forma net
     income (loss) per common and
     equivalent share (Note 2).....                                  8,696,632
                                                                   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
      FOR THE PERIOD FROM INCEPTION (MARCH 22, 1991) TO DECEMBER 31, 1996

                                                                          STOCKHOLDERS' DEFICIT
                                          MANDATORILY       -------------------------------------------------
                                           REDEEMABLE
                                          CONVERTIBLE                             OPTIONS AND
                                        PREFERRED STOCK       COMMON STOCK         WARRANTS        ADDITIONAL
                                       ------------------   ----------------   -----------------    PAID-IN
                                       SHARES     AMOUNT    SHARES    AMOUNT   SHARES    AMOUNT     CAPITAL
                                       -------   --------   -------   ------   -------   -------   ----------
BALANCES, INCEPTION (March 22,
  1991)..............................       --   $     --        --    $ --         --   $    --    $     --
  Issuance of common stock to an
    officer for contributed research
    and development, stated at
    historical carrying value of $0,
    recorded at par, in March 1991...       --         --   550,000     550         --        --       2,450
  Issuance of common stock to an
    officer for cash ($0.0165 per
    share), recorded at estimated
    fair market value ($0.15 per
    share), in March 1991............       --         --     9,167       9         --        --       1,366
  Issuance of common stock for cash
    ($0.36 per share), net of
    offering costs of $7,650, in
    April 1991.......................       --         --   137,500     138         --        --      42,212
  Issuance of common stock to lessor,
    recorded at estimated fair market
    value ($0.15 per share), in May
    1991.............................       --         --     8,937       9         --        --       1,332
  Issuance of Series A preferred
    stock for cash ($0.927 per
    share), net of offering costs of
    $31,100, in June, August and
    November 1991....................  337,550    313,000        --      --         --        --     (31,100)
  Net income (loss)..................       --         --        --      --         --        --          --
                                       -------   --------   -------    ----    -------   -------    --------
BALANCES, December 31, 1991..........  337,550    313,000   705,604     706         --        --      16,260
  Issuance of Series A preferred
    stock for cash ($0.927 per
    share), in April 1992............  234,014    217,000        --      --         --        --          --
  Issuance of shares of common stock
    to an officer for services,
    recorded at estimated fair market
    value ($0.15 per share), in
    November 1992....................       --         --    45,834      46         --        --       6,829
  Net income (loss)..................       --         --        --      --         --        --          --
                                       -------   --------   -------    ----    -------   -------    --------
                                       571,564   $530,000   751,438    $752         --   $    --    $ 23,089
                                       =======   ========   =======    ====    =======   =======    ========

                                            STOCKHOLDERS' DEFICIT
                                       -------------------------------
                                                             DEFICIT
                                                           ACCUMULATED
                                        TREASURY STOCK     DURING THE
                                       -----------------   DEVELOPMENT
                                       SHARES    AMOUNT       STAGE
                                       -------   -------   -----------
BALANCES, INCEPTION (March 22,
  1991)..............................       --   $    --    $      --
  Issuance of common stock to an
    officer for contributed research
    and development, stated at
    historical carrying value of $0,
    recorded at par, in March 1991...       --        --           --
  Issuance of common stock to an
    officer for cash ($0.0165 per
    share), recorded at estimated
    fair market value ($0.15 per
    share), in March 1991............       --        --           --
  Issuance of common stock for cash
    ($0.36 per share), net of
    offering costs of $7,650, in
    April 1991.......................       --        --           --
  Issuance of common stock to lessor,
    recorded at estimated fair market
    value ($0.15 per share), in May
    1991.............................       --        --           --
  Issuance of Series A preferred
    stock for cash ($0.927 per
    share), net of offering costs of
    $31,100, in June, August and
    November 1991....................       --        --           --
  Net income (loss)..................       --        --     (194,512)
                                       -------   -------    ---------
BALANCES, December 31, 1991..........       --        --     (194,512)
  Issuance of Series A preferred
    stock for cash ($0.927 per
    share), in April 1992............       --        --           --
  Issuance of shares of common stock
    to an officer for services,
    recorded at estimated fair market
    value ($0.15 per share), in
    November 1992....................       --        --           --
  Net income (loss)..................       --        --     (637,733)
                                       -------   -------    ---------
                                            --   $    --    $(832,245)
                                       =======   =======    =========

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
      FOR THE PERIOD FROM INCEPTION (MARCH 22, 1991) TO DECEMBER 31, 1996

                                                                               STOCKHOLDERS' DEFICIT
                                             MANDATORILY         --------------------------------------------------
                                             REDEEMABLE,
                                             CONVERTIBLE                                OPTIONS AND
                                           PREFERRED STOCK          COMMON STOCK          WARRANTS       ADDITIONAL
                                        ----------------------   ------------------   ----------------    PAID-IN
                                         SHARES       AMOUNT      SHARES     AMOUNT   SHARES   AMOUNT     CAPITAL
                                        ---------   ----------   ---------   ------   ------   -------   ----------
BALANCES, December 31, 1992...........    571,564   $  530,000     751,438   $  752       --   $    --    $23,089
  Issuance of Series B preferred stock
    ($1.50 per share) in January 1993
    for cash of $3,143,140 and
    conversion of debt of $717,864,
    net of offering costs of
    $27,524...........................  2,574,003    3,861,004          --       --       --        --    (22,714)
  Net income (loss)...................         --           --          --       --       --        --         --
                                        ---------   ----------   ---------   ------   ------   -------    -------
BALANCES, December 31, 1993...........  3,145,567    4,391,004     751,438      752       --        --        375
  Issuance of Series C preferred stock
    ($3.00 per share) in July and
    September 1994 for cash of
    $2,474,522 and conversion of debt
    and accrued interest totaling
    $1,028,274, net of offering costs
    of $58,871........................  1,167,595    3,502,796          --       --       --        --    (58,871)
  Issuance of warrants to purchase
    10,500 shares of Series C
    preferred stock, in July 1994,
    exercisable at $3.00 per share....         --           --          --       --   10,500        --         --
  Issuance of common stock to
    employees for options exercised
    ($0.09 per share), in January and
    July 1994.........................         --           --      19,226       19       --        --      1,710
  Issuance of common stock to an
    officer for cash ($0.375 per
    share), in July 1994..............         --           --     133,333      133       --        --     49,867
  Issuance of common stock to an
    officer, in exchange for services
    in accordance with employment
    agreement ($0.128 per share), in
    August 1994.......................         --           --     124,705      125       --        --     15,830
  Issuance of common stock to
    consultants for services ($0.375
    per share), in August 1994........         --           --       7,333        7       --        --      2,744
  Issuance of common stock to
    employees for options exercised
    ($0.15 per share), in July and
    November 1994.....................         --           --       4,805        5       --        --        716
  Net income (loss)...................         --           --          --       --       --        --         --
                                        ---------   ----------   ---------   ------   ------   -------    -------
                                        4,313,162   $7,893,800   1,040,840   $1,041   10,500   $    --    $12,371
                                        =========   ==========   =========   ======   ======   =======    =======

                                             STOCKHOLDERS' DEFICIT
                                        -------------------------------
                                                              DEFICIT
                                                            ACCUMULATED
                                         TREASURY STOCK     DURING THE
                                        -----------------   DEVELOPMENT
                                        SHARES    AMOUNT       STAGE
                                        -------   -------   -----------
BALANCES, December 31, 1992...........       --   $    --   $  (832,245)
  Issuance of Series B preferred stock
    ($1.50 per share) in January 1993
    for cash of $3,143,140 and
    conversion of debt of $717,864,
    net of offering costs of
    $27,524...........................       --        --            --
  Net income (loss)...................       --        --    (1,999,831)
                                        -------   -------   -----------
BALANCES, December 31, 1993...........       --        --    (2,832,076)
  Issuance of Series C preferred stock
    ($3.00 per share) in July and
    September 1994 for cash of
    $2,474,522 and conversion of debt
    and accrued interest totaling
    $1,028,274, net of offering costs
    of $58,871........................       --        --            --
  Issuance of warrants to purchase
    10,500 shares of Series C
    preferred stock, in July 1994,
    exercisable at $3.00 per share....       --        --            --
  Issuance of common stock to
    employees for options exercised
    ($0.09 per share), in January and
    July 1994.........................       --        --            --
  Issuance of common stock to an
    officer for cash ($0.375 per
    share), in July 1994..............       --        --            --
  Issuance of common stock to an
    officer, in exchange for services
    in accordance with employment
    agreement ($0.128 per share), in
    August 1994.......................       --        --            --
  Issuance of common stock to
    consultants for services ($0.375
    per share), in August 1994........       --        --            --
  Issuance of common stock to
    employees for options exercised
    ($0.15 per share), in July and
    November 1994.....................       --        --            --
  Net income (loss)...................       --        --    (3,316,224)
                                        -------   -------   -----------
                                             --   $    --   $(6,148,300)
                                        =======   =======   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
      FOR THE PERIOD FROM INCEPTION (MARCH 22, 1991) TO DECEMBER 31, 1996

                                                                                STOCKHOLDERS' (DEFICIT) EQUITY
                                                MANDATORILY          -----------------------------------------------------
                                                REDEEMABLE
                                                CONVERTIBLE                                  OPTIONS AND
                                              PREFERRED STOCK           COMMON STOCK           WARRANTS        ADDITIONAL
                                         -------------------------   ------------------   ------------------     PAID-IN
                                           SHARES        AMOUNT       SHARES     AMOUNT    SHARES    AMOUNT      CAPITAL
                                         ----------   ------------   ---------   ------   --------   -------   -----------
BALANCES, December 31, 1994............   4,313,162   $  7,893,800   1,040,840   $1,041     10,500   $    --   $    12,371
 Issuance of warrants in March 1995, to
   purchase 149,998 shares of common
   stock, exercisable at $0.75 per
   share for five years, in connection
   with the issuance of debt, for a
   purchase price of $0.015 per
   warrant.............................          --             --          --      --     149,998     2,250            --
 Issuance of Series C preferred stock
   ($3.00 per share) in April 1995 in
   conversion of accrued interest of
   $41,950.............................      13,979         41,950          --      --          --        --            --
 Issuance of Series D preferred stock
   ($6.00 per share) in April 1995 for
   cash of $2,000,000 and conversion of
   debt of $1,797,732, net of offering
   costs of $28,819....................     632,951      3,797,732          --      --          --        --       (28,819)
 Issuance of warrants to purchase
   166,666 shares of common stock,
   exercisable at $1.50 per share for
   five years, in connection with the
   issuance of Series D preferred, in
   April 1995, for a purchase price of
   $.0015 per warrant..................          --             --          --      --     166,666       250            --
 Issuance of 90-day option to purchase
   166,667 shares of Series D preferred
   stock in April 1995, exercisable at
   $6 per share, in connection with the
   issuance of Series D preferred
   stock...............................          --             --          --      --     166,667        --            --
 Partial exercise of option ($6.00 per
   share) in August 1995 for Series D
   preferred stock.....................      33,333        200,000          --      --    (166,667)       --            --
 Issuance of Series E preferred stock
   ($6.00 per share) in June 1995 for
   cash of $1,500,000, net of offering
   costs of $28,963....................     250,000      1,500,000          --      --          --        --       (28,963)--
 Issuance of warrants to purchase
   308,666 shares of Series E preferred
   stock in June 1995, exercisable at
   $6.00 per share for one year, in
   connection with the issuance of
   Series E preferred stock, for a
   purchase price of $.0015 per
   warrant.............................          --             --          --      --     308,666       463            --
 Purchase of 33,333 shares of treasury
   stock for $1.50 per share for cash
   from a founder, in August 1995......          --             --          --      --          --        --            --
 Issuance of common stock to employees
   for options exercised ($.09 per
   share) in August and December
   1995................................          --             --      49,817      50          --        --         4,406
 Issuance of common stock to employees
   for options exercised ($.15 per
   share) in February, April, September
   and December 1995...................          --             --      33,321      33          --        --         4,964
 Issuance of common stock to employees
   ($1.50 per share) in August 1995 for
   cash................................          --             --      22,443      22          --        --        33,651
 Net income (loss).....................          --             --          --      --          --        --            --
                                         ----------   ------------   ---------   ------   --------   -------   -----------
BALANCES, December 31, 1995............   5,243,425   $ 13,433,482   1,146,421   $1,146    635,830   $ 2,963   $    (2,390)
                                         ==========   ============   =========   ======   ========   =======   ===========

                                          STOCKHOLDERS' (DEFICIT) EQUITY
                                         ---------------------------------
                                                                DEFICIT
                                                              ACCUMULATED
                                           TREASURY STOCK      DURING THE
                                         ------------------   DEVELOPMENT
                                         SHARES     AMOUNT       STAGE
                                         -------   --------   ------------
BALANCES, December 31, 1994............       --   $     --   $ (6,148,300)
 Issuance of warrants in March 1995, to
   purchase 149,998 shares of common
   stock, exercisable at $0.75 per
   share for five years, in connection
   with the issuance of debt, for a
   purchase price of $0.015 per
   warrant.............................       --         --             --
 Issuance of Series C preferred stock
   ($3.00 per share) in April 1995 in
   conversion of accrued interest of
   $41,950.............................       --         --             --
 Issuance of Series D preferred stock
   ($6.00 per share) in April 1995 for
   cash of $2,000,000 and conversion of
   debt of $1,797,732, net of offering
   costs of $28,819....................       --         --             --
 Issuance of warrants to purchase
   166,666 shares of common stock,
   exercisable at $1.50 per share for
   five years, in connection with the
   issuance of Series D preferred, in
   April 1995, for a purchase price of
   $.0015 per warrant..................       --         --             --
 Issuance of 90-day option to purchase
   166,667 shares of Series D preferred
   stock in April 1995, exercisable at
   $6 per share, in connection with the
   issuance of Series D preferred
   stock...............................       --         --             --
 Partial exercise of option ($6.00 per
   share) in August 1995 for Series D
   preferred stock.....................       --         --             --
 Issuance of Series E preferred stock
   ($6.00 per share) in June 1995 for
   cash of $1,500,000, net of offering
   costs of $28,963....................       --         --
 Issuance of warrants to purchase
   308,666 shares of Series E preferred
   stock in June 1995, exercisable at
   $6.00 per share for one year, in
   connection with the issuance of
   Series E preferred stock, for a
   purchase price of $.0015 per
   warrant.............................       --         --             --
 Purchase of 33,333 shares of treasury
   stock for $1.50 per share for cash
   from a founder, in August 1995......  (33,333)   (50,000)            --
 Issuance of common stock to employees
   for options exercised ($.09 per
   share) in August and December
   1995................................       --         --             --
 Issuance of common stock to employees
   for options exercised ($.15 per
   share) in February, April, September
   and December 1995...................       --         --             --
 Issuance of common stock to employees
   ($1.50 per share) in August 1995 for
   cash................................       --         --             --
 Net income (loss).....................       --         --     (3,341,984)
                                         -------   --------   ------------
BALANCES, December 31, 1995............  (33,333)  $(50,000)  $ (9,490,284)
                                         =======   ========   ============

  The accompanying notes to financial statements are an integral part of these statements.

                                                                                STOCKHOLDERS' (DEFICIT) EQUITY
                                                MANDATORILY          -----------------------------------------------------
                                                REDEEMABLE
                                                CONVERTIBLE                                  OPTIONS AND
                                              PREFERRED STOCK           COMMON STOCK           WARRANTS        ADDITIONAL
                                         -------------------------   ------------------   ------------------     PAID-IN
                                           SHARES        AMOUNT       SHARES     AMOUNT    SHARES    AMOUNT      CAPITAL
                                         ----------   ------------   ---------   ------   --------   -------   -----------
 Balances December 31, 1995............   5,243,425   $ 13,433,482   1,146,421   $1,146    635,830   $ 2,963   $    (2,390)
 Issuance of Series D Preferred Stock
   ($6.00 per share) for cash..........      16,666        100,000          --      --          --        --            --
 Issuance of common stock for options
   exercised ($0.15 per share).........          --             --     216,396     216          --        --        32,243
 Issuance of warrants to purchase 8,625
   shares of Series C preferred stock,
   in March 1996, exercisable at $6 per
   share...............................          --             --          --      --       8,625        --            --
 Issuance of common stock for warrants
   exercised ($6.00 per share) in
   April...............................          --             --     308,666     309    (308,666)     (463)    1,852,150
 Issuance of common stock for warrants
   exercised ($1.50 per share) in
   April...............................          --             --     166,666     167    (166,666)     (250)      250,082
 Issuance of common stock for warrants
   exercised ($0.75 per share) in
   April...............................          --             --     145,137     146    (149,998)   (2,250)       63,627
 Conversion of Mandatorily Redeemable
   Preferred Stock into shares of
   common stock in May.................  (5,260,091)   (13,533,482)  5,260,091   5,260          --        --    13,528,222
 Issuance of common stock upon an
   Initial Public Offering, net of
   offering costs of $2,060,483........          --             --   2,200,000   2,200          --        --    21,037,317
 Issuance of common stock to employees
   for options exercised ($0.53 per
   share) in September 1996............          --             --          69      --          --        --            37
 Issuance of common stock to employees
   for options exercised ($0.38 per
   share) in October and December
   1996................................          --             --         460      --          --        --           175
 Issuance of common stock to employees
   for options exercised ($0.75 per
   share) in October 1996..............          --             --          50      --          --        --            38
 Issuance of common stock to employees
   for options exercised ($0.09 per
   share) in October 1996..............          --             --       3,666       4          --        --           326
 Net income (loss).....................          --             --          --      --          --        --            --
                                         ----------   ------------   ---------   ------   --------   -------   -----------
BALANCES, December 31, 1996............          --   $         --   9,447,622   $9,448     19,125   $    --   $36,761,827
                                         ==========   ============   =========   ======   ========   =======   ===========

                                          STOCKHOLDERS' (DEFICIT) EQUITY
                                         ---------------------------------
                                                                DEFICIT
                                                              ACCUMULATED
                                           TREASURY STOCK      DURING THE
                                         ------------------   DEVELOPMENT
                                         SHARES     AMOUNT       STAGE
                                         -------   --------   ------------
 Balances December 31, 1995............  (33,333)  $(50,000)  $ (9,490,284)
 Issuance of Series D Preferred Stock
   ($6.00 per share) for cash..........       --         --             --
 Issuance of common stock for options
   exercised ($0.15 per share).........       --         --             --
 Issuance of warrants to purchase 8,625
   shares of Series C preferred stock,
   in March 1996, exercisable at $6 per
   share...............................       --         --             --
 Issuance of common stock for warrants
   exercised ($6.00 per share) in
   April...............................       --         --             --
 Issuance of common stock for warrants
   exercised ($1.50 per share) in
   April...............................       --         --             --
 Issuance of common stock for warrants
   exercised ($0.75 per share) in
   April...............................       --         --             --
 Conversion of Mandatorily Redeemable
   Preferred Stock into shares of
   common stock in May.................       --         --             --
 Issuance of common stock upon an
   Initial Public Offering, net of
   offering costs of $2,060,483........       --         --             --
 Issuance of common stock to employees
   for options exercised ($0.53 per
   share) in September 1996............       --         --             --
 Issuance of common stock to employees
   for options exercised ($0.38 per
   share) in October and December
   1996................................       --         --             --
 Issuance of common stock to employees
   for options exercised ($0.75 per
   share) in October 1996..............       --         --             --
 Issuance of common stock to employees
   for options exercised ($0.09 per
   share) in October 1996..............       --         --             --
 Net income (loss).....................       --         --     (4,160,090)
                                         -------   --------   ------------
BALANCES, December 31, 1996............  (33,333)  $(50,000)  $(13,650,374)
                                         =======   ========   ============

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      1994         1995         1996
                                                   ----------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................  $(3,316,224) $(3,341,984) $(4,160,090)
  Adjustments to reconcile net income (loss) to
     net cash used in operating activities:
     Depreciation and amortization...............     165,311      324,140      404,082
     Loss from operations of joint venture.......          --      164,136      669,025
     Interest expense paid in preferred stock....      28,274       41,950           --
     Common stock issued for research and
       development and general and administrative
       expenses..................................      18,706           --           --
     Preferred stock offering costs charged to
       expense...................................          --           --           --
     Changes in
       Accounts receivable.......................     (10,189)     (81,979)         452
       Inventory.................................      15,819      (28,937)         318
       Prepaid expenses and other assets.........     (17,519)     (83,932)       1,347
       Accounts payable..........................     (27,103)      54,318       90,095
       Accrued liabilities.......................     112,370      (20,774)     414,203
       Deferred revenue..........................          --           --      746,343
                                                   ----------   ----------   ----------
          Net cash used in operating
            activities...........................  (3,030,555)  (2,973,062)  (1,834,225)
                                                   ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of available-for-sale securities......  (8,084,879)  (8,326,912)  (25,717,811)
  Sale of available-for-sale securities..........   8,181,218    6,985,778   12,750,909
  Purchases of property and equipment............    (925,892)    (305,829)  (9,759,156)
  Construction in progress payables..............          --           --    2,043,294
  Issuance of notes receivable from founder......          --     (152,066)          --
  Payment of note receivable from founder........          --           --      152,066
  Investment in joint venture....................          --     (300,000)    (533,161)
  Patent costs...................................     (46,773)     (57,186)     (61,762)
                                                   ----------   ----------   ----------
          Net cash used in investing
            activities...........................    (876,326)  (2,156,215)  (21,125,621)
                                                   ----------   ----------   ----------

                                                    FOR THE PERIOD
                                                    FROM INCEPTION
                                                   (MARCH 22, 1991)
                                                   TO DECEMBER 31,
                                                         1996
                                                   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................  $    (13,650,374)
  Adjustments to reconcile net income (loss) to
     net cash used in operating activities:
     Depreciation and amortization...............           965,039
     Loss from operations of joint venture.......           833,161
     Interest expense paid in preferred stock....            70,224
     Common stock issued for research and
       development and general and administrative
       expenses..................................            29,922
     Preferred stock offering costs charged to
       expense...................................             4,810
     Changes in
       Accounts receivable.......................           (91,716)
       Inventory.................................           (35,796)
       Prepaid expenses and other assets.........          (118,316)
       Accounts payable..........................           244,893
       Accrued liabilities.......................           572,012
       Deferred revenue..........................           746,343
                                                   ----------------
          Net cash used in operating
            activities...........................       (10,429,798)
                                                   ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of available-for-sale securities......       (45,852,742)
  Sale of available-for-sale securities..........        30,750,362
  Purchases of property and equipment............       (11,609,543)
  Construction in progress payables..............         2,043,294
  Issuance of notes receivable from founder......          (152,066)
  Payment of note receivable from founder........           152,066
  Investment in joint venture....................          (833,161)
  Patent costs...................................          (167,302)
                                                   ----------------
          Net cash used in investing
            activities...........................       (25,669,092)
                                                   ----------------

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                  FOR THE
                                                                                                   PERIOD
                                                                                                    FROM
                                                                                                 INCEPTION
                                                                                                 (MARCH 22,
                                                           FOR THE YEAR ENDED DECEMBER 31,        1991) TO
                                                        -------------------------------------   DECEMBER 31,
                                                           1994         1995         1996           1996
                                                        ----------   ----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock...........  $2,474,522   $3,700,000   $   100,000   $ 9,947,662
  Proceeds from issuance of common stock..............      52,450       43,126    25,296,557    25,443,508
  Proceeds from issuance of convertible notes
     payable..........................................   1,000,000    1,797,732            --     3,497,732
  Proceeds from issuance of notes payable.............     287,552      384,434       190,929       862,915
  Payments on notes payable...........................     (13,587)    (108,650)     (255,960)     (378,197)
  Stock issuance costs................................     (58,871)     (57,782)   (2,060,483)   (2,243,410)
  Payments on capital lease...........................      (3,275)      (5,592)       (7,119)      (15,986)
  Purchase of treasury stock from founder.............          --      (50,000)           --       (50,000)
  Issuance of warrants to purchase common or preferred
     stock............................................          --        2,963            --         2,963
                                                        ----------   ----------   -----------   -----------
          Net cash provided by financing activities...   3,738,791    5,706,231    23,263,924    37,067,187
                                                        ----------   ----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................    (168,090)     576,954       304,078       968,297
CASH AND CASH EQUIVALENTS, beginning of period........     255,355       87,265       664,219            --
                                                        ----------   ----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period..............  $   87,265   $  664,219   $   968,297   $   968,297
                                                        ==========   ==========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..............................  $    3,915   $   30,683   $    52,672   $    87,270
                                                        ==========   ==========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Conversion of notes payable and related accrued
     interest to preferred stock......................  $1,028,274   $1,839,682   $        --   $ 3,585,820
                                                        ==========   ==========   ===========   ===========
  Property purchased under capital leases.............  $   17,805   $       --   $        --   $    17,805
                                                        ==========   ==========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND DEVELOPMENT STAGE RISKS

     Bolder Technologies Corporation (the "Company") is a development-stage company that is currently involved in the design, development and marketing of new lead acid-based batteries based on its Thin Metal Film ("TMF") technology. The Company was incorporated in the state of Colorado on March 22, 1991 ("Inception") as Bolder Battery, Inc., and reincorporated as a Delaware corporation on November 19, 1993 and was subsequently renamed Bolder Technologies Corporation. Its activities to date have been primarily related to organization, raising capital, personnel recruitment, research and development, construction of its initial production line and marketing. The Company is located in Wheat Ridge, Colorado, and its customers to date are primarily United States companies and the United States government. Revenue recorded in 1995 and 1996 relates primarily to Small Business Innovation Research research and development agreements, a customer-funded research and development agreement and to sales of demonstration and evaluation units of the Company's product. The Company has not generated significant revenue from its battery product to date.

     The Company has incurred losses since its inception, and has an accumulated development stage deficit of $13,650,374 at December 31, 1996. The Company's operations are subject to certain development stage risks and uncertainties, some of which follow. The Company to date has not produced its battery in large volumes. The Company is currently testing and qualifying its commercial-volume production line; however such testing has not yet been completed. The Company must be able to produce its product in commercial quantities, and commercial acceptance of the Company's product will have to occur in the marketplace before the Company can attain successful operations. Further, during the period required to achieve successful operations, the Company may require additional financing which may not be available to it. The Company expects to incur significant losses in the future as it continues its research, product development efforts, and product testing and seeks to establish its manufacturing, sales and marketing capability. There can be no assurance that the Company will achieve or sustain significant revenues or profitability in the future.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Inventory

     Inventories are stated at the lower of cost (first-in, first-out basis) or market. Inventories consist of the following as of December 31, 1995 and 1996:

                                                               1995         1996
                                                              -------      -------
Raw materials...............................................  $21,141      $35,796
Work-in-process.............................................   14,973           --
                                                              -------      -------
                                                              $36,114      $35,796
                                                              =======      =======

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

  Property and Equipment

     Property and equipment are stated at cost and depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which are three to seven years. Depreciation and amortization expense for the years ended December 1994, 1995 and 1996 and since Inception was $165,311, $318,061, $395,027 and $955,984, respectively. Maintenance and

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

repairs are expensed as incurred and improvements are capitalized. Leasehold improvements are capitalized and amortized over the shorter of the lease term or their estimated useful life.

  Patents

     The Company capitalizes direct, external costs associated with patent applications and filings. Costs associated with successful applications are amortized over fourteen years beginning with the date of issue. Capitalized costs are written off at such time as it becomes known that an application will not be successful or when a particular patent is deemed to no longer be of value.

  Available-for-Sale Securities

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, debt and equity securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with the unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains or losses excluded from earnings and reported in a separate component of stockholders' equity.

     The Company's available-for-sale securities at December 31, 1995 and 1996, consist of United States Treasury bills and debt securities of United States government agencies and are classified as available-for-sale securities and reported at fair value. The fair market value of these securities approximates their amortized cost.

  Unaudited, Pro Forma Loss Per Common Share and Equivalent

     For the years ended December 31, 1994 and 1995, loss per share is not considered relevant as it differed materially from loss per common share and common equivalent share for the year ended December 31, 1996 as a result of the changes in the capital structure of the Company which occurred on the completion of its Initial Public Offering ("IPO") in May, 1996. Except as noted below, pro forma loss per common share and equivalents is computed using the sum of the weighted average number of shares of common stock (assuming conversion of the preferred stock had occurred on January 1, 1996). Common stock equivalent shares were not included as they are antidilutive, except as noted below. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalent shares issued by the Company at prices significantly below the public offering price during the twelve month period prior to the initial offering date (using the treasury stock method and the initial offering price of $10.50 per share) have been included in the calculation for periods prior to the IPO as if they were outstanding, regardless of whether they are antidilutive.

  Increase in Authorized Shares -- Reverse Stock Split

     In March 1996, the Board of Directors authorized an amendment to the Company's Restated Certificate of Incorporation that was effective May 3, 1996 (the "Effective Date"). The amendment increased the authorized shares of Common Stock to 25,000,000 shares and authorized the issuance of up to 5,000,000 of Preferred Stock, after canceling references to the series of Preferred Stock that were converted into Common Stock on the Effective Date. The amendment also authorized a 1.5 for

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1 reverse stock split. Common stock amounts, equivalent share amounts and per share amounts have been adjusted retroactively to give effect to the 1.5 for 1 reverse stock split.

  Concentration of Credit Risk

     The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash and short-term investment balances with financial institutions in the form of demand deposits and United States Treasury notes, Treasury bills, and debt securities of agencies of the United States government.

     The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Its accounts receivable balances are primarily domestic, and are due from agencies of the United States government. The Company had two principal customers which accounted for approximately 91% of its total revenue for the year ended December 31, 1996, and 79% of its trade accounts receivable at December 31, 1996.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of cash and cash equivalents, short-term trade receivables and payables and notes and capital lease payable. The carrying values of cash and cash equivalents and short-term trade receivables and payables approximate fair value. The fair value of notes and capital lease payable is estimated based on current rates available for similar debt with similar maturities and securities, and at December 31, 1996, approximates the carrying value.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards. SFAS No. 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note 12).

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) AVAILABLE-FOR-SALE SECURITIES

     The following is a summary of available-for-sale securities as of December 31, 1995 and 1996:

                                                                 1995         1996
                                                              ----------   -----------
U.S. government agency debt securities......................  $       --   $ 6,020,303
U.S. Treasury notes.........................................          --     9,082,077
U.S. Treasury bills.........................................   2,135,478            --
                                                              ----------   -----------
                                                              $2,135,478   $15,102,380
                                                              ==========   ===========

     Unrealized gains and losses on available-for-sale securities were immaterial as of December 31, 1995 and 1996.

     The amortized cost of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities.

          Less than 1 year..................................  $15,102,380
                                                              -----------
          Total debt securities.............................  $15,102,380
                                                              ===========

(4) MANDATORILY REDEEMABLE, CONVERTIBLE PREFERRED STOCK

     The Company was authorized to issue 5,781,962 shares of mandatorily redeemable, convertible preferred stock. All shares of redeemable preferred stock were converted to common stock upon the IPO. Preferred stock issuances from inception through the Effective Date, can be summarized as follows:

                                                                    DECEMBER 31,
                                                  -------------------------------------------------
                                                           1995                      1996
                                                  -----------------------   -----------------------
                                                   SHARES       AMOUNT       SHARES       AMOUNT
                                                  ---------   -----------   ---------   -----------
Preferred stock, $.001 par value,
  5,781,961 and 0 shares authorized,
    respectively, stated at redemption value --
       Series A convertible preferred stock,
         571,571 shares authorized, entitled to
         a preference in liquidation of
         $530,000...............................    571,564   $   530,000          --            --
       Series B convertible preferred stock,
         2,574,003 shares authorized, entitled
         to a preference in liquidation of
         $3,861,004.............................  2,574,003     3,861,004          --            --
       Series C convertible preferred stock,
         1,278,097 shares authorized, entitled
         to a preference in liquidation of
         $3,544,746.............................  1,181,574     3,544,746          --            --
       Series D convertible preferred stock,
         799,622 shares authorized, entitled to
         a preference in liquidation of
         $3,997,732.............................    666,284     3,997,732          --            --
       Series E convertible preferred stock,
         558,666 shares authorized, entitled to
         a preference in liquidation of
         $1,500,000.............................    250,000     1,500,000          --            --
                                                  ---------   -----------   ---------   -----------
                                                  5,243,425   $13,433,482          --            --
                                                  =========   ===========   =========   ===========

     Each share of Preferred Stock was convertible, at the option of the holder, into one share of common stock. The conversion rate was subject to adjustment based on a formula to prevent

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

dilution. Each share of Preferred Stock was automatically converted into common stock immediately prior to the closing of the IPO.

     In October 1992, the Company borrowed $700,000 from existing stockholders which was converted into 466,666 shares of Series B Preferred Stock in January 1993 for $1.50 per share.

     In April 1994, the Company borrowed $1,000,000 from existing stockholders, which was converted into 333,333 shares of Series C Preferred Stock in July 1994, for $3.00 per share.

     In March 1995, the Company borrowed $1,797,750 from existing stockholders (the "Notes"). The Notes and accrued interest were convertible into Series C Preferred Stock of the Company at a conversion price of $3.00 per share and were interest bearing at 12% per annum. If on or before the maturity date of the Notes (September 1995), the Company sold a new series of Preferred Stock (Series
D), with proceeds greater than $1,500,000 without regard to the conversion of the Notes, the principal of the Notes would be automatically converted into Series D on the same terms and conditions that the Series D was purchased, and the accrued interest would be converted into Series C. In connection with the issuance of the Notes, the Company also issued warrants to purchase 149,998 shares of the Company's common stock, exercisable at a price of $0.75 per share, at a purchase price of $.015 per warrant. The value of the warrants was determined to be immaterial. In April 1995, this Note and accrued interest thereon of $41,950 were converted to 299,618 shares of Series D and 13,979 shares of Series C, respectively.

     In April 1995, the Company received cash proceeds of $2,000,250 in connection with the issuance of 333,333 shares of Series D to an investor for $6.00 per share and warrants to purchase 166,667 shares of the Company's common stock, exercisable at $1.50 per share, at a purchase price of $.0015 per warrant. The Company also granted an option to an investor which, for a 90-day period, allowed the investor to purchase up to 166,667 additional shares of Series D of the Company at an exercise price of $6.00 per share. In August 1995, the investor exercised this option by purchasing 33,333 shares of the Company's Series D at $6.00 per share. The unexercised portion of this option expired.

     In August 1995, the Company repurchased from a founder of the Company 33,333 shares of the Company's common stock for $1.50 per share, its then fair market value. Such stock has been reflected as treasury stock in the accompanying balance sheet as of December 31, 1995.

     In January 1996, the Company issued an additional 16,666 shares of the Company's Series D Preferred Stock for $6.00 per share to an investor.

     Effective May 12, 1996 the outstanding shares of Redeemable Preferred Stock were converted into 5,260,091 shares of the Company's common stock in accordance with their terms.

     In connection with the original agreement with Johnson Controls Battery Group, Inc. ("Johnson Controls") a Wisconsin corporation, on June 26, 1995, Johnson Controls purchased 250,000 shares of the Company's Series E Preferred stock, which were converted into 250,000 shares common stock at the time of the Company's initial public offering in May 1996. In addition Johnson Controls exercised warrants to purchase an additional 308,666 shares of Series E of the Company's preferred stock in April 1996 at an exercise price of $6.00 per share. The Series E Preferred Stock also was converted to common stock at the time of the Company's initial public offering.

(5) STOCKHOLDERS' EQUITY

     On May 6, 1996, the Company successfully completed an initial public offering of 2,200,000 shares of common stock at $10.50 per share. The Board of Directors authorized an amendment to the

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company's Restated Certificate which increased the authorized shares of common stock to 25,000,000 shares and authorized issuance of up to 5,000,000 of Preferred Stock. The amendment was filed on May 3, 1996.

  Splits

     In August 1991, the Company declared a 1.17648 to 1 split of Series A. The Company also reduced the par value of its common stock and Series A from $0.01 per share to $0.0085 per share. Prior to November 1993, the Company was incorporated as a Colorado corporation. In November 1993, the Company reincorporated as a Delaware corporation. In connection therewith, each share of Colorado corporation common and preferred stock was converted into 2.75 shares of the corresponding Delaware corporation common and preferred stock. In addition, outstanding options to purchase shares of common stock in the Colorado corporation were adjusted to purchase 2.75 shares of common stock in the Delaware corporation. The Company also reduced the par value of its common and preferred stock to $0.001 per share.

     In March 1996, the Company declared a 1.5 for 1 reverse split, which was effective on May 3, 1996. All share and per share amounts listed in the accompanying financial statements and notes for all periods presented have been adjusted to reflect these stock splits.

  1996 Equity Incentive Plan

     In March 1996, the Company adopted the 1996 Equity Incentive Plan (the "Equity Incentive Plan"). The Equity Incentive Plan is a successor to, and restatement of, the Company's 1992 Incentive Stock Option Plan and its 1992 Non-Qualified Stock Option Plan (the "1992 Plans"). The Equity Incentive Plan provides for the following types of stock-based awards: incentive stock options for employees (including officers and employee directors); nonstatutory stock options for employees (including officers and non-employee directors), directors and consultants; and restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee directors) and consultants. As of December 31, 1996, no grants of stock bonuses or stock appreciation rights have been made.

     The Company has reserved 1,080,836 shares of its Common Stock for future issuance under the Equity Incentive Plan at December 31, 1996.

  Employee Stock Purchase Plan

     In March 1996, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 40,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

     Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors for at least 20 hours of service per week and are employed by the Company or a subsidiary of the Company designated by the Board for at least five months of service per calendar year. Employees who participate in an offering can have up to 10% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. Subsequent to December 31, 1996, 10,085 shares of common stock were issued related to employee participation in 1996.

  Statement of Financial Accounting Standards No. 123 ("SFAS") 123

     SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans for employees and directors under APB 25. The Company recorded no compensation expense during 1995 and 1996 related to APB 25. Accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during 1995 and 1996, using the Black-Scholes pricing model and the following weighted average assumptions:

                                                                1995           1996
                                                              ---------      ---------
Risk-free interest rate.....................................       6.3%           6.1%
Expected dividend yield.....................................       0.0%           0.0%
Expected lives outstanding..................................  6.0 years      5.2 years
Expected volatility.........................................     51.71%         51.71%

     To estimate lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested and the Company had completed an initial public offering of its common stock. All options are initially assumed to vest. Cumulative compensation costs recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. The expected volatility was based on an approximation of the Company's volatility since its initial public offering. Actual volatility of the Company's common stock varies. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

     The total fair value of options granted was computed to be approximately $8,000 and $276,000 for the years ended December 31, 1995 and 1996, respectively. These amounts are amortized ratably over the vesting periods of the options or recognized at date of grant if no vesting period is required. Pro forma stock-based compensation, net of the effect of forfeitures, was $8,000 and $253,000 for 1995 and 1996, respectively.

     In addition to the options, there was approximately $29,000 of compensation related to the Purchase Plan. The shares were valued assuming a 51.71% volatility factor and a 5.0% risk free interest rate.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and pro forma net loss per common share would have been reported as follows:

                                                                         1995         1996
                                                                      ----------   ----------
Net loss:  As reported.............................................   (3,341,984)  (4,160,090)
                                                                      ==========   ==========
           Pro forma...............................................   (3,349,984)  (4,413,090)
                                                                      ==========   ==========
EPS:       As reported (Note 2)....................................           --        $(.48)
                                                                      ==========   ==========
           Pro forma (Note 2)......................................           --        $(.51)
                                                                      ==========   ==========

     Weighted average shares used to calculate pro forma net loss per share were determined as described in Note 2, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future service periods and not yet recognized as pro forma expense.

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     A summary of stock options from inception through December 31, 1996 is presented below:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                                          EXERCISE
                                                               SHARES      PRICE
                                                              --------    --------
BALANCES, as of December 31, 1991...........................        --         --
  Granted...................................................   286,891     $ 0.12
                                                              --------
BALANCES, as of December 31, 1992...........................   286,891     $ 0.12
  Granted...................................................   501,405     $ 0.15
  Canceled..................................................       (66)    $ 0.15
                                                              --------
BALANCES, as of December 31, 1993...........................   788,230     $ 0.14
  Granted...................................................   392,553     $ 0.32
  Canceled..................................................  (116,501)    $ 0.15
  Exercised.................................................  (282,069)    $ 0.25
                                                              --------
BALANCES, as of December 31, 1994...........................   782,213     $ 0.19
  Granted...................................................   106,358     $ 1.41
  Canceled..................................................   (80,701)    $ 0.15
  Exercised.................................................   (83,138)    $ 0.12
                                                              --------
BALANCES, as of December 31, 1995...........................   724,732     $ 0.38
  Granted...................................................   494,399     $10.56
  Canceled..................................................  (110,740)    $ 0.63
  Exercised.................................................  (220,641)    $ 0.15
                                                              --------
BALANCES, as of December 31, 1996...........................   887,750     $ 6.07
                                                              ========
Weighted average fair value of options granted --
     1995...................................................               $ 0.79
                                                                           ======
     1996...................................................               $ 5.55
                                                                           ======

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about the options outstanding at December 31, 1996:

                                            OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                    ------------------------------------   ----------------------
                                                   WEIGHTED
                                                    AVERAGE     WEIGHTED                 WEIGHTED
                                      NUMBER       REMAINING    AVERAGE      NUMBER      AVERAGE
                                    OUTSTANDING   CONTRACTUAL   EXERCISE   EXERCISABLE   EXERCISE
     RANGE OF EXERCISE PRICES       AT 12/31/96      LIFE        PRICE     AT 12/31/96    PRICE
     ------------------------       -----------   -----------   --------   -----------   --------
$.09-$.15.........................    184,537      6.8 years     $  .14       92,137      $ .13
$.38-$.75.........................    170,238      7.6 years        .40      157,283        .39
$1.50.............................     93,344      8.5 years       1.50       24,087       1.50
$6.00.............................    105,295      9.2 years       6.00           --         --
$10.50-$14.88.....................    334,336      9.6 years      12.65           --         --
                                      -------                                -------      -----
          Total...................    887,750      9.0 years       6.07      273,507      $ .40
                                      =======                                =======      =====

     As part of an employment agreement, during 1994 an executive purchased 133,333 shares of common stock at its fair market value of $0.375 per share. Such stock is restricted stock, and may be repurchased by the Company in certain circumstances.

(6) JOINT VENTURE AND LICENSE AGREEMENTS

     In June 1995, the Company and Johnson Controls formed a joint venture, Johnson Controls/Bolder LLC (the "Joint Venture"), to develop high volume manufacturing technology for TMF batteries, to commercialize the TMF technology and to promote the TMF technology in the hybrid electric vehicle market. In July 1996, having substantially completed its primary objective of developing the high volume manufacturing technology, the Company and Johnson Controls agreed to discontinue the Joint Venture and separately implement TMF battery manufacturing facilities to best meet the unique requirements of the markets addressed by each. This agreement to discontinue the Joint Venture was formalized on January 22, 1997, but made effective as of July 31, 1996. From inception until it was terminated, the Joint Venture was primarily engaged in the research and development of the manufacturing process for TMF batteries and did not generate any significant revenues. Assets and liabilities of the Joint Venture at the date of termination were considered to be the property of the Company, or were considered to be advance payments on the technology transfer agreement entered into between the Company and Johnson Controls.

     From the inception of the Joint Venture, through the effective date of its termination, July 31, 1996, the Company accounted for its investment in the Joint Venture using the equity method, and recorded its share of the Joint Venture's losses. For the year ended December 31, 1995 and 1996, respectively, the Company recorded $164,136 and $669,025, of such losses ($833,161 from Inception). Subsequent to July 31, 1996, the Company recorded all of the expense related to the activities formerly conducted by the Joint Venture.

     Substantially all of the Joint Venture's research and development and general and administrative expenses represent charges from the Company and Johnson Controls for services provided to the Joint Venture. For the years ended December 31, 1995 and 1996, the Company charged $215,000 and $900,000, respectively, of such costs to the Joint Venture. Of the 1996 amounts, approximately $720,000 represent research and development charges and $180,000 represent general and administrative charges.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the termination of the Joint Venture and the restructuring of the relationship between the Company and Johnson Controls, the Company agreed to engage in technology transfer services which will allow Johnson Controls to deploy TMF technology in specified markets in commercial quantities. In exchange for services to be performed under the technology transfer agreement, the Company received the net assets of the Joint Venture, which it has recorded as deferred revenue at December 31, 1996. Johnson Controls has also made a cash payment to the Company in 1997 in exchange for technology transfer services to be performed by the Company.

     In addition, the Company granted JCI a license to make and sell TMF batteries in markets related to auto/truck primary starting, hybrid electric vehicles, lawn and garden equipment starting, motorcycle starting and uninterruptible power supply. The Company will receive royalties on all units sold by Johnson Controls into these markets which incorporate the Company's TMF technology, subject to certain minimum royalties payable each year. The Company and Johnson Controls also entered into a cross supply agreement pursuant to which they will supply each other with TMF battery products.

(7) NOTES AND CAPITAL LEASE PAYABLE

     The Company has entered into a senior loan and security agreement (the "Agreement") whereby the Company may borrow, in one or more borrowings, an amount not to exceed $1,500,000 in the aggregate. At December 31, 1996, cumulative borrowings under the Agreement totaled $862,915. The Company has granted a first perfected security interest in certain of its equipment, machinery and fixtures as collateral to these borrowings. At December 31, 1996, the total remaining commitment under this Agreement is approximately $637,085.

     The notes payable under the Agreement at December 31, 1995 and 1996, bear interest at 10.01%, are due in varying dates through December 1998, and require monthly payments of principal and interest totaling $27,673.

     In connection with the Agreement, the Company issued warrants to the lender. Under the terms of the warrants, the lender may acquire up to 10,500 shares and 8,625 shares of the Company's Common Stock for $3.00 and $6.00 per share, respectively.

     The aggregate maturities of the notes and capital lease payable are as follows:

1997........................................................  $272,360
1998........................................................   180,960
1999........................................................    33,217
                                                              --------
                                                              $486,537
                                                              ========

(8) RELATED PARTY TRANSACTIONS

     During 1995, the Company entered into various notes receivable agreements totaling $150,000 with a founder of the Company. The notes bear interest at 6.04% per annum, the applicable Federal rate of interest at the date the note was signed. This amount was paid in full in May 1996.

     As discussed in Note 3, the Company has entered into various bridge loans provided by stockholders, which have been converted into preferred stock.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(9) COMMITMENTS AND CONTINGENCIES

     The Company leases its current office space under a month-to-month lease agreement. The Company has also entered into an eleven-year lease with two five-year renewal options for a new facility for its commercial-quantity battery production line which is currently under construction. The Company also leases certain office equipment under lease agreements which terminate in 1999. Future minimum commitments under these leases are as follows:

1997........................................................  $  422,428
1998........................................................     605,494
1999........................................................     601,592
2000........................................................     586,342
2001........................................................     553,896
Thereafter..................................................   2,989,100
                                                              ----------
                                                              $5,758,852
                                                              ==========

     Monthly rental payments for the Company's office space are approximately $13,000. Rent expense for the years ended December 31, 1994, 1995 and 1996 and from inception was $99,879, $158,341, and $167,726 and $503,711, respectively.

     The Company has entered into employment agreements with certain executives that provide for specified severance payments should the Company terminate the executive's employment with the Company, other than for cause. The amount to be paid is subject to reduction in certain circumstances.

     In February 1996, the JV committed to the construction of a commercial volume battery production line. The Company was required to contribute 50% of the capital required to fund such line. In July 1996, the Company assumed responsibility for 100% of the capital required to complete the construction of the production line. The estimated cost of construction of this line is $9,750,000. In addition to amounts recorded at December 31, 1996, the Company is committed to fund approximately $850,000 in 1997 related to this production line.

     The Company is subject to certain environmental and other regulations primarily administered by the United States Environmental Protection Agency and various state agencies. Management of the Company believes it has complied with all material aspects associated with these regulations.

     The Company is subject to various claims and business disputes in the ordinary course of business. Management does not anticipate that the ultimate outcome of these issues will have a material impact on the Company's financial position or results of operations.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(10) ACCRUED COMPENSATION AND OTHER ACCRUED LIABILITIES

     The components of accrued compensation and other accrued liabilities are as follows:

                                                                1995        1996
                                                              --------    --------
Accrued vacation............................................  $ 63,775    $ 86,262
Executive salaries payable..................................    19,328          --
Employee stock purchase plan payable........................        --      90,157
Property taxes payable......................................    18,000      33,674
Accrued commissions and bonuses.............................    14,018     264,000
Employee annuities payable..................................    11,211       4,192
Wages payable...............................................     4,926      10,116
Other.......................................................     8,687      65,747
                                                              --------    --------
                                                              $139,945    $554,148
                                                              ========    ========

(11) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) plan under which eligible employees may defer up to 15% of their compensation. The Company may make matching contributions and discretionary contributions if approved by the Board of Directors. For 1994, 1995, 1996 and since inception, no employer matching or discretionary contributions were made to the Plan.

(12) INCOME TAXES

     From its inception, the Company has generated losses for both financial reporting and tax purposes. The Federal tax benefit of the net operating loss carryforward is approximately $4,500,000 as of December 31, 1996. This deferred tax asset related to this benefit has been fully offset by a valuation allowance as it does not satisfy the realization criteria set forth in SFAS No. 109, due to the Company's history of operating losses.

     For income tax return reporting purposes, the Company may utilize approximately $13,400,000 of net operating loss carryforwards which expire at various dates through the year 2011. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including changes in ownership interests. In addition, the Company has certain research and development credits available to it.

(13) SIGNIFICANT CUSTOMERS

     Below is a listing of major customers, each of which comprised more than 10% of revenue:

                                                             1995                 1996
                                                       -----------------   ------------------
                                                       AMOUNT    PERCENT    AMOUNT    PERCENT
                                                       -------   -------   --------   -------
United States Government SBIR Contract...............  $66,667     63%     $ 72,458     15%
Customer 2...........................................       --      --     $360,000     76%
Customer 3...........................................   33,596     32%           --      --

[Photograph of push-button-start military field generator and rendering of computer uninterruptible power supply with caption "TMF batteries may provide significant advantages for new products such as this push-button-start military field generator from Goodman-Ball or this unique computer uninterruptible power supply from Silverline."]

[Graphic of hybrid electric vehicle with caption "In the future, BOLDER TMF batteries may power a new generation of Hybrid Electric Vehicles. The Dodge Intrepid ESX is powered by a prototype BOLDER TMF battery system."]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary.....................
The Company............................
Risk Factors...........................
Use of Proceeds........................
Dividend Policy........................
Price Range of Common Stock............
Capitalization.........................
Dilution...............................
Selected Financial Data................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................
Business...............................
Management.............................
Certain Transactions...................
Principal and Selling Stockholders.....
Description of Capital Stock...........
Shares Eligible for Future Sale........
Underwriting...........................
Legal Matters..........................
Experts................................
Additional Information.................
Index to Financial Statements..........  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,600,000 SHARES

                                BOLDER TECH LOGO
                                  COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                                 DAIN BOSWORTH
                                  INCORPORATED
                                                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the Directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the Directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into indemnification agreements with each of its Directors and executive officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of the Company, and the Company maintains Directors' and officers' liability insurance.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and Directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registration in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee............................................  $ 13,138
NASD filing fee.............................................     4,836
Nasdaq application fee......................................    17,500
Printing and engraving expenses.............................    75,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   100,000
Transfer agent and registrar fees...........................     5,000
Miscellaneous...............................................     9,526
                                                              --------
          Total.............................................  $375,000
                                                              ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Since February 1, 1994, the Registrant has sold and issued the following unregistered securities:

          (1) During the period, the Registrant granted stock options to employees, consultants, Directors, officers and affiliates of the Registrant as provided below. From February 1, 1994 to December 31, 1994, the Registrant granted stock options under the 1992 Stock Option Plan covering an aggregate of 391,818 shares of Common Stock at an average exercise price of $.32 per share. In 1995, the Registrant granted stock options under the 1992 Stock Option Plan covering an aggregate of 106,358 shares of Common Stock at an average exercise price of $1.41 per share. These options vest over a period of time following their respective dates of grant. In August 1995, the Company issued a cash bonus to certain officers and employees a portion of the proceeds of which were used to purchase an aggregate of 22,443 shares of Common Stock pursuant to Stock Award Agreements dated August 31, 1995. In 1996, the Registrant granted stock options under the 1992 Stock Option Plan, as amended and restated as the 1996 Equity Incentive Plan in March 1996, covering an aggregate of 494,399 shares of Common Stock at an average exercise price of $10.56 per share. Since January 1, 1997, the Registrant has granted stock options under the 1996 Equity Incentive Plan covering an aggregate of 48,166 shares of Common Stock at an average exercise price of $15.50 per share. Each of these options vests over a period of time following their respective dates of grant. See "Equity Incentive Plans."

          (2) During the period, the Registrant sold to employees, Directors and affiliates of the Registrant: (i) 116,531 shares of Common Stock pursuant to the exercise of stock options at an exercise price of $.09 per share for cash in the aggregate amount of $6,373 and services valued at $4,125; (ii) an aggregate of 330,045 shares of Common Stock pursuant to the exercise of stock options at an exercise price of $.15 per share for cash in the aggregate amount of $33,735, and services valued at $15,772; (iii) an aggregate of 137,127 shares of Common Stock pursuant to the exercise of stock options at an exercise price of $.375 per share for cash in the aggregate amount of $51,423; (iv) an aggregate of 69 shares of Common Stock pursuant to the exercise of stock options at an exercise price of $.53 per share for cash in the aggregate amount of $36; and (v) an aggregate of 50 shares of Common Stock pursuant to the exercise of stock options at an exercise price of $.75 per share for cash in the aggregate amount of $38.

          (3) In July and September 1994, the Registrant sold to officers, Directors, and present stockholders, 1,167,595 shares of Series C Preferred Stock (convertible into the same number of shares of Common Stock) at $3.00 per share for consideration in the aggregate amount of $3,502,796, of which $2,474,522 was cash and $1,028,274 was in the form of a cancellation of indebtedness owed by the Registrant to certain of the Registrant's stockholders pursuant to promissory notes dated April 19, 1994.

          (4) In July 1994, the Registrant issued to Phoenix Leasing Incorporated ("Phoenix") pursuant to a Senior Loan and Security Agreement between the Registrant and Phoenix, dated as of July 29, 1994 ("Loan Agreement"), warrants to purchase 10,500 shares of Series C Preferred Stock (convertible into the same number of shares of Common Stock) at an exercise price of $3.00 per share in consideration of certain loan commitments pursuant to the Loan Agreement.

          (5) In March 1995, the Registrant sold to officers, Directors, present stockholders and two new investors, First Interstate Equity Corporation and Technology Funding: (i) promissory notes in the aggregate principal amount of $1,797,750 and (ii) warrants to purchase 150,000 shares of Common Stock at an exercise price of $.75 per share for an aggregate consideration of $2,250 in cash.

          (6) In May 1995, the Registrant sold to officers, Directors, present stockholders and a new investor, Freedom Ventures: (i) 13,979 shares of Series C Preferred Stock (convertible into the same number of shares of Common Stock) at $3.00 per share for consideration in the aggregate amount of $41,950 in the form of a cancellation of accrued interest owed by the Registrant to holders of its Series C Preferred Stock pursuant to promissory notes dated March 14, 1995; (ii) 632,951 shares of Series D Preferred Stock (convertible into the same number of shares of Common Stock) at $6.00 per share for consideration in the aggregate amount of $3,797,732, of which $1,000,000 was cash from Freedom Ventures and $1,000,000 was in the form of a promissory note issued by Freedom Ventures and $1,797,732 was in the form of cancellation of the principal amount of indebtedness owed by the Registrant to holders of its Series C Preferred Stock pursuant to promissory notes dated March 14, 1995; and (iii) a warrant to Freedom

     Ventures to purchase 166,666 shares of Common Stock at $1.50 per share for consideration in the aggregate amount of $250 in cash.

          (7) In June 1995, the Registrant sold to Johnson Controls (i) 250,000 shares of Series E Preferred Stock (convertible into the same number of shares of Common Stock) at $6.00 per share for consideration of $1,500,000 in cash; and (ii) warrants to purchase 308,666 shares of Series E Preferred Stock (convertible into the same number of shares of Common Stock) at an exercise price of $6.00 per share, in consideration of $463.

          (8) In August 1995 Freedom Ventures exercised an option to purchase 33,333 shares of Series D Preferred Stock at an exercise price of $6.00 per share. Freedom Ventures transferred those shares to Ms. Marguerite M. Paul in consideration of $6.00 per share.

          (9) In January 1996, the Registrant sold to RM Holdings, Inc., 16,666 shares of Series D Preferred Stock (convertible into the same number of shares of Common Stock) at $6.00 per share for consideration of $100,000 in cash.

          (10) In March 1996, the Registrant issued to Phoenix pursuant to the Loan Agreement warrants to purchase 8,625 shares of Series C Preferred Stock (convertible into the same number of shares of Common Stock) at an exercise price of $6.00 per share in consideration for certain loan commitments pursuant to the Loan Agreement. The warrant specifies that an additional 8,625 shares of Series C Preferred Stock shall be purchasable at a purchase price of $6.00 per share under the warrant as of the date the Registrant borrows above a specified amount pursuant to the Loan Agreement.

          (11) In April and May 1996, certain stockholders of the Company exercised warrants to purchase Common Stock in the following amounts and at the following exercise prices: (i) 308,666 shares at an exercise price of $6.00 per share; (ii) 166,666 shares at an exercise price of $1.50 per share; (iii) 145,128 shares at an exercise price of $0.75 per share (including 63,270 shares issued to certain stockholders pursuant to cashless exercises of warrants to purchase 68,138 shares).

          (12) In May 1996, in connection with the closing of the Company's initial public offering, 5,243,425 shares of the Company's Mandatorily Redeemable Preferred Stock automatically converted into an equal number of shares of Common Stock.

     With respect to the grant of stock options described in paragraphs 1 and 2 above, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

     The sales and issuances of securities in the transactions described in paragraphs (1) and (2) above were issued in transactions that were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701, or were deemed to be exempt pursuant to
Section 4(2) thereof.

     The shares and warrants issued in the transactions described in paragraphs
(4), (5), (7) and (9) above were issued in transactions that were exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     The sales and issuances of securities in the transactions described in paragraphs (1) through (3) and (5) through (9) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
          1.1            -- Form of Underwriting Agreement.
       3(i).1**          -- Restated Certificate of Incorporation.
       3(i).2**          -- Form of Restated Certificate of Incorporation to be filed upon the closing of the offering to which this
                            Registration Statement relates.
      3(ii).1**          -- Bylaws of the Registrant, as amended.
      3(ii).2**          -- Form of Restated Bylaws to be filed upon the closing of the offering to which this Registration Statement
                            relates.
          4.1**          -- Reference is made to Exhibits 3(i).1 through 3(ii).2.
          4.2**          -- Specimen Stock Certificate.
          5.1*           -- Opinion of Cooley Godward LLP.
         10.1**          -- Form of Indemnity Agreement to be entered into between
                            the Registrant and its Directors and officers, with
                            related schedule.
         10.2**          -- Registrant's 1996 Equity Incentive Plan (the "Option
                            Plan"), including forms of Options granted to employees
                            under the Option Plan and Options granted to non employee
                            Directors under the Option Plan.
         10.3**          -- Registrant's 1996 Employee Stock Purchase Plan.
         10.4**          -- Employment Agreement between Registrant and Daniel S.
                            Lankford, dated July 11, 1994.
         10.5**          -- Employment Agreement between Registrant and William E.
                            Younkes, dated April 1, 1993.
         10.6**          -- Employment Agreement Amendment between Registrant and
                            William E. Younkes, dated October 1, 1995.
         10.7**          -- Letter Agreement between Registrant and Joseph F.
                            Fojtasek, dated February 13, 1996.
         10.8**          -- Promissory Note executed by Tristan E. Juergens, dated
                            November 1, 1995.
         10.9**          -- Promissory Note executed by Tristan E. Juergens, dated
                            August 29, 1995.
         10.10**         -- Stock Purchase Agreement between Registrant and Tristan
                            E. Juergens, dated August 29, 1995.
         10.11**         -- Stock Award Agreement between Registrant and Tristan E.
                            Juergens, dated August 31, 1995.
         10.12**         -- Stock Award Agreement between Registrant and Robert F.
                            Nelson, dated August 31, 1995.
         10.13**         -- Stock Award Agreement between Registrant and Sandra
                            Schreiber, dated August 31, 1995.
         10.14**         -- Stock Award Agreement between Registrant and William E.
                            Younkes, dated August 31, 1995.
         10.15**         -- Note Purchase Agreement between Registrant and certain
                            parties named therein, dated April 19, 1994.

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
         10.16**         -- Series C Preferred Stock Purchase Agreement, dated July
                            19, 1994.
         10.17**         -- Supplemental Agreement to Series C Preferred Stock
                            Purchase Agreement between Registrant and certain parties
                            named therein, dated September 30, 1994.
         10.18**         -- Note and Warrant Purchase Agreement between Registrant
                            and certain parties named therein, dated March 14, 1995,
                            including forms of Convertible Promissory Note issued to
                            the parties and Stock Purchase Warrant issued to the
                            parties.
         10.19**         -- Series D Preferred Stock Purchase Agreement between
                            Registrant and certain parties named therein, dated May
                            24, 1995.
         10.20**         -- Guaranty Agreement between Registrant and Steven Paul,
                            dated May 24, 1995.
         10.21**         -- Stock Purchase Warrant issued to Freedom Ventures
                            Incorporated, dated May 24, 1995.
         10.22**         -- Letter Agreement between Registrant, Harold Scott and
                            certain parties named therein, dated January 18, 1996.
         10.23**         -- Series E Preferred Stock Purchase Agreement between
                            Registrant, Johnson Controls Battery Group, Inc. and
                            certain parties named therein, dated June 26, 1995.
         10.24**         -- Purchasers and Principal Stockholder Agreement between
                            Registrant, Tristan E. Juergens and certain parties named
                            therein, dated June 26, 1995.
         10.25**         -- Warrant to Purchase Shares of Series E Preferred Stock
                            issued to Johnson Controls Battery Group, Inc., dated
                            June 26, 1995.
         10.26**         -- Joint Venture Agreement between Registrant and Johnson
                            Controls Battery Group, Inc., dated June 26, 1995.
         10.27**         -- Johnson Controls/Bolder LLC Operating Agreement between
                            Registrant and Johnson Controls Battery Group, Inc.,
                            dated June 26, 1995.
         10.28**         -- BTC Johnson Controls License Agreement between Registrant and Johnson Controls Battery Group, Inc., dated June 26,
                            1995.
         10.29**         -- BTC JV License Agreement between Registrant and Johnson
                            Controls/Bolder LLC, dated June 26, 1995.
         10.30**         -- Johnson Controls JV Trade Name License Agreement between
                            Registrant, Johnson Controls/Bolder LLC and Johnson
                            Controls Battery Group, Inc., dated June 26, 1995.
         10.31**         -- JV BTC/Johnson Controls License Agreement between
                            Registrant, Johnson Controls Battery Group, Inc. and
                            Johnson Controls/Bolder LLC, dated June 26, 1995.
         10.32**         -- JV BTC/Johnson Controls Manufacturing and Supply
                            Agreement between Registrant, Johnson Controls Battery
                            Group, Inc. and Johnson/Bolder LLC, dated June 26, 1995.
         10.33**         -- Senior Loan and Security Agreement between Registrant and
                            Phoenix Leasing Incorporated, dated July 29, 1994
                            including forms of Warrant to Purchase Shares of Series C
                            Preferred Stock issued by Registrant to Phoenix Leasing
                            Incorporated and Promissory Notes issued to Phoenix
                            Leasing.
         10.34**         -- First Amendment to Purchase Agreement between Registrant and Phoenix Leasing Incorporated, dated July 29, 1994.

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
         10.35**         -- Service Agreement between Registrant and Chemical Waste
                            Management, Inc., dated October 19, 1993.
         10.36**         -- Lease Agreement between Registrant and Jefferson Park
                            West, dated December 13, 1993.
         10.37**         -- Lease Agreement between Registrant and Jefferson Park
                            West, dated November 14, 1994.
         10.38**         -- Agreement between Registrant and Wright Industries, dated
                            March 5, 1996.
         10.39**         -- Amendment to Purchase Agreement between Registrant,
                            certain stockholders of Registrant and Phoenix Leasing
                            Incorporated, dated March 21, 1996.
         10.40**         -- Warrant issued to Phoenix Leasing Incorporated, dated
                            March 25, 1996.
         10.41+***       -- Agreement by and among the Registrant, Johnson Controls
                            Battery Group, Inc. and Johnson Controls/Bolder LLC dated
                            as of July 31, 1996.
         10.42+***       -- Cross Supply Agreement between the Registrant and Johnson
                            Controls Battery Group, Inc. dated as of January 22,
                            1997.
         11.1**          -- Statement regarding calculation of net income (loss) per share.
         23.1            -- Consent of Arthur Andersen LLP, Independent Auditors.
         23.2*           -- Consent of Cooley Godward LLP. Reference is made to
                            Exhibit 5.1.
         23.3*           -- Consent of Davis, Graham & Stubbs LLP.
         24.1**          -- Power of Attorney. Reference is made to page II-7.
         27.1            -- Financial Data Schedule.
         99.1****        -- Amendments to 1996 Equity Incentive Plan, dated December
                            11, 1996.
         99.2****        -- Amendments to 1996 Equity Incentive Plan, dated January
                            30, 1997.

---------------

*    To be filed by amendment.

** Previously filed with the Commission as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-2500-D) and incorporated herein by reference.

*** Previously filed with the Commission as an exhibit to the Company's February 5, 1997 Form 8-K (Commission File No. 0-28060) and incorporated herein by reference.

**** Previously filed with the Commission as an exhibit to the Company's
     February 3, 1997 Form S-8 (file No. 333-20989) and incorporated herein by reference.

+ The Company has applied for confidential treatment with respect to certain portions of these exhibits.

     (b) Financial Statement Schedules.

                    NUMBER                                      DESCRIPTION
                    ------                                      -----------
                                                                    None


     All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or notes thereto.

ITEM 28. UNDERTAKINGS.

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Wheat Ridge, State of Colorado, on the 13th day of February, 1997.

                                            BOLDER TECHNOLOGIES CORPORATION

                                            By:    /s/ DANIEL S. LANKFORD
                                              ----------------------------------
                                                      Daniel S. Lankford
                                              Chief Executive Officer, President
                                                  and Chairman of the Board

     The undersigned directors and/or officers of the Registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Daniel S. Lankford and Joseph F. Fojtasek, and each of them, with full power of substitution, as attorneys-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

               /s/ DANIEL S. LANKFORD                  Chief Executive Officer, President   February 13, 1997
-----------------------------------------------------    and Chairman of the Board
                 Daniel S. Lankford                      (Principal Executive Officer)

               /s/ JOSEPH F. FOJTASEK                  Chief Financial Officer, Vice        February 13, 1997
-----------------------------------------------------    President of Finance and
                 Joseph F. Fojtasek                      Administration, Treasurer and
                                                         Secretary (Principal Financial
                                                         Officer)

                /s/ WILMER R. BOTTOMS                  Director                             February 13, 1997
-----------------------------------------------------
                  Wilmer R. Bottoms

               /s/ TRISTAN E. JUERGENS                 Director                             February 13, 1997
-----------------------------------------------------
                 Tristan E. Juergens

                 /s/ DAVID L. RIEGEL                   Director                             February 13, 1997
-----------------------------------------------------
                   David L. Riegel

                 /s/ CARL S. STUTTS                    Director                             February 13, 1997
-----------------------------------------------------
                   Carl S. Stutts

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
          1.1            -- Form of Underwriting Agreement.
       3(i).1**          -- Restated Certificate of Incorporation.
       3(i).2**          -- Form of Restated Certificate of Incorporation to be filed upon the closing of the offering to which this
                            Registration Statement relates.
      3(ii).1**          -- Bylaws of the Registrant, as amended.
      3(ii).2**          -- Form of Restated Bylaws to be filed upon the closing of the offering to which this Registration Statement
                            relates.
          4.1**          -- Reference is made to Exhibits 3(i).1 through 3(ii).2.
          4.2**          -- Specimen Stock Certificate.
          5.1*           -- Opinion of Cooley Godward LLP.
         10.1**          -- Form of Indemnity Agreement to be entered into between
                            the Registrant and its Directors and officers, with
                            related schedule.
         10.2**          -- Registrant's 1996 Equity Incentive Plan (the "Option
                            Plan"), including forms of Options granted to employees
                            under the Option Plan and Options granted to non employee
                            Directors under the Option Plan.
         10.3**          -- Registrant's 1996 Employee Stock Purchase Plan.
         10.4**          -- Employment Agreement between Registrant and Daniel S.
                            Lankford, dated July 11, 1994.
         10.5**          -- Employment Agreement between Registrant and William E.
                            Younkes, dated April 1, 1993.
         10.6**          -- Employment Agreement Amendment between Registrant and
                            William E. Younkes, dated October 1, 1995.
         10.7**          -- Letter Agreement between Registrant and Joseph F.
                            Fojtasek, dated February 13, 1996.
         10.8**          -- Promissory Note executed by Tristan E. Juergens, dated
                            November 1, 1995.
         10.9**          -- Promissory Note executed by Tristan E. Juergens, dated
                            August 29, 1995.
         10.10**         -- Stock Purchase Agreement between Registrant and Tristan
                            E. Juergens, dated August 29, 1995.
         10.11**         -- Stock Award Agreement between Registrant and Tristan E.
                            Juergens, dated August 31, 1995.
         10.12**         -- Stock Award Agreement between Registrant and Robert F.
                            Nelson, dated August 31, 1995.
         10.13**         -- Stock Award Agreement between Registrant and Sandra
                            Schreiber, dated August 31, 1995.
         10.14**         -- Stock Award Agreement between Registrant and William E.
                            Younkes, dated August 31, 1995.
         10.15**         -- Note Purchase Agreement between Registrant and certain
                            parties named therein, dated April 19, 1994.
         10.16**         -- Series C Preferred Stock Purchase Agreement, dated July
                            19, 1994.
         10.17**         -- Supplemental Agreement to Series C Preferred Stock
                            Purchase Agreement between Registrant and certain parties
                            named therein, dated September 30, 1994.

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
         10.18**         -- Note and Warrant Purchase Agreement between Registrant
                            and certain parties named therein, dated March 14, 1995,
                            including forms of Convertible Promissory Note issued to
                            the parties and Stock Purchase Warrant issued to the
                            parties.
         10.19**         -- Series D Preferred Stock Purchase Agreement between
                            Registrant and certain parties named therein, dated May
                            24, 1995.
         10.20**         -- Guaranty Agreement between Registrant and Steven Paul,
                            dated May 24, 1995.
         10.21**         -- Stock Purchase Warrant issued to Freedom Ventures
                            Incorporated, dated May 24, 1995.
         10.22**         -- Letter Agreement between Registrant, Harold Scott and
                            certain parties named therein, dated January 18, 1996.
         10.23**         -- Series E Preferred Stock Purchase Agreement between
                            Registrant, Johnson Controls Battery Group, Inc. and
                            certain parties named therein, dated June 26, 1995.
         10.24**         -- Purchasers and Principal Stockholder Agreement between
                            Registrant, Tristan E. Juergens and certain parties named
                            therein, dated June 26, 1995.
         10.25**         -- Warrant to Purchase Shares of Series E Preferred Stock
                            issued to Johnson Controls Battery Group, Inc., dated
                            June 26, 1995.
         10.26**         -- Joint Venture Agreement between Registrant and Johnson
                            Controls Battery Group, Inc., dated June 26, 1995.
         10.27**         -- Johnson Controls/Bolder LLC Operating Agreement between
                            Registrant and Johnson Controls Battery Group, Inc.,
                            dated June 26, 1995.
         10.28**         -- BTC Johnson Controls License Agreement between Registrant and Johnson Controls Battery Group, Inc., dated June 26,
                            1995.
         10.29**         -- BTC JV License Agreement between Registrant and Johnson
                            Controls/Bolder LLC, dated June 26, 1995.
         10.30**         -- Johnson Controls JV Trade Name License Agreement between
                            Registrant, Johnson Controls/Bolder LLC and Johnson
                            Controls Battery Group, Inc., dated June 26, 1995.
         10.31**         -- JV BTC/Johnson Controls License Agreement between
                            Registrant, Johnson Controls Battery Group, Inc. and
                            Johnson Controls/Bolder LLC, dated June 26, 1995.
         10.32**         -- JV BTC/Johnson Controls Manufacturing and Supply
                            Agreement between Registrant, Johnson Controls Battery
                            Group, Inc. and Johnson/Bolder LLC, dated June 26, 1995.
         10.33**         -- Senior Loan and Security Agreement between Registrant and
                            Phoenix Leasing Incorporated, dated July 29, 1994
                            including forms of Warrant to Purchase Shares of Series C
                            Preferred Stock issued by Registrant to Phoenix Leasing
                            Incorporated and Promissory Notes issued to Phoenix
                            Leasing.
         10.34**         -- First Amendment to Purchase Agreement between Registrant and Phoenix Leasing Incorporated, dated July 29, 1994.
         10.35**         -- Service Agreement between Registrant and Chemical Waste
                            Management, Inc., dated October 19, 1993.
         10.36**         -- Lease Agreement between Registrant and Jefferson Park
                            West, dated December 13, 1993.

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
         10.37**         -- Lease Agreement between Registrant and Jefferson Park
                            West, dated November 14, 1994.
         10.38**         -- Agreement between Registrant and Wright Industries, dated
                            March 5, 1996.
         10.39**         -- Amendment to Purchase Agreement between Registrant,
                            certain stockholders of Registrant and Phoenix Leasing
                            Incorporated, dated March 21, 1996.
         10.40**         -- Warrant issued to Phoenix Leasing Incorporated, dated
                            March 25, 1996.
         10.41+***       -- Agreement by and among the Registrant, Johnson Controls
                            Battery Group, Inc. and Johnson Controls/Bolder LLC dated
                            as of July 31, 1996.
         10.42+***       -- Cross Supply Agreement between the Registrant and Johnson
                            Controls Battery Group, Inc. dated as of January 22,
                            1997.
         11.1**          -- Statement regarding calculation of net income (loss) per share.
         23.1            -- Consent of Arthur Andersen LLP, Independent Auditors.
         23.2*           -- Consent of Cooley Godward LLP. Reference is made to
                            Exhibit 5.1.
         23.3*           -- Consent of Davis, Graham & Stubbs LLP.
         24.1**          -- Power of Attorney. Reference is made to page II-7.
         27.1            -- Financial Data Schedule.
         99.1****        -- Amendments to 1996 Equity Incentive Plan, dated December
                            11, 1996.
         99.2****        -- Amendments to 1996 Equity Incentive Plan, dated January
                            30, 1997.

---------------

*    To be filed by amendment.

** Previously filed with the Commission as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-2500-D) and incorporated herein by reference.

*** Previously filed with the Commission as an exhibit to the Company's February 5, 1997 Form 8-K (Commission File No. 0-28060) and incorporated herein by reference.

**** Previously filed with the Commission as an exhibit to the Company's
     February 3, 1997 Form S-8 (file No. 333-20989) and incorporated herein by reference.

+ The Company has applied for confidential treatment with respect to certain portions of these exhibits.